    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 2001



                                                      REGISTRATION NO. 333-65168

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AMN HEALTHCARE SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8099                            06-1500476
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                        12235 EL CAMINO REAL, SUITE 200
                          SAN DIEGO, CALIFORNIA 92130
                                 (800) 282-0300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               STEVEN C. FRANCIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AMN HEALTHCARE SERVICES, INC.
                        12235 EL CAMINO REAL, SUITE 200
                          SAN DIEGO, CALIFORNIA 92130
                                 (800) 282-0300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               JOHN C. KENNEDY, ESQ.                             IAN B. BLUMENSTEIN, ESQ.
     PAUL, WEISS, RIFKIND, WHARTON & GARRISON                        LATHAM & WATKINS
            1285 AVENUE OF THE AMERICAS                         275 GROVE STREET, 4TH FLOOR
           NEW YORK, NEW YORK 10019-6064                        NEWTON, MASSACHUSETTS 02466
                  (212) 373-3000                                      (617) 663-5700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. AMN HEALTHCARE SERVICES, INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND AMN HEALTHCARE SERVICES, INC. IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Prospectus (Not Complete)

Issued August 21, 2001


                               10,000,000 SHARES


                      [AMN HEATHCARE SERVICES, INC. LOGO]

                                  COMMON STOCK
                         ------------------------------


     AMN Healthcare Services, Inc. is offering 10,000,000 shares of common stock in our initial public offering. We anticipate that the initial public offering price for our shares will be between $14.00 and $16.00 per share. After this offering, the market price for our shares may be outside of this range.

                         ------------------------------

     Our common stock is expected to be approved for listing on the New York Stock Exchange under the symbol "AHS."
                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                         ------------------------------

                                                              Per Share      Total
                                                              ---------     --------
Offering Price.............................................   $             $
Discounts and Commissions to Underwriters..................   $             $
Offering Proceeds to AMN Healthcare Services, Inc..........   $             $

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We have granted the underwriters the right to purchase up to an additional 1,500,000 shares of our common stock to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after this offering. Banc of America Securities LLC expects to deliver the shares of common
stock to investors on              , 2001.

                          JOINT BOOK-RUNNING MANAGERS

BANC OF AMERICA SECURITIES LLC                                       UBS WARBURG
                                    JPMORGAN
                         ------------------------------
                                           , 2001

 [ART WORK: COMPANY LOGO, SLOGAN ("A LEADER IN HEALTHCARE STAFFING") AND A FULL
            PAGE PHOTO OF TWO NURSES WORKING IN A HOSPITAL HALLWAY.]


                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    7
Forward-Looking Statements..................................   13
Use of Proceeds.............................................   14
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Consolidated Financial and Operating Data..........   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   29
Management..................................................   42
Related Party Transactions..................................   51
Principal Stockholders......................................   53
Description of Capital Stock................................   55
Certain U.S. Federal Tax Considerations for Non-U.S.
  Holders...................................................   57
Shares Eligible For Future Sale.............................   60
Underwriting................................................   61
Legal Matters...............................................   63
Experts.....................................................   63
Change of Accountants.......................................   64
Where You Can Find More Information.........................   64
Index to Consolidated Financial Statements..................  F-1
Index to Pro Forma Condensed Consolidated Financial
  Statements................................................  P-1

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." Unless we state otherwise, the terms "we," "us" and "our" refer to AMN Healthcare Services, Inc. and its subsidiaries. Some of the statements in this "Prospectus Summary" are forward-looking statements. See "Forward-Looking Statements."

                                  THE COMPANY


     We are a leading temporary healthcare staffing company and the largest nationwide provider of travel nurse staffing services, one of the fastest growing segments of the temporary healthcare staffing industry. We recruit nurses and allied health professionals, our "travelers," and place them on temporary assignments, typically for 13 weeks away from their permanent homes, at hospitals and healthcare facilities throughout the United States. Approximately 90% of our travelers are nurses, while the remainder are technicians, therapists and technologists. We are actively working with a pre-screened pool of over 25,000 prospective travelers, of whom over 6,000 were on assignment during July 2001. Additionally, in August 2001, we had over 15,500 open orders from our network of over 2,500 hospital and healthcare facility clients.



     In recent years our business has grown significantly, outpacing the growth of the temporary healthcare staffing market. From 1996 to 2000, our revenue and Adjusted EBITDA (as defined) increased at compound annual growth rates of 48% and 58%, respectively. Approximately one-third of this growth was generated through strategic acquisitions, while the remaining two-thirds was generated through the organic growth of our operations. On a combined basis, assuming all of our acquisitions had occurred on January 1, 1999, we would have generated revenues of $413.0 million and Adjusted EBITDA of $51.0 million for the twelve months ended June 30, 2001. This represents organic compound annual growth rates of 48% and 86%, respectively, since 1999.



     We market our services to two distinct customer bases: (1) travelers and
(2) hospital and healthcare facility clients. To enhance our ability to successfully attract travelers, we use a multi-brand recruiting strategy to recruit travelers in the United States and internationally under our five separate brand names: American Mobile Healthcare, Medical Express, NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International. Our large number of hospital and healthcare facility clients allows us to offer traveling positions in all 50 states, and in a variety of work environments. We believe that we attract travelers due to our long-standing reputation for providing a high level of service, our numerous job opportunities and our most effective recruiting tool, word-of-mouth referrals from our thousands of current and former travelers.



     We have established a growing and diverse hospital and healthcare facility client base, ranging from national healthcare providers to premier teaching and regional hospitals. We currently hold contracts with approximately 42% of all acute-care hospitals in the United States, where we place the vast majority of our travelers. Hospital and healthcare facilities utilize our services to help cost-effectively manage staff shortages, new unit openings, seasonal variations and other flexible staffing needs.


MARKET OPPORTUNITY AND COMPETITIVE STRENGTHS

     We believe that the following industry characteristics and competitive strengths provide us an attractive opportunity to profitably grow our business:

     - FAVORABLE INDUSTRY DYNAMICS. Favorable industry trends have increased demand in the $7.2 billion temporary healthcare staffing industry, which is projected to grow 21%, to $8.7 billion, in 2001. We believe these trends will continue to grow demand for our services. Key industry dynamics include:


        -- Increasing Healthcare Expenditures.  The Centers for Medicare &
           Medicaid Services projects healthcare expenditures will increase by approximately $1.3 trillion over the next decade, to

$2.6 trillion. This growth is expected to be fueled by an increasingly aging U.S. population and by advances in medical technology.

        -- Increasing Nurse Vacancies. Most regions of the United States are experiencing a shortage of nurses. The American Hospital Association estimates that up to 126,000 position vacancies currently exist for registered nurses, representing approximately 10% of the current hospital-based nursing workforce. A study published in the Journal of the American Medical Association projects that the registered nurse workforce will be nearly 20% below projected requirements by 2020.

        -- Continuing Shift to Outsourced Services. In the current cost containment environment, hospitals and healthcare facilities are increasingly using flexible staffing models to more effectively manage labor costs and fluctuations in demand for their services.


     - CONSISTENT GROWTH OF REVENUE AND PROFITS. From 1996 to 2000, our revenue and Adjusted EBITDA increased at compound annual growth rates of 48% and 58%, respectively. On a combined basis, assuming all of our acquisitions had occurred on January 1, 1996, the compound annual growth rate of our revenues from 1996 to 2000 would have been 30%.



     - NATIONWIDE PRESENCE AND SCALE. Our broad client base helps us attract potential travelers, as we offer more employment opportunities than our smaller competitors. Within our industry, we have the largest number of working travelers, which generates a strong volume of word-of-mouth traveler referrals. In addition, our size provides us with economy of scale benefits in our administrative areas, information systems, benefits and housing programs.


     - PROVEN MULTI-BRAND RECRUITING STRATEGY. We have capitalized on our multi-brand recruiting strategy by utilizing our five strong brand names, complementary geographic concentrations and cross-selling opportunities to successfully recruit travelers. Each of our five brands has significant opportunity for growth through leveraging our nationwide presence, extensive traveler network and hospital client base.

     - ESTABLISHED INTERNATIONAL RECRUITING BRAND. Our recent acquisition of O'Grady-Peyton International (USA), Inc. expanded our traveler recruiting capabilities beyond the United States. O'Grady-Peyton International is the leading recruiter of registered nurses from English-speaking foreign countries for placement in the United States, with approximately 20 years of international recruiting experience.

     - NO DIRECT REIMBURSEMENT RISK. We are not subject to direct reimbursement risk from Medicare, Medicaid or any other federal or state healthcare reimbursement programs. We contract with, and are paid directly by, our hospital and healthcare facility clients.


     - EXPERIENCED MANAGEMENT. We have an experienced management team, which has successfully expanded our business, grown our revenues and Adjusted EBITDA, and integrated strategic acquisitions. Our six senior operating officers have worked an average of 12 years in the temporary healthcare staffing industry. Steven Francis, our President and CEO, co-founded our company in 1985, and has been instrumental in shaping the growth of the travel nurse staffing sector.



     There are a number of risks and uncertainties associated with an investment in our common stock. For example, if we are unable to attract qualified nurses and other allied healthcare professionals for our healthcare staffing business at reasonable costs, it could increase our operating costs and negatively impact our business. We also operate in a highly competitive market and our success depends on our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and travelers. In addition, our business depends upon our ability to secure and fill new orders from our hospital and healthcare facility clients because we do not have long-term agreements or exclusive contracts with them. For a discussion of these and other risks related to our business and an investment in our common stock, see "Risk Factors."



     We were incorporated in Delaware on November 10, 1997. Our corporate headquarters is located at 12235 El Camino Real, Suite 200, San Diego, California 92130. Our telephone number is (800) 282-0300 and our corporate website is www.amnhealthcare.com. The information on our website is not part of this prospectus.


                                  THE OFFERING


Common stock offered...............    10,000,000 shares



Common stock outstanding after the
offering...........................    40,714,643 shares


Use of proceeds....................    We intend to use the net proceeds from
                                       this offering to repay indebtedness under our credit facility and our senior subordinated notes. The remaining net proceeds, if any, will be used for working capital and general corporate purposes. See "Use of Proceeds."

Proposed New York Stock Exchange
Symbol.............................    "AHS"


Unless we indicate otherwise, the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as
of                , 2001 and excludes 7,710,936 shares of common stock reserved for issuance under our stock option plans, of which 5,727,955 shares are subject to options outstanding at a weighted average exercise price of $4.98 per share.


Unless we indicate otherwise, the information in this prospectus assumes:

     - that the underwriters will not exercise their over-allotment option;


     - the exercise of an outstanding warrant resulting in the issuance of 1,879,628 shares immediately prior to this offering (assuming a cashless exercise of the warrant with a fair market valuation based upon an initial offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus); and



     - a 43.10849-for-1 stock split of our common stock effected
                      , 2001.


                            ------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     You should read the following summary consolidated financial and operating data in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our pro forma financial statements, our historical financial statements and the historical financial statements of Nurses RX, Inc., Preferred Healthcare Staffing, Inc., and O'Grady-Peyton International (USA), Inc. and the related notes appearing elsewhere in this prospectus.


     The following table summarizes our consolidated financial and operating data as of June 30, 2001, and for the years ended December 31, 1998, 1999 and 2000 and for the six months ended June 30, 2000 and 2001, prepared from our historical accounting records. The pro forma consolidated statements of operations and other financial and operating data for the year ended December 31, 2000 and for the six months ended June 30, 2000 give effect to the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International, as well as this offering, as if these events had occurred on January 1, 2000. The pro forma consolidated statements of operations and other financial and operating data for the six months ended June 30, 2001 give effect to the acquisition of O'Grady-Peyton International, as well as this offering, as if these events had occurred on January 1, 2000. The as adjusted consolidated balance sheet data as of June 30, 2001 gives effect to this offering as of such date. The pro forma information is not necessarily indicative of the actual results of operations that would have occurred had the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International and this offering occurred on the assumed dates nor do they represent any indication of future performance.

                                       YEARS ENDED DECEMBER 31,                           SIX MONTHS ENDED JUNE 30,
                             --------------------------------------------   -----------------------------------------------------
                                                                 2000                                      2000          2001
                               1998       1999       2000      PRO FORMA       2000          2001        PRO FORMA     PRO FORMA
                             --------   --------   --------   -----------   -----------   -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                   (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS:
Revenue....................  $ 87,718   $146,514   $230,766    $326,355       $90,996      $219,169      $143,071      $229,751
Cost of revenue............    67,244    111,784    170,608     241,984        68,478       164,235       106,251       171,608
                             --------   --------   --------    --------       -------      --------      --------      --------
Gross profit...............    20,474     34,730     60,158      84,371        22,518        54,934        36,820        58,143
                             --------   --------   --------    --------       -------      --------      --------      --------
Expenses:
  Selling, general and
    administrative
    (excluding non-cash
    stock-based
    compensation)..........    12,804     20,677     30,728      44,599        12,280        30,820        22,567        32,638
  Non-cash stock-based
    compensation(1)........        --         --     22,379      54,150        10,601         8,731        54,150            --
  Amortization.............     1,163      1,721      2,387       5,735           867         2,696         2,875         2,864
  Depreciation.............       171        325        916       1,207           324           879           608           904
  Transaction costs(2).....        --     12,404      1,500       1,500            --            --            --            --
                             --------   --------   --------    --------       -------      --------      --------      --------
Total expenses.............    14,138     35,127     57,910     107,191        24,072        43,126        80,200        36,406
                             --------   --------   --------    --------       -------      --------      --------      --------
Income (loss) from
  operations...............     6,336       (397)     2,248     (22,820)       (1,554)       11,808       (43,380)       21,737
Interest income (expense),
  net......................    (2,476)    (4,030)   (10,006)         31        (4,575)       (7,997)          (14)          (36)
                             --------   --------   --------    --------       -------      --------      --------      --------
Income (loss) before
  minority interest, income
  taxes and extraordinary
  item.....................     3,860     (4,427)    (7,758)    (22,789)       (6,129)        3,811       (43,394)       21,701
Minority interest in
  earnings of
  subsidiary(3)............      (657)    (1,325)        --          --            --            --            --            --
Income tax (expense)
  benefit..................    (1,571)       872      2,560       7,520         2,023        (1,982)       14,320       (11,284)
                             --------   --------   --------    --------       -------      --------      --------      --------
Income (loss) before
  extraordinary item.......     1,632     (4,880)    (5,198)    (15,269)       (4,106)        1,829       (29,074)       10,417
Extraordinary loss on early
  extinguishment of debt,
  net of income tax
  benefit..................        --       (730)        --         N/A            --            --           N/A           N/A
                             --------   --------   --------    --------       -------      --------      --------      --------
Net income (loss)..........  $  1,632   $ (5,610)  $ (5,198)   $(15,269)      $(4,106)     $  1,829      $(29,074)     $ 10,417
                             ========   ========   ========    ========       =======      ========      ========      ========
Net income (loss) per
  common share:
  Basic....................  $   3.96   $ (11.13)  $  (9.96)   $ (16.17)      $ (8.64)     $   2.73      $ (30.80)     $  11.03
                             ========   ========   ========    ========       =======      ========      ========      ========
  Diluted..................  $   3.96   $ (11.13)  $  (9.96)   $ (16.17)      $ (8.64)     $   2.51      $ (30.80)     $  10.13
                             ========   ========   ========    ========       =======      ========      ========      ========
Weighted average common
  shares outstanding:
  Basic....................       412        504        522         944           475           669           944           944
                             ========   ========   ========    ========       =======      ========      ========      ========
  Diluted..................       412        504        522         944           475           729           944         1,028
                             ========   ========   ========    ========       =======      ========      ========      ========
Pro forma split adjusted
  net income (loss) per
  common share:(4)
  Basic....................  $   0.09   $  (0.26)  $  (0.23)   $  (0.38)      $ (0.20)     $   0.06      $  (0.71)     $   0.26
                             ========   ========   ========    ========       =======      ========      ========      ========
  Diluted..................  $   0.09   $  (0.26)  $  (0.23)   $  (0.38)      $ (0.20)     $   0.06      $  (0.71)     $   0.24
                             ========   ========   ========    ========       =======      ========      ========      ========
Pro forma split adjusted
  weighted average common
  shares outstanding:(4)
  Basic....................    17,751     21,715     22,497      40,715        20,461        28,835        40,715        40,715
                             ========   ========   ========    ========       =======      ========      ========      ========
  Diluted..................    17,751     21,715     22,497      40,715        20,461        31,421        40,715        44,325
                             ========   ========   ========    ========       =======      ========      ========      ========
OTHER FINANCIAL AND
  OPERATING DATA:
Revenue growth.............       N/A         67%        58%        N/A           N/A           141%          N/A            61%
                             ========   ========   ========    ========       =======      ========      ========      ========
Average travelers on
  assignment...............     1,444      2,289      3,166       4,402         2,659         5,368         4,074         5,606
                             ========   ========   ========    ========       =======      ========      ========      ========
Growth in average travelers
  on assignment............       N/A         59%        38%        N/A           N/A           102%          N/A            38%
                             ========   ========   ========    ========       =======      ========      ========      ========
Capital expenditures.......  $    690   $  1,656   $  2,358    $  3,067       $   756      $  1,794      $  1,144      $  1,865
                             ========   ========   ========    ========       =======      ========      ========      ========
Adjusted EBITDA(5).........  $  7,670   $ 14,053   $ 29,430    $ 39,772       $10,238      $ 24,114      $ 14,253      $ 25,505
                             ========   ========   ========    ========       =======      ========      ========      ========
Adjusted EBITDA growth.....       N/A         83%       109%        N/A           N/A           136%          N/A            79%
                             ========   ========   ========    ========       =======      ========      ========      ========

                                                                  AS OF JUNE 30, 2001
                                                              ---------------------------
                                                               ACTUAL     AS ADJUSTED(6)
                                                              --------    ---------------
                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  2,594       $  2,594
Working capital.............................................    50,252         61,502
Total assets................................................   239,838        239,838
Total long-term debt, including current portion.............   137,791          4,610
Total stockholders' equity..................................    77,115        210,296


---------------

(1) Non-cash stock-based compensation represents compensation expense related to our performance-based stock option plans to reflect the difference between the fair market value and the exercise price of stock options previously issued to our officers. See Note 8 of Notes to Consolidated Financial Statements for AMN Healthcare Services, Inc. Upon consummation of this offering, options to purchase 5,181,642 shares of our common stock will be vested and will have an average exercise price $10.45 below the assumed initial offering price of $15.00 per share. As a result, based upon an assumed initial offering price of $15.00 per share, we expect to record an additional non-cash stock-based compensation charge of $18.7 million in the quarter in which this offering occurs. Following the quarter in which this offering occurs, we do not expect to incur additional non-cash stock-based compensation charges in excess of $200,000 per quarter.


(2) Transaction costs represent non-capitalized costs incurred in connection with our 1999 recapitalization and our acquisition of Preferred Healthcare Staffing.

(3) On October 18, 1999, the minority stockholder of one of our subsidiaries exchanged his shares of the subsidiary for our shares. As a result, no minority interest is reflected after that date.


(4)Reflects the 43.10849-for-1 stock split of our common stock which will become effective upon the effective date of this offering.



(5) Adjusted EBITDA represents income (loss) from operations plus depreciation, amortization, transaction costs and non-cash stock-based compensation expense. Adjusted EBITDA is presented because we believe that it is a widely accepted financial indicator used by certain investors and securities analysts to analyze and compare companies on the basis of operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA, as we define it, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See our historical and unaudited pro forma financial statements and the related notes appearing elsewhere in this prospectus.



(6) As adjusted to reflect our receipt of the net proceeds from this offering at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and application of such proceeds as set forth under "Use of Proceeds."

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before buying shares of our common stock. Any of the risk factors we describe below could severely harm our business, financial condition and results of operations. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You may lose all or part of the money you paid to buy our common stock. Some of the statements in "Risk Factors" are forward-looking statements. See "Forward-Looking Statements."

IF WE ARE UNABLE TO ATTRACT QUALIFIED NURSES AND OTHER ALLIED HEALTHCARE PROFESSIONALS FOR OUR HEALTHCARE STAFFING BUSINESS AT REASONABLE COSTS, IT COULD INCREASE OUR OPERATING COSTS AND NEGATIVELY IMPACT OUR BUSINESS.

     We rely significantly on our ability to attract and retain nurses and other allied healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies and with hospitals and healthcare facilities. We must continually evaluate and upgrade our traveler network to keep pace with our hospital and healthcare facility clients' needs. Currently, there is a shortage of qualified nurses in most areas of the United States, competition for nursing personnel is increasing, and salaries and benefits have risen. We may be unable to continue to increase the number of travelers that we recruit, decreasing the potential for growth of our business. Our ability to attract and retain travelers depends on several factors, including our ability to provide travelers with assignments that they view as attractive and to provide them with competitive benefits and wages. We cannot assure you that we will be successful in any of these areas. The cost of attracting travelers and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our hospital and healthcare facility clients, our profitability could decline. Moreover, if we are unable to attract and retain travelers, the quality of our services to our hospital and healthcare facility clients may decline and, as a result, we could lose clients.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR SUCCESS DEPENDS ON OUR ABILITY TO REMAIN COMPETITIVE IN OBTAINING AND RETAINING HOSPITAL AND HEALTHCARE FACILITY CLIENTS AND TRAVELERS.


     The temporary healthcare staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies and with specialized temporary staffing agencies. Some of our competitors in the temporary nurse staffing sector include Cross Country, InteliStaf, Medical Staffing Network and RehabCare Group. Some of these companies may have greater marketing and financial resources than us. We believe that the primary competitive factors in obtaining and retaining hospital and healthcare facility clients are identifying qualified healthcare professionals for specific job requirements, providing qualified employees in a timely manner, pricing services competitively and effectively monitoring employees' job performance. We compete for travelers based on the quantity, diversity and quality of assignments offered, compensation packages and the benefits that we provide. Competition for hospital and healthcare facility clients and travelers may increase in the future and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels could lead our hospital and healthcare facility clients to bypass our services, which would also cause our revenues and margins to decline.


OUR BUSINESS DEPENDS UPON OUR ABILITY TO SECURE AND FILL NEW ORDERS FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS BECAUSE WE DO NOT HAVE LONG-TERM AGREEMENTS OR EXCLUSIVE CONTRACTS WITH THEM.

     We do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients. The success of our business is dependent upon our ability to continually secure new orders from hospitals and other healthcare facilities and to fill those orders with our travelers. Our hospital and healthcare facility clients are free to place orders with our competitors and choose to use travelers that our competitors offer them. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new traveler orders and our business may be adversely affected.

FLUCTUATIONS IN PATIENT OCCUPANCY AT THE HOSPITAL AND HEALTHCARE FACILITIES OF OUR CLIENTS MAY ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES AND THEREFORE THE PROFITABILITY OF OUR BUSINESS.

     Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our hospital and healthcare clients' facilities. When occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, hospital and healthcare facility clients typically will reduce their use of temporary employees before undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn. Occupancy at our healthcare clients' facilities also fluctuates due to the seasonality of some elective procedures. We are unable to predict the level of patient occupancy at any particular time and its effect on our revenues and earnings.

HEALTHCARE REFORM COULD NEGATIVELY IMPACT OUR BUSINESS OPPORTUNITIES, REVENUES AND MARGINS.

     The U.S. government has undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. While the U.S. Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If any of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could have a material adverse effect on our business.

     State governments have also attempted to control the growth of healthcare costs. For example, the state of Massachusetts has recently implemented a regulation that limits the hourly rate paid to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses aides. While the current regulation does not apply to us, if similar regulations were to be applied to longer term contracts in states in which we operate, our revenues and margins could decrease.

     Furthermore, third party payors, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payors could reduce the demand or the price paid for our services.

WE OPERATE IN A REGULATED INDUSTRY AND CHANGES IN REGULATIONS OR VIOLATIONS OF REGULATIONS MAY RESULT IN INCREASED COSTS OR SANCTIONS THAT COULD REDUCE OUR REVENUES AND PROFITABILITY.

     The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders.


     Our business is generally not subject to the extensive and complex laws that apply to our hospital and healthcare facility clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs. However, these laws and regulations could indirectly affect the demand or the prices paid for our services. For example, our hospital and healthcare facility clients could suffer civil and/or criminal penalties and/or be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses. In addition, our hospital and healthcare facility clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments. In turn, violations of or changes to these laws and regulations that adversely affect our hospital and healthcare facility clients could also adversely affect the prices that these clients are willing or able to pay for our services.

SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL LIABILITIES.


     In recent years, our hospital and healthcare facility clients have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Because our travelers provide medical care, claims may be brought against our travelers and us relating to the quality of medical care provided by our travelers while on assignment at our hospital and healthcare facility clients. We and our travelers are at times named in these lawsuits regardless of our contractual obligations or the standard of care provided by our travelers. In some instances, we are required to indemnify hospital and healthcare facility clients contractually against some or all of these potential legal actions. Also, because most of our travelers are our employees, we may be subject to various employment claims and contractual disputes regarding the terms of a traveler's employment. We maintain $10 million of employment practices coverage and three layers of professional and general liability coverage. The professional and general liability coverage consists of primary coverage with limits of $1 million per occurrence and $3 million in the aggregate, an umbrella policy with a $10 million limit and an excess policy with an additional $10 million policy limit. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. Also, we may not be able to pass on all or any portion of increased insurance costs to our hospital and healthcare facility clients. If we are unable to maintain adequate insurance coverage or if any claims are not covered by insurance, we may be exposed to substantial liabilities.



WE MAY BE LEGALLY LIABLE FOR DAMAGES RESULTING FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS' MISTREATMENT OF OUR TRAVELING HEALTHCARE PERSONNEL.



     Because we are in the business of placing our travelers in the workplaces of other companies, we are subject to possible claims by our travelers alleging discrimination, sexual harassment, negligence and other similar activities by our hospital and healthcare facility clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified individuals in the future.


WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO SUCCESSFULLY COMPLETE THE INTEGRATION OF OUR RECENT ACQUISITIONS.


     During the last nine months, we acquired two companies in the temporary healthcare staffing industry: Preferred Healthcare Staffing and O'Grady-Peyton International. These acquisitions involve significant risks and uncertainties, including difficulties integrating acquired personnel and other corporate cultures into our business, the potential loss of key employees or customers of acquired companies, the assumption of liabilities and exposure to unforeseen liabilities of acquired companies and the diversion of management attention from existing operations. We may not be able to fully integrate the operations of the acquired businesses with our own in an efficient and cost-effective manner. In addition, through our most recent acquisition, O'Grady-Peyton International, we are now involved in new international traveler recruitment markets where we have limited or no experience. Our failure to effectively integrate any of these businesses could have an adverse effect on our financial condition and results of operations.



DIFFICULTIES IN MAINTAINING OUR MANAGEMENT INFORMATION AND COMMUNICATIONS SYSTEMS MAY RESULT IN INCREASED COSTS THAT REDUCE OUR PROFITABILITY.



     Our ability to deliver our staffing services to our hospital and healthcare facility clients and manage our internal systems depends to a large extent upon the performance of our management information and communications systems. If these systems do not adequately support our operations, or if we are required to incur significant additional costs to maintain or expand these systems, our business and financial results could be materially adversely affected.

OUR OPERATIONS MAY DETERIORATE IF WE ARE UNABLE TO CONTINUE TO ATTRACT, DEVELOP AND RETAIN OUR SALES PERSONNEL.

     Our success is dependent upon the performance of our sales personnel, especially regional client service directors, hospital account managers and traveler recruiters. The number of individuals who meet our qualifications for these positions is limited and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of these individuals. Competition for qualified sales personnel in the line of business in which we operate is strong and there is a risk that we may not be able to retain our sales personnel after we have expended the time and expense to recruit and train them.

THE LOSS OF KEY SENIOR MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO REMAIN COMPETITIVE.


     We believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team, led by Steven Francis, Susan Nowakowski and Donald Myll. Other than Steven Francis, none of our senior management team has an employment contract with us. If Steven Francis or other members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.



THE CALIFORNIA ENERGY CRISIS MAY ADVERSELY AFFECT OUR BUSINESS.


     Our corporate headquarters is located in San Diego, California. Southern California has been and is expected to continue to be subject to periodic power outages. Interruption of power may cause our computer systems, phone lines and other communications systems to become inoperable for unknown periods of time. Our inability to successfully conduct our traveler recruiting efforts and other back-office functions from our headquarters location due to power outages in California could have an adverse effect on our operations.


OUR EXISTING STOCKHOLDERS WILL CONTINUE TO CONTROL US AFTER THIS OFFERING, AND THEY MAY MAKE DECISIONS WITH WHICH YOU DISAGREE.



     Upon consummation of this offering, HWH Capital Partners, L.P. and some of its affiliates, whom we refer to collectively as the "HWP stockholders," will own approximately 65.3% of the outstanding shares of our common stock, or 63.0% if the underwriters' over-allotment option is exercised in full. As a result, the HWP stockholders will be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or even prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these stockholders. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.


WE HAVE A SUBSTANTIAL AMOUNT OF GOODWILL ON OUR BALANCE SHEET. OUR LEVEL OF GOODWILL MAY HAVE THE EFFECT OF DECREASING OUR EARNINGS OR INCREASING OUR LOSSES.


     As of June 30, 2001, we had $127.2 million of unamortized goodwill on our balance sheet, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. At June 30, 2001, goodwill represented 53% of our total assets.



     Currently, we amortize goodwill on a straight-line basis over the estimated period of future benefit of 25 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that, subsequent to January 1, 2002, goodwill not be amortized but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We are required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Although it does not affect our cash flow, amortization of goodwill or an impairment charge to earnings has the effect of decreasing our earnings or increasing our losses, as the case may be. If we are required to amortize a substantial amount of goodwill or take a charge to earnings, our stock price could be adversely affected.


WE WILL INCUR CHARGES AGAINST OUR FUTURE EARNINGS IN THE QUARTER IN WHICH THIS OFFERING IS CONSUMMATED.



     Upon consummation of this offering, options to purchase 5,181,642 shares of our common stock that we granted to members of our management will be vested. Because these options have an average exercise price of $10.45 below an assumed initial offering price of $15.00 per share, we will record a non-cash charge against earnings of approximately $18.7 million in the quarter in which this offering occurs. In addition, upon consummation of this offering, we will take a charge against earnings of approximately $4.1 million, net of income tax benefits, related to the write-off of unamortized discount on the senior subordinated notes and unamortized deferred financing costs resulting from the early extinguishment of our existing indebtedness, and the termination of our existing interest rate swap agreements.


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF THE BOOK VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.


     The initial public offering price of our common stock is substantially greater than the book value per share of our common stock. As a result, if you purchase our common stock in this offering, you will incur immediate dilution. This means that you will pay a price per share that substantially exceeds the per share book value of our assets immediately following this offering after subtracting our liabilities. In addition, all of the purchasers in this offering will have contributed 54.4% of the total consideration received for our common stock (assuming an initial public offering price of $15.00 per share) but collectively will own only 24.6% of our outstanding shares. The exercise of outstanding options with an exercise price less than the initial public offering price of this offering and the issuance of common stock with a purchase price less than the initial public offering price of this offering will each result in further dilution to you. See "Dilution."



OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.



     Prior to this offering, there has not been a public market for our common stock. We cannot predict whether a liquid trading market will develop. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our common stock could be subject to wide fluctuations as a result of many factors, including those listed in this "Risk Factors" section of the prospectus.



     In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:



        - our operating performance and the performance of other similar companies;



        - news announcements relating to us, our industry or our competitors;



        - changes in earnings estimates or recommendations by research analysts;



        - changes in general economic conditions;



        - the number of shares to be publicly traded after this offering;



        - actions of our current stockholders; and



        - other developments affecting us, our industry or our competitors.


A LARGE NUMBER OF OUR SHARES ARE OR WILL BE ELIGIBLE FOR FUTURE SALE WHICH COULD DEPRESS OUR STOCK PRICE.

     Sales of substantial amounts of common stock, or the perception that a large number of shares will be sold, could depress the market price of our common stock. After this offering, our current stockholders will own beneficially approximately 75.4% of the outstanding shares of our common stock, or approximately 72.8% if the underwriters' over-allotment option is exercised in full. After expiration of a 180-day "lock-up" period to which all of our current stockholders, directors, executive officers and option holders are subject, these holders will be entitled to dispose of their shares, although the shares of common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, Banc of America Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the lock-up.



     After this offering, the holders of approximately 33,375,933 shares of our common stock (including shares issuable upon the exercise of outstanding options) will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ from those implied by the forward-looking statements in this prospectus:

        - our ability to continue to recruit and retain qualified travelers and ability to attract and retain operational personnel;

        - our ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to us;

        - the general level of patient occupancy at our hospital and healthcare facility clients' facilities;

        - our ability to successfully implement our acquisition and integration strategies;

        - the effect of existing or future government regulation of the healthcare industry, and our ability to comply with these regulations;

        - the impact of medical malpractice and other claims asserted against us; and

        - our ability to carry out our business strategy.

     Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS


     Based on an assumed initial offering price of $15.00 per share, our net proceeds from this offering are estimated to be $135.4 million, or approximately $156.3 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and other offering expenses payable by us. We intend to use the net proceeds from this offering to repay indebtedness outstanding under our credit facility and our senior subordinated notes. We will use the remaining proceeds, if any, for working capital and general corporate purposes.



     As of June 30, 2001, we had an aggregate of $115.8 million outstanding under our existing credit facility. Our existing credit facility consists of a revolving loan and term loans. Because our working capital fluctuates, the borrowings under our revolving loan may vary. If the proceeds of this offering are not sufficient to repay all of our indebtedness, then we will repay all of the term loans under our credit facility and our senior subordinated notes and we will use the remaining net proceeds to repay a substantial portion of the revolving loan under our existing credit facility. We currently estimate that the amount outstanding under our credit facility immediately prior to the closing of this offering will be approximately $110.0 million.


     Each of the facilities under our existing credit facility bears interest at a variable rate based upon LIBOR, federal funds or prime lending rates, at our option. At June 30, 2001, the weighted average interest rate on our borrowings under the credit facility was 7.6%. Our existing credit facility has a final maturity date of March 31, 2005. We used a portion of the proceeds from our borrowings under the credit facility to acquire Preferred Healthcare Staffing in November 2000 and O'Grady-Peyton International in May 2001.

     We issued our senior subordinated notes on November 19, 1999 in connection with our recapitalization. The senior subordinated notes had an aggregate outstanding principal amount of $24.2 million at June 30, 2001. The senior subordinated notes have a maturity date of November 19, 2005 and bear interest at an annual rate of 12%. Interest is payable quarterly in cash or through the issuance of additional notes, at our option.

                                DIVIDEND POLICY

     We have not paid any dividends in the past and currently do not expect to pay cash dividends or make any other distributions in the future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and such other factors as our board deems relevant. In addition, our ability to declare and pay dividends on our common stock is expected to be restricted by covenants in our new revolving credit facility.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 2001, on an actual basis and as adjusted to reflect this offering at an assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus, and the application of the net proceeds of this offering, as described under "Use of Proceeds."


     You should read this information in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and our pro forma financial statements appearing elsewhere in this prospectus.


                                                                 AS OF JUNE 30, 2001
                                                               -----------------------
                                                                ACTUAL     AS ADJUSTED
                                                               --------    -----------
                                                                     (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
Long-term debt, including current portion...................   $123,722(1)  $     --
Revolving credit facility(2)................................     14,069        4,610
Stockholders' equity:
Common stock, $.01 par value; 200,000,000 shares authorized;
  28,835,015 shares issued and outstanding on an actual
  basis; 40,714,643 shares issued and outstanding on an as
  adjusted basis(3).........................................          7          407
Additional paid-in capital..................................    145,747      303,803
Accumulated deficit.........................................    (68,124)     (93,914)
Accumulated other comprehensive loss........................       (515)          --
                                                               --------     --------
     Total capitalization...................................   $214,906     $214,906
                                                               ========     ========


---------------

(1)Long-term debt includes senior subordinated notes of $22.0 million, which is net of an unamortized discount of $2.2 million.


(2) We expect to amend and restate our existing credit facility in order to eliminate all of our term loans and to provide for a $50.0 million revolving credit facility upon the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."



(3) Share amounts assume a 43.10849-for-1 stock split to be effected upon the consummation of this offering. As adjusted share amounts assume a cashless exercise of the warrant but do not include the following shares:



       - 7,710,936 shares of common stock reserved for issuance under our stock option plans, of which 5,727,955 shares are subject to options outstanding at a weighted average exercise price of $4.98 per share.



       - 1,500,000 shares of our common stock issuable by us if the underwriters' over-allotment option is exercised in full.

                                    DILUTION


     The net tangible book value per share of our common stock is the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding. For investors in the common stock, dilution is the per share difference between an assumed $15.00 per share initial offering price of the common stock in this offering and the net tangible book value of common stock immediately after completing this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock.



     On June 30, 2001, our net tangible book value prior to this offering was a deficit of approximately $56.6 million, or a deficit of approximately $1.84 per share, based on 30,714,643 shares of common stock outstanding (assuming a cashless exercise of the warrant with a fair market valuation based upon an initial offering price of $15.00 per share).



     As of June 30, 2001, without taking into account any changes in our net tangible book value subsequent to that date other than the sale of the common stock in this offering at the assumed offering price of $15.00 per share, less the estimated offering expenses, the net tangible book value of each of the outstanding shares of common stock would have been $1.88 after this offering. Therefore, investors in the common stock would have paid $15.00 for a share of common stock having a pro forma net tangible book value of approximately $1.88 per share after this offering. That is, their investment would have been diluted by approximately $13.12 per share. At the same time, existing stockholders would have realized an increase in pro forma net tangible book value of $3.72 per share after this offering without further cost or risk to themselves. The following table illustrates this per share dilution:



Assumed initial public offering price per share of common
  stock.....................................................           $15.00
Net tangible book value per share of common stock before the offering..................................................  (1.84)
Increase in pro forma net tangible book value per share of
  common stock attributable to investors in the offering....   3.72
Net tangible book value per share of common stock after the
  offering(1)(2)............................................             1.88
                                                                       ------
Dilution per share to new investors.........................           $13.12
                                                                       ======


---------------
(1) After deduction of the estimated offering expenses payable by us (including the underwriting discounts and commissions).


(2) Does not give effect to the 1,500,000 shares subject to the underwriters' over-allotment option.



     The following table summarizes, as of June 30, 2001, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.



                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                   ---------------------    -----------------------    AVERAGE PRICE
                                     NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                   ----------    -------    ------------    -------    -------------
Existing Stockholders............  30,714,643      75.4%    $125,553,103      45.6%       $ 4.09
New Investors....................  10,000,000      24.6%     150,000,000      54.4%        15.00
                                   ----------     -----     ------------     -----
Total............................  40,714,643     100.0%     275,553,103     100.0%         6.77



     The discussion and tables above assume no exercise of stock options outstanding as of June 30, 2001. As of the consummation of this offering, we expect to have options outstanding to purchase a total of 5,727,955 shares of common stock, with a weighted average exercise price of $4.98 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Description of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements for AMN Healthcare Services, Inc.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


     The selected consolidated financial data set forth below as of December 31, 1999 and 2000 and for the three years ended December 31, 2000 have been derived from our audited consolidated financial statements that appear elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1996, 1997 and 1998 and for the two years ended December 31, 1997 have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of and for the six months ended June 30, 2000 and June 30, 2001 have been derived from our unaudited consolidated financial statements for these periods, which, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.


     You should read the selected financial and operating data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and their related notes appearing elsewhere in this prospectus.


                                         PREDECESSOR(1)
                                   --------------------------
                                                  PERIOD FROM   PERIOD FROM                                        SIX MONTHS
                                                  JANUARY 1,    DECEMBER 4,                                          ENDED
                                    YEAR ENDED      THROUGH       THROUGH        YEARS ENDED DECEMBER 31,           JUNE 30,
                                   DECEMBER 31,   DECEMBER 3,   DECEMBER 31,   -----------------------------   ------------------
                                       1996          1997         1997(2)       1998       1999       2000      2000       2001
                                   ------------   -----------   ------------   -------   --------   --------   -------   --------
                                                                                                                  (UNAUDITED)
                                                      (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS:
Revenue..........................    $47,987        $63,570        $5,209      $87,718   $146,514   $230,766   $90,996   $219,169
Cost of revenue..................     36,316         49,510         4,118       67,244    111,784    170,608    68,478    164,235
                                     -------        -------        ------      -------   --------   --------   -------   --------
Gross profit.....................     11,671         14,060         1,091       20,474     34,730     60,158    22,518     54,934
                                     -------        -------        ------      -------   --------   --------   -------   --------
Expenses:
  Selling, general and
    administrative (excluding
    non-cash stock-based
    compensation)................      6,972          9,560           845       12,804     20,677     30,728    12,280     30,820
  Non-cash stock-based
    compensation(3)..............         --             --            --           --         --     22,379    10,601      8,731
  Amortization...................         --             --            90        1,163      1,721      2,387       867      2,696
  Depreciation...................         55             68             7          171        325        916       324        879
  Transaction costs(4)...........         --             --            --           --     12,404      1,500        --         --
                                     -------        -------        ------      -------   --------   --------   -------   --------
Total expenses...................      7,027          9,628           942       14,138     35,127     57,910    24,072     43,126
                                     -------        -------        ------      -------   --------   --------   -------   --------
Income (loss) from operations....      4,644          4,432           149        6,336       (397)     2,248    (1,554)    11,808
Interest income (expense), net...         23           (174)         (183)      (2,476)    (4,030)   (10,006)   (4,575)    (7,997)
                                     -------        -------        ------      -------   --------   --------   -------   --------
Income (loss) before minority
  interest, income taxes and
  extraordinary item.............      4,667          4,258           (34)       3,860     (4,427)    (7,758)   (6,129)     3,811
Minority interest in earnings of
  subsidiary(5)..................         --             --            (9)        (657)    (1,325)        --        --         --
Income tax (expense) benefit.....       (167)          (195)           (9)      (1,571)       872      2,560     2,023     (1,982)
                                     -------        -------        ------      -------   --------   --------   -------   --------
Income (loss) before
  extraordinary item.............      4,500          4,063           (52)       1,632     (4,880)    (5,198)   (4,106)     1,829
Extraordinary loss on early
  extinguishment of debt, net of
  income tax benefit.............         --             --            --           --       (730)        --        --         --
                                     -------        -------        ------      -------   --------   --------   -------   --------
Net income (loss)................    $ 4,500        $ 4,063        $  (52)     $ 1,632   $ (5,610)  $ (5,198)  $(4,106)  $  1,829
                                     =======        =======        ======      =======   ========   ========   =======   ========
Net income (loss) per common
  share:
  Basic..........................        N/A            N/A           N/A      $  3.96   $ (11.13)  $  (9.96)  $ (8.64)  $   2.73
                                     =======        =======        ======      =======   ========   ========   =======   ========
  Diluted........................        N/A            N/A           N/A      $  3.96   $ (11.13)  $  (9.96)  $ (8.64)  $   2.51
                                     =======        =======        ======      =======   ========   ========   =======   ========
Weighted average common shares
  outstanding:
  Basic..........................        N/A            N/A           N/A          412        504        522       475        669
                                     =======        =======        ======      =======   ========   ========   =======   ========
  Diluted........................        N/A            N/A           N/A          412        504        522       475        729
                                     =======        =======        ======      =======   ========   ========   =======   ========

                                         PREDECESSOR(1)
                                   --------------------------
                                                  PERIOD FROM   PERIOD FROM                                        SIX MONTHS
                                                  JANUARY 1,    DECEMBER 4,                                          ENDED
                                    YEAR ENDED      THROUGH       THROUGH        YEARS ENDED DECEMBER 31,           JUNE 30,
                                   DECEMBER 31,   DECEMBER 3,   DECEMBER 31,   -----------------------------   ------------------
                                       1996          1997         1997(2)       1998       1999       2000      2000       2001
                                   ------------   -----------   ------------   -------   --------   --------   -------   --------
                                                                                                                  (UNAUDITED)
                                                      (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma split adjusted net
  income (loss) per common
  share:(6)
  Basic..........................        N/A            N/A           N/A      $  0.09   $  (0.26)  $  (0.23)  $ (0.20)  $   0.06
                                     =======        =======        ======      =======   ========   ========   =======   ========
  Diluted........................        N/A            N/A           N/A      $  0.09   $  (0.26)  $  (0.23)  $ (0.20)  $   0.06
                                     =======        =======        ======      =======   ========   ========   =======   ========
Pro forma split adjusted weighted
  average common shares
  outstanding:(6)
  Basic..........................        N/A            N/A           N/A       17,751     21,715     22,497    20,461     28,835
                                     =======        =======        ======      =======   ========   ========   =======   ========
  Diluted........................        N/A            N/A           N/A       17,751     21,715     22,497    20,461     31,421
                                     =======        =======        ======      =======   ========   ========   =======   ========
OTHER FINANCIAL AND OPERATING
  DATA:
Revenue growth...................        N/A            N/A           N/A          N/A         67%        58%      N/A        141%
                                     =======        =======        ======      =======   ========   ========   =======   ========
Average travelers on
  assignment.....................        884          1,155         1,194        1,444      2,289      3,166     2,659      5,368
                                     =======        =======        ======      =======   ========   ========   =======   ========
Growth in average travelers on
  assignment.....................        N/A            N/A           N/A          N/A         59%        38%      N/A        102%
                                     =======        =======        ======      =======   ========   ========   =======   ========
Capital expenditures.............    $   115        $   172        $  112      $   690   $  1,656   $  2,358   $   756   $  1,794
                                     =======        =======        ======      =======   ========   ========   =======   ========
Adjusted EBITDA(7)...............    $ 4,699        $ 4,500        $  246      $ 7,670   $ 14,053   $ 29,430   $10,238   $ 24,114
                                     =======        =======        ======      =======   ========   ========   =======   ========
Adjusted EBITDA growth...........        N/A            N/A           N/A          N/A         83%       109%      N/A        136%
                                     =======        =======        ======      =======   ========   ========   =======   ========



                                                                     AS OF DECEMBER 31,                    AS OF JUNE 30,
                                                      ------------------------------------------------   ------------------
                                                      1996(1)    1997      1998      1999       2000      2000       2001
                                                      -------   -------   -------   -------   --------   -------   --------
                                                                                                            (UNAUDITED)
                                                                             (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................  $  918    $ 1,124   $   888   $   503   $    546   $   244   $  2,594
Working capital.....................................   8,044      9,054    13,159    21,655     44,149    21,592     50,252
Total assets........................................   9,919     42,229    65,337    79,878    209,410   105,258    239,838
Total long-term debt, including current portion.....      --     25,151    37,596    74,006    122,889    75,982    137,791
Total stockholders' equity (deficit)................   8,281     12,348    19,477    (2,111)    67,070    16,384     77,115


---------------

(1) We were incorporated on November 10, 1997. We had no operations until we acquired AMN Healthcare, Inc. on December 4, 1997. Therefore, the statement of operations and balance sheet data for the year ended December 31, 1996 and the statement of operations data for the period January 1, 1997 through December 3, 1997 reflect the activity of AMN Healthcare, Inc. only. See Note 3 of the Consolidated Financial Statements of AMN Healthcare Services, Inc.



(2)Reflects our statement of operations data from December 4, 1997 to December 31, 1997. We were incorporated on November 10, 1997, but had no operations until we acquired AMN Healthcare, Inc. on December 4, 1997. See Note 3 of the Consolidated Financial Statements of AMN Healthcare Services, Inc.



(3) Non-cash stock-based compensation represents compensation expense related to our performance-based stock option plans to reflect the difference between the fair market value and the exercise price of stock options previously issued to our officers. See Note 8 of Notes to Consolidated Financial Statements for AMN Healthcare Services, Inc. Following the quarter in which this offering occurs, we do not expect to incur additional non-cash stock-based compensation charges in excess of $200,000 per quarter.



(4) Transaction costs represent non-capitalized costs incurred in connection with our 1999 recapitalization and our acquisition of Preferred Healthcare Staffing.



(5) On October 18, 1999, the minority stockholder of one of our subsidiaries exchanged his shares of the subsidiary for our shares. As a result, no minority interest is reflected after that date.

(6)Reflects the 43.10849-for-1 stock split of our common stock which will become effective upon the effective date of this offering.



(7) Adjusted EBITDA represents income (loss) from operations plus depreciation, amortization, transaction costs and non-cash stock-based compensation expense. Adjusted EBITDA is presented because we believe that it is a widely accepted financial indicator used by certain investors and securities analysts to analyze and compare companies on the basis of operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA, as we define it, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See our historical and unaudited pro forma financial statements and the related notes appearing elsewhere in this prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. See "Forward-Looking Statements."

OVERVIEW


     We are a leading temporary healthcare staffing company and the largest nationwide provider of travel nurse staffing services, one of the fastest growing segments of the temporary healthcare staffing industry. We recruit nurses and allied health professionals, our "travelers," and place them on temporary assignments, typically for 13 weeks away from their permanent homes, at hospitals and healthcare facilities throughout the United States.


     We derive substantially all of our revenue from fees paid directly by hospitals and healthcare facilities rather than from payments by government or other third parties. We enter into two types of contracts with our hospital and healthcare facility clients: flat rate contracts and payroll contracts. Under a flat rate contract, the traveler becomes an employee of the hospital or healthcare facility and is placed on their payroll. We bill the hospital or healthcare facility a "flat" weekly rate to compensate us for providing recruitment, housing and travel services. Alternatively, under a payroll contract, the traveler is our employee. We then bill our hospital or healthcare facility client at an hourly rate to compensate us for the traveler's wages and benefits, as well as for recruitment, housing and travel services. Our clients generally prefer payroll contracts because this arrangement eliminates significant employee and payroll administrative burdens for them. Although the traveler wage and benefits billed under a payroll contract primarily represent a pass-through cost component for us, we are able to generate greater profits by providing these value-added services. While payroll contracts generate more gross profit than flat rate contracts, the gross margin generated is lower due to the pass-through of the traveler's compensation costs. Over the past five years, we, and the industry as a whole, have migrated towards a greater utilization of payroll contracts. Currently over 90% of our contracts with our hospital and healthcare facility clients are payroll contracts.

     Over the course of the last three years, we have completed four strategic acquisitions. We acquired Medical Express, Inc. in November 1998, which strengthened our presence in the Pacific Northwest and Mountain states. During 2000, we completed the acquisitions of Nurses RX, Inc. in June, and Preferred Healthcare Staffing, Inc. in November, which strengthened our presence in the Eastern and Southern regions of the United States. We completed our fourth acquisition in May 2001, acquiring O'Grady-Peyton International (USA), Inc., the leading recruiter of registered nurses from English-speaking foreign countries for placement in the United States. Each of these acquisitions has been accounted for by the purchase method of accounting. Therefore, the operating results of the acquired entities are included in our results of operations commencing on the date of acquisition of each entity. As a result, our results of operations following each acquisition may not be comparable with our prior results.


     Upon consummation of this offering, options to purchase 5,181,642 shares of our common stock that we granted to members of our management will be vested. These options have an average exercise price $10.45 below an assumed initial public offering price of $15.00 per share. As a result, we expect to take a non-cash charge against earnings of $18.7 million in the quarter in which this offering is consummated. In addition, upon consummation of this offering, we will take a charge against earnings of approximately $4.1 million, net of income tax benefits, related to the write-off of unamortized discount on the senior subordinated notes and unamortized deferred financing costs resulting from the early extinguishment of our existing indebtedness and the termination of our existing interest rate swap agreements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of our revenue. Our results of operations are reported as a single business segment.


                                                                                   SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,         JUNE 30,
                                                     --------------------------    ----------------
                                                      1998      1999      2000      2000      2001
                                                     ------    ------    ------    ------    ------
                                                                                     (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenue............................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue....................................   76.7      76.3      73.9      75.3      74.9
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   23.3      23.7      26.1      24.7      25.1
Selling, general and administrative (excluding
  non-cash stock-based compensation)...............   14.6      14.1      13.3      13.5      14.1
Non-cash stock-based compensation..................     --        --       9.7      11.6       4.0
Amortization and depreciation expense..............    1.5       1.4       1.4       1.3       1.6
Transaction costs..................................     --       8.5       0.7        --        --
                                                     -----     -----     -----     -----     -----
Income (loss) from operations......................    7.2      (0.3)      1.0      (1.7)      5.4
Interest expense, net..............................    2.8       2.7       4.4       5.0       3.7
                                                     -----     -----     -----     -----     -----
Income (loss) before minority interest, income
  taxes and extraordinary item.....................    4.4      (3.0)     (3.4)     (6.7)      1.7
Minority interest in earnings of subsidiary........   (0.7)     (0.9)       --        --        --
Income tax (expense) benefit.......................   (1.8)      0.6       1.1       2.2      (0.9)
Extraordinary loss on early extinguishment of debt,
  net of income tax benefit........................     --      (0.5)       --        --        --
                                                     -----     -----     -----     -----     -----
Net income (loss)..................................    1.9%     (3.8)%    (2.3)%    (4.5)%     0.8%
                                                     =====     =====     =====     =====     =====



  Comparison of Results for the Six Months Ended June 30, 2000 to the Six Months Ended June 30, 2001



     REVENUE. Revenue increased 141%, from $91.0 million for the first six months of 2000 to $219.2 million for the first six months of 2001. Of the $128.2 million increase, approximately $60.5 million was attributable to expansion of our existing brands through the growth in the number of travelers and enhancements in contract terms with our hospital and healthcare facility clients, representing an organic growth rate for our recurring operations of 67%. The total number of travelers on assignment in our existing brands grew 38% and contributed approximately $34.7 million of the increase. Enhancements in contract terms included increases in traveler hourly rates charged to hospital and healthcare facility clients that accounted for approximately $12.9 million of this increase, and a shift in the mix of payroll versus flat rate traveler contracts that accounted for approximately $12.9 million of this increase. The remainder of the increase, $67.7 million, was attributable to the acquisitions of NursesRx in June 2000, Preferred Healthcare Staffing in November 2000 and O'Grady-Peyton International in May 2001.



     COST OF REVENUE. Cost of revenue increased 140%, from $68.5 million for the first six months of 2000 to $164.2 million for the first six months of 2001. Of the $95.7 million increase, approximately $44.5 million was attributable to the organic growth of our existing brands and approximately $51.2 million was attributable to the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International.



     GROSS PROFIT. Gross profit increased 144%, from $22.5 million for the first six months of 2000 to $54.9 million for the first six months of 2001, representing gross margins of 24.7% and 25.1%, respectively. The increase in the gross margin was primarily attributable to increases in traveler hourly rates charged to our hospital and healthcare facility clients.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 151%, from $12.3 million for the first six months of 2000 to $30.8 million for the first six months of 2001.

Of the $18.5 million increase, approximately $9.7 million was attributable to the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International. The remaining increase of $8.8 million was primarily attributable to increases in nurse professional development, information systems development, marketing, recruiting, and administrative and office expenses in support of the recent and anticipated growth in travelers under contract.



     NON-CASH STOCK-BASED COMPENSATION. We recorded non-cash compensation charges of $10.6 million for the first six months of 2000 and $8.7 million for the first six months of 2001 in connection with our stock option plans to reflect the difference between the fair market value and the exercise price of previously issued stock options. Following the consummation of this offering, we do not expect to incur additional non-cash stock-based compensation charges in excess of $0.8 million per year.



     AMORTIZATION AND DEPRECIATION EXPENSE. Amortization expense increased from $0.9 million for the first six months of 2000 to $2.7 million for the first six months of 2001. This increase was attributable to the additional goodwill associated with the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International. Depreciation expense increased from $0.3 million for the first six months of 2000 to $0.9 million for the first six months of 2001. This increase was primarily attributable to the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International and the purchase of furniture and equipment to support our recent and anticipated growth.



     INTEREST EXPENSE, NET. Interest expense, net increased from $4.6 million for the first six months of 2000 to $8.0 million for the first six months of 2001. Of the $3.4 million increase, approximately $2.0 million was attributable to additional borrowings incurred in conjunction with the acquisitions of NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International. The remaining increase was primarily due to the new accounting treatment for derivative instruments under SFAS No. 133. Beginning January 1, 2001, SFAS No. 133, as amended, requires us to recognize the unrealized gains and losses on our hedging instruments attributable to changes in interest rates.



     INCOME TAX (EXPENSE) BENEFIT. The provision for income tax for the first six months of 2000 was a benefit of $2.0 million as compared to income tax expense of $2.0 million for the first six months of 2001, reflecting effective income tax rates of a 33.0% benefit and 52.0% expense for these periods, respectively. The differences between these effective tax rates and our expected effective tax rate of 41% are primarily attributable to the effect of various permanent tax difference items, the impact of which is magnified by the reduction in pre-tax income created by the non-cash stock-based compensation charge.


 Comparison of Results for the Year Ended December 31, 1999 to the Year Ended December 31, 2000

     REVENUE. Revenue increased 58%, from $146.5 million in 1999 to $230.8 million for 2000. Of the $84.3 million increase, approximately $63.0 million was attributable to expansion of our existing brands through growth in the number of travelers and enhancements in contract terms with our hospital and healthcare facility clients, representing an organic growth rate for our recurring operation of 43%. The total number of travelers on assignment in our existing brands grew 27% and contributed approximately $39.1 million of the increase. Enhancements in contract terms included increases in traveler hourly rates charged to our hospital and healthcare facility clients that accounted for approximately $17.2 million of this increase, and a shift in the mix of payroll versus flat rate traveler contracts that accounted for approximately $6.7 million of this increase. The remainder of the increase in revenue, $21.3 million, was attributable to the acquisitions of NursesRx in June 2000 and Preferred Healthcare Staffing in November 2000.

     COST OF REVENUE. Cost of revenue increased 53%, from $111.8 million for 1999 to $170.6 million for 2000. Of the $58.8 million increase, approximately $43.2 million was primarily attributable to the organic growth of our existing brands and approximately $15.6 million was attributable to the acquisitions of NursesRx and Preferred Healthcare Staffing.

     GROSS PROFIT. Gross profit increased 73%, from $34.7 million for 1999 to $60.2 million for 2000, representing gross margins of 23.7% and 26.1%, respectively. The increase in gross margin was primarily attributable to increases in traveler hourly rates charged to our hospital and healthcare facility clients and to the acquisition of NursesRx, which historically had higher gross margins than us.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 49%, from $20.7 million for 1999 to $30.7 million for 2000. Of the $10.0 million increase in selling, general and administrative expenses, approximately $3.6 million was attributable to the acquisitions of NursesRx and Preferred Healthcare Staffing. The remaining increase, $6.4 million, was primarily attributable to increases in marketing, recruiting, office and administrative expenses and development and implementation of information systems to support the growth in travelers under contract.


     NON-CASH STOCK-BASED COMPENSATION. We recorded non-cash compensation charges of $22.4 million in 2000 in connection with our stock option plans to reflect the difference between the fair market value and the exercise price of previously issued stock options. No charge was recorded in 1999.


     AMORTIZATION AND DEPRECIATION EXPENSE. Amortization expense increased from $1.7 million for 1999 to $2.4 million for 2000. This increase was attributable to the additional goodwill associated with the acquisitions of NursesRx and Preferred Healthcare Staffing. Depreciation expense increased from $0.3 million for 1999 to $0.9 million for 2000. This increase was attributable to the acquisitions of NursesRx and Preferred Healthcare Staffing, the purchase of furniture and equipment and the depreciation of internally developed computer software.

     TRANSACTION COSTS. Transaction costs of $1.5 million for 2000 relate to the non-capitalized costs incurred in connection with the acquisition of Preferred Healthcare Staffing. Transaction costs of $12.4 million for 1999 relate to costs incurred in connection with our recapitalization in November 1999.

     INTEREST EXPENSE, NET. Interest expense, net increased from $4.0 million for 1999 to $10.0 million for 2000. The $6.0 million increase was primarily attributable to additional borrowings incurred in connection with our recapitalization in November 1999 and with the acquisitions of NursesRx and Preferred Healthcare Staffing in 2000.

     MINORITY INTEREST IN EARNINGS OF SUBSIDIARY. An officer of ours owned a minority interest in AMN Healthcare, Inc., our primary operating subsidiary, until October 1999. Just prior to our November 1999 recapitalization, this stockholder exchanged his shares of our subsidiary for shares of our common stock, eliminating this minority ownership interest. The $1.3 million in minority interest in earnings of our subsidiary for 1999 represents this minority interest in the earnings of AMN Healthcare, Inc. for the period January 1, 1999 through October 18, 1999.


     INCOME TAX (EXPENSE) BENEFIT. The income tax benefit for 1999 was $1.3 million, including the tax benefit of the extraordinary loss on early extinguishment of debt, as compared to a benefit of $2.6 million for 2000, reflecting effective income tax benefit rates of 18.8% and 33.0% for these periods, respectively. The differences between these effective tax rates and our expected effective rate of 41.0% is primarily attributable to the effect of the minority interest in 1999 and the effect of various permanent tax difference items, the impact of which is magnified by the reduction in pre-tax income resulting from the non-cash stock-based compensation charge in 2000.


     EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, NET OF INCOME TAX BENEFIT. The $0.7 million extraordinary loss on early extinguishment of debt for 1999 was attributable to the write-off of deferred financing costs associated with our November 1999 recapitalization.

 Comparison of Results for the Year Ended December 31, 1998 to the Year Ended December 31, 1999

     REVENUE. Revenue increased 67%, from $87.7 million for 1998 to $146.5 million for 1999. Of the $58.8 million increase, approximately $21.0 million was attributable to expansion of our existing brands through growth in number of travelers and enhancements in contract terms with our hospital and healthcare facility clients, representing an organic growth rate for recurring operations of 25%. The total number of travelers on assignment in our existing brands grew by 16% and contributed approximately $13.3 million of the increase. Enhancements in contract terms included increases in traveler hourly rates charged to our

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

hospital and healthcare facility clients that accounted for approximately $5.6 million of this increase, and a shift in the mix of payroll versus flat rate traveler contracts that accounted for approximately $2.1 million of this increase. The remainder of the increase in revenue, $37.8 million, was attributable to the acquisition of Medical Express in November 1998.

     COST OF REVENUE. Cost of revenue increased 66%, from $67.2 million for 1998 to $111.8 million for 1999. Of the $44.6 million increase, approximately $15.4 million was attributable to the organic growth of our existing brands and approximately $29.2 million was attributable to the acquisition of Medical Express.

     GROSS PROFIT. Gross profit increased 70%, from $20.5 million for 1998 to $34.7 million for 1999, representing gross margins of 23.3% and 23.7%, respectively. The increase in gross margin was primarily attributable to increases in traveler hourly rates charged to our hospital and healthcare facility clients.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 61%, from $12.8 million for 1998 to $20.7 million for 1999. Of the $7.9 million increase in selling, general and administrative expenses, approximately $6.9 million was attributable to the acquisition of Medical Express. The remaining increase was primarily attributable to increases in administrative and recruiting expenses in support of the growth in travelers under contract.

     AMORTIZATION AND DEPRECIATION EXPENSE. Amortization expense increased from $1.2 million for 1998 to $1.7 million for 1999. This increase was primarily attributable to the additional goodwill associated with the acquisition of Medical Express. Depreciation expense increased from $0.2 million for 1998 to $0.3 million for 1999. This increase was primarily attributable to the acquisition of Medical Express.

     TRANSACTION COSTS. Transaction costs of $12.4 million in 1999 relate to non-capitalized costs incurred in connection with our November 1999 recapitalization.

     INTEREST EXPENSE, NET. Interest expense, net increased from $2.5 million for 1998 to $4.0 million for 1999. The increase was primarily attributable to additional borrowings incurred in connection with the acquisition of Medical Express.

     MINORITY INTEREST IN EARNINGS OF SUBSIDIARY. Minority interest in income of subsidiary increased from $0.7 million for 1998 to $1.3 million for 1999. The increase was attributable to the increase in net income before minority interest for the year.

     INCOME TAX (EXPENSE) BENEFIT. The provision for income tax expense for 1998 was $1.6 million, as compared to a $1.3 million benefit, including the tax benefit of the extraordinary loss on early extinguishment of debt, for 1999, reflecting effective income tax rates of a 49.0% expense and an 18.8% benefit for these periods, respectively. The differences between these effective tax rates and our expected effective rate of 41.0% is primarily attributable to the effect of the minority interest which was eliminated with the recapitalization in November 1999.

     EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, NET OF INCOME TAX BENEFIT. The $0.7 million extraordinary loss on early extinguishment of debt for 1999 was attributable to the write-off of deferred financing costs associated with our recapitalization in November 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, our primary liquidity requirements have been for debt service under our existing credit facility, acquisitions and working capital requirements. We have funded these requirements through internally generated cash flow and funds borrowed under our existing credit facility. At June 30, 2001, total debt under our existing credit facility was approximately $115.8 million, consisting of $45.0 million in senior term loans, $31.3 million in tranche A acquisition loans, $7.5 million in tranche B acquisition loans, $18.0 million in tranche C acquisition loans and $14.0 million outstanding under our revolving credit facility. In addition, we had senior subordinated notes outstanding at June 30, 2001 with an aggregate outstanding principal balance of $24.2 million.

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


     We intend to use the net proceeds from this offering to repay outstanding indebtedness under our existing credit facility and the senior subordinated notes. We will use the remaining net proceeds, if any, for working capital and general corporate purposes. Upon the consummation of this offering, we intend to amend and restate our existing credit agreement in order to eliminate all of our term loans and to provide for a secured revolving credit facility of up to $50.0 million in borrowing capacity. The revolving credit facility will have a maturity date that is three years after the consummation of this offering and will contain a letter of credit sub-facility and a swing-line loan sub-facility. The revolver will not have an excess "cash sweep" provision. Borrowings under this revolving credit facility will bear interest at floating rates based upon either a LIBOR or prime interest rate option selected by us, plus a spread, to be determined based on the outstanding amount of the revolving credit facility. Our amended and restated credit agreement will contain a minimum fixed charge coverage ratio, a maximum leverage ratio and other customary covenants. Amounts available under our revolving credit facility may be used for working capital and general corporate purposes, subject to various limitations.



     We have relatively low capital investment requirements. Capital expenditures were $0.7 million, $1.7 million and $2.4 million in 1998, 1999 and 2000, respectively. In 2000, our primary capital expenditures were $1.5 million for purchased and internally developed software and $0.9 million for computers, furniture and equipment and other expenditures. We estimate that for fiscal 2001, approximately $4.5 million of capital expenditures will be required, primarily for office furniture and computer equipment and software stemming from the growth in our operations. For the six months ended June 30, 2001, our capital expenditures were $1.8 million.



     Our business acquisition expenditures were $16.0 million in 1998, $91.8 million in 2000 and $13.0 million through June 30, 2001. We had no business acquisition expenditures during 1999. In 1998, we acquired Medical Express. During 2000, we completed the acquisitions of NursesRx and Preferred Healthcare Staffing and in May 2001 we acquired O'Grady-Peyton International. These acquisitions were financed through a combination of bank debt and equity investments. In connection with our acquisition of NursesRx, we are obligated to make a $3.0 million payment to the former shareholders, $1.0 million of which was paid on June 30, 2001 and the remainder of which is to be paid in two equal installments of $1.0 million on June 28, 2002 and June 30, 2003. In connection with our acquisition of O'Grady-Peyton International, we are obligated to pay to the former shareholders of O'Grady-Peyton International an aggregate amount of up to approximately $5.3 million if O'Grady-Peyton International meets certain revenue and earnings targets for the twelve months ended December 31, 2001. There is also additional contingent consideration of up to $2.4 million subject to collection of an outstanding receivable from a customer. We expect to be able to finance any future acquisition either with cash provided from operations, borrowings under our revolving credit facility, bank loans, debt or equity offerings, or some combination of the foregoing.


     Our principal working capital need is for accounts receivable, which has increased with the growth in our business. Our principal sources of cash to fund our working capital needs are cash generated from operating activities and borrowings under our revolving credit facility. Net cash used in operations for 2000 was $1.6 million, resulting primarily from the growth in working capital offset by cash earnings generated by us.

     We believe that cash generated from operations, the remaining net proceeds of this offering and borrowings under the new revolving credit facility will be sufficient to fund our operations for at least the next 12 months.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY

     Due to the regional and seasonal fluctuations in the hospital patient census of our hospital and healthcare facility clients and due to the seasonal preferences for destinations by our travelers, the number of travelers on assignment, revenue and earnings are subject to moderate seasonal fluctuations. Many of our hospital and healthcare facility clients are located in areas that experience seasonal fluctuations in population, such as Florida and Arizona, during the winter and summer months. These facilities adjust their staffing levels to accommodate the change in this seasonal demand and many of these facilities utilize temporary healthcare professionals to satisfy these seasonal staffing needs.

     Historically the number of travelers on assignment has increased during January through March followed by declines or minimal growth in travelers during April through August. During September through November, our traveler count has historically increased, followed by a decline in December. Seasonality of travelers, revenue and earnings is expected to continue. As a result of all of these factors, results of any one quarter are not necessarily indicative of the results to be expected for any other quarter or for any year.

INFLATION

     Although inflation has abated during the last several years, the rate of inflation in healthcare related services continues to exceed the rate experienced by the economy as a whole. Our contracts typically provide for an annual increase in the fees paid to us by our clients based on increases in various inflation indices allowing us to pass on inflation costs to our clients. Historically, these increases have generally offset the increases in costs incurred by us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt instruments. In instances where we have variable (floating) rate debt, we attempt to minimize our interest rate risk by entering into interest rate swap or cap instruments. Our corporate policy is to only enter into derivative instruments only if the purpose of such instruments is to hedge a known underlying risk.


     A 1% change in interest rates on variable rate debt would have resulted in interest expense fluctuating approximately $22,000 for 1998, $46,000 for 1999, $73,000 for 2000 and $56,000 for the six months ended June 30, 2001, respectively.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results of the hedged item in the income statement and require that the company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. We implemented this pronouncement in January 2001.


     In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     We are required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.



     SFAS No. 141 will require, upon adoption of SFAS No. 142, that we evaluate existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, we will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.



     As of the date of adoption, January 1, 2002, we expect to have unamortized goodwill in the amount of $124.5 million and unamortized identifiable intangible assets in the amount of $871,000, all of which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was $2.3 million and $2.5 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adopting SFAS Nos. 141 and 142, it is not yet practicable to reasonably estimate the impact of adopting these accounting pronouncements on our financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.


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

                                    BUSINESS

OUR COMPANY


     We are a leading temporary healthcare staffing company and the largest nationwide provider of travel nurse staffing services, one of the fastest growing segments of the temporary healthcare staffing industry. We recruit nurses and allied health professionals, our "travelers," and place them on temporary assignments, typically for 13 weeks away from their permanent homes, at hospitals and healthcare facilities throughout the United States. Approximately 90% of our travelers are nurses, while the remainder are technicians, therapists and technologists. We are actively working with a pre-screened pool of over 25,000 prospective travelers, of whom over 6,000 were on assignment during July 2001. Additionally, in August 2001, we had over 15,500 open orders from our network of over 2,500 hospital and healthcare facility clients.



     In recent years our business has grown significantly, outpacing the growth of the temporary healthcare staffing market. From 1996 to 2000, our revenue and Adjusted EBITDA increased at compound annual growth rates of 48% and 58%, respectively. Approximately one-third of this growth was generated through strategic acquisitions, while the remaining two-thirds was generated through the organic growth of our operations. On a combined basis, assuming all of our acquisitions had occurred on January 1, 1996, the compound annual growth rate of our revenues from 1996 to 2000 would have been 30%, as compared to the 13% compound annual growth rate experienced by the temporary healthcare staffing market during the same period. Additionally, since 1999, the pace of our organic growth has accelerated. On the same combined basis as discussed above, for the twelve months ended June 30, 2001, we would have generated revenues of $413.0 million and Adjusted EBITDA of $51.0 million, representing organic compound annual growth rates of 48% and 86%, respectively, since 1999.



     We market our services to two distinct customer bases: (1) travelers and
(2) hospital and healthcare facility clients. We use a multi-brand recruiting strategy to recruit travelers in the United States and internationally to enhance our ability to successfully attract travelers. Our five separate brand names: American Mobile Healthcare, Medical Express, NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International, have distinct geographic market strengths and brand images. Our large number of hospital and healthcare facility clients allows us to offer traveling positions in all 50 states, and in a variety of work environments. In addition, we provide our travelers with valuable benefits, including free or subsidized housing, travel reimbursement, professional development opportunities, a 401(k) plan and health insurance. We believe that we attract travelers due to our long-standing reputation for providing a high level of service, our numerous job opportunities, our benefit packages, our innovative marketing programs and our most effective recruiting tool, word-of-mouth referrals from our thousands of current and former travelers.



     We have established a growing and diverse hospital and healthcare facility client base, ranging from national healthcare providers to premier teaching and regional hospitals. Approximately 95% of our healthcare facility contracts are with acute-care hospitals. We currently hold contracts with approximately 42% of all acute-care hospitals in the United States, where we place the vast majority of our travelers. Our clients include hospitals and healthcare systems such as Georgetown University Hospital, HCA, Kaiser Permanente, NYU Medical Center, Stanford Health Care, UCLA Medical Center and The University of Chicago Hospitals. We also provide services to sub-acute healthcare facilities, dialysis centers, clinics and schools. Hospital and healthcare facilities utilize our services to help cost-effectively manage staff shortages, new unit openings, seasonal variations, budgeted vacant positions, long-term leaves of absence and other flexible staffing needs.


INDUSTRY OVERVIEW


     In 2000, total healthcare expenditures in the United States were estimated at $1.3 trillion, representing approximately 13% of the U.S. gross domestic product, and had grown approximately 8% over 1999 according to the Centers for Medicare & Medicaid Services. Over the next decade, an aging U.S. population and advances in medical technology are expected to drive increases in hospital patient populations and the consumption of healthcare services. As a result, total healthcare expenditures are projected to increase by approximately $1.3 trillion during the next decade.

     Within the healthcare staffing sector, temporary staffing has emerged as an increasingly utilized method to efficiently deliver healthcare services. In the mid-1990s, several factors prompted the increased usage of temporary staffing at hospitals. A principal factor was cost containment. Managed care, Medicare, Medicaid and competitive pressures created renewed emphasis on cost containment. Among other responses, this led acute-care hospitals to redesign their staffing models to reduce their levels of fixed staffing and to include a variable staffing component.

     The temporary healthcare staffing industry accounted for $7.2 billion in revenues in 2000 and this amount is projected to increase by 21%, to $8.7 billion, in 2001 according to estimates by The Staffing Industry Report. Approximately 70% of the temporary healthcare staffing industry is comprised of nurse staffing and approximately 30% is comprised of allied health, physicians and other healthcare professionals. Temporary healthcare staffing has experienced strong historical growth since 1996, growing at a compound annual growth rate of 13%, but this growth has accelerated to approximately 15% over the past two years. Within the temporary healthcare staffing industry, we believe that travel nurse staffing is one of the fastest growing segments.

  Demand and Supply Drivers

     Since the mid-1990s, changes in the healthcare industry prompted a permanent shift in staffing models that led to an increased usage of temporary staffing at hospitals and other healthcare facilities. The supply of professionals choosing travel healthcare as a short-term or long-term career option has also grown alongside increased demand for travelers. We believe that this expanded demand and supply pattern will continue, particularly in the travel nurse staffing sector, because of the following drivers:

     Demand Drivers

     - DEMOGRAPHICS AND ADVANCES IN MEDICINE AND TECHNOLOGY. As the U.S. population ages and as advances in medicine result in longer life expectancy, it is likely that chronic illnesses and hospital populations will continue to increase. We believe that these factors will increase the demand for both temporary and permanent nurses, as well as for allied health professionals. In addition, advances in healthcare technology have increased the demand for specialty nurses who are qualified to operate advanced medical equipment or perform complex medical procedures.

     - SHIFT TO FLEXIBLE STAFFING MODELS. Nurse wages comprise the largest percentage of hospitals' labor expenses. Cost containment initiatives and a renewed focus on cost-effective healthcare service delivery continue to lead many hospitals and other healthcare facilities to adopt flexible staffing models that include reduced permanent staffing levels and increased utilization of flexible staffing sources, such as traveling nurses.

     - NURSING SHORTAGE. Most regions of the United States are experiencing a shortage of nurses. The American Hospital Association estimates that up to 126,000 position vacancies currently exist for registered nurses, representing approximately 10% of the hospital-based nursing workforce. The Journal of the American Medical Association has reported that the registered nurse workforce is expected to be 20% below projected requirements by 2020. Faced with increasing demand for and a shrinking supply of nurses, hospitals are utilizing more temporary nurses to meet staffing requirements. Factors contributing to the current and projected declining supply of nurses include:

           -- DECREASING NUMBER OF ENTRANTS TO NURSING SCHOOL AND NEW NURSING
              GRADUATES. According to the American Association of Colleges of Nursing, enrollment in all basic nursing education programs (baccalaureate, associate or diploma) has fallen each year since 1995 by approximately 5%.

           -- NURSES LEAVING PATIENT CARE ENVIRONMENTS FOR LESS STRESSFUL AND
              DEMANDING CAREERS. Career opportunities for nurses have expanded beyond the traditional bedside role. Pharmaceutical companies, insurance companies, HMOs and hospital service and supply companies increasingly offer nurses attractive positions which involve less demanding work schedules and physical requirements.

           -- AGING NURSE POPULATION. The average age of a registered nurse is estimated to be 45.2 years old, up 8.4% since 1988. By 2010, 40% of the nurse population is expected to be older than 50, as compared to 29% of nurses that were older than 50 as of March 2000. As a growing number of nurses retire, the nursing shortage is likely to worsen.

     - SEASONALITY. Hospitals in areas that experience significant seasonal fluctuations in population, such as Florida or Arizona during the winter months, must be able to efficiently adjust their staffing levels to accommodate the change in demand. Many of these hospitals utilize temporary healthcare professionals to satisfy these seasonal staffing needs.

     - FAMILY AND MEDICAL LEAVE ACT. The adoption of the Family and Medical Leave Act in 1993, which mandates 12-week job-protected maternity and dependent care leave, continues to create temporary nursing vacancies at healthcare facilities. Approximately 94% of the registered nurses working at healthcare facilities in the United States are women.

     - STATE LEGISLATION REQUIRING HEALTHCARE FACILITIES TO UTILIZE MORE NURSES. In response to concerns by consumer groups over the quality of care provided in healthcare facilities and concerns by nursing organizations about the increased workloads and pressures placed upon nurses, several states have passed or introduced legislation that is expected to increase the demand for nurses.


           -- MINIMUM NURSE-TO-PATIENT RATIOS.  California passed legislation in
              1999 (effective January 2002) that requires the establishment of minimum nurse-to-patient ratios throughout all hospitals. Other states have already adopted, and several are now considering, similar legislation.



           -- ELIMINATION OF MANDATORY OVERTIME. Many healthcare facilities require their permanent staff to work overtime to cover staffing shortages. Maine recently passed legislation that limits mandatory overtime for nurses, and similar legislation has already been introduced in several other states.


     Supply Drivers

     - TRADITIONAL REASONS FOR A HEALTHCARE PROFESSIONAL TO BECOME A
       TRAVELER. Traveling allows healthcare professionals to explore new areas of the United States, work at prestigious hospitals, learn new skills, build their resumes and avoid unwanted workplace politics that may accompany a permanent position. Other benefits to travelers include free or subsidized housing, professional development opportunities, competitive wages, health insurance and completion bonuses for some assignments. All of these opportunities have been constant supply drivers, bringing a growing number of new healthcare professionals into traveling.

     - WORD-OF-MOUTH REFERRALS. New applicants are most often referred to travel staffing companies by current or former travelers. Growth in the number of healthcare professionals that have traveled, as well as the increased number of hospital and healthcare facilities that utilize travelers, creates more opportunities for referrals.

     - MORE NURSES CHOOSING TRAVELING DUE TO THE NURSING SHORTAGE. In times of nursing shortages, nurses with permanent jobs feel more secure about their employment prospects. They have a higher degree of confidence that they can leave their permanent position to join the traveler workforce and have the ability to return to a permanent position in the future. Additionally, during a nursing shortage, permanent staff nurses are often required to assume greater responsibility and patient loads, work mandatory overtime and deal with increased pressures within the hospital. Many experienced nurses consequently choose to leave their permanent employer, and look for a more flexible and rewarding position.

     - NEW LEGISLATION ALLOWING NURSES TO BECOME MORE MOBILE. The Mutual Recognition Compact Legislation, promoted by the National Council of State Boards of Nursing, allows nurses to work more freely within states participating in the Compact Legislation without obtaining new state licenses. The recognition legislation began in 1999 and had been passed in 14 states as of June 2001.

GROWTH STRATEGY

     Our goal is to expand our leadership position within the temporary healthcare staffing sector in the United States. The key components of our business strategy include:


     - EXPANDING OUR NETWORK OF QUALIFIED TRAVELERS. Through our recruiting efforts both in the United States and internationally, we continue to expand our network of qualified travelers. Currently, our recruiters are actively working with over 25,000 prospective travelers, of whom over 6,000 were on assignment with our clients during July 2001. We have exhibited substantial growth in our traveler base over the past five years primarily through referrals from our current and former travelers, as well as through advertising and direct mailings. While we expect these methods to continue to gain momentum, we are implementing creative ways to attract additional qualified travelers. Two recent examples include our acquisition of O'Grady-Peyton International, the leading recruiter of registered nurses from English-speaking foreign countries for placement in the United States, and Internet recruitment tools such as our NurseZone.com website, which is a leading nurse community site on the Internet.


     - STRENGTHENING AND EXPANDING OUR RELATIONSHIPS WITH HOSPITALS AND HEALTHCARE FACILITIES. We seek to continue to strengthen and expand our relationships with our hospital and healthcare facility clients, and to develop new relationships. Because we possess one of the largest national networks of temporary nurse and allied health professionals, we are well positioned to offer our hospital and healthcare facility clients effective solutions to meet their staffing needs. We currently hold contracts with approximately 42% of all acute-care hospitals in the United States and we believe there is an opportunity to further grow our existing relationships and develop new relationships with hospitals and healthcare facilities.

     - LEVERAGING OUR BUSINESS MODEL AND LARGE HOSPITAL AND HEALTHCARE FACILITY CLIENT BASE TO INCREASE PRODUCTIVITY. We seek to increase our productivity through our proven multi-brand recruiting strategy, large network of travelers, established hospital and healthcare facility client relationships, proprietary information systems, innovative marketing and recruitment programs, training programs and centralized administrative support systems. Our multi-brand recruiting strategy allows a recruiter in any of our brands to take advantage of all of our nationwide placement opportunities. In addition, our information systems and support personnel permit our recruiters to spend more time focused on travelers' needs and placing them on appropriate assignments in hospitals or healthcare facilities. Implementation of our business model at our acquired brands has resulted in significant increases in our productivity. For example, at Medical Express, which we acquired in November 1998, we achieved increases of 25% in the number of placements per trained recruiter from the first quarter of 1999 to the first quarter of 2001.

     - EXPANDING SERVICE OFFERINGS THROUGH NEW STAFFING SOLUTIONS. In order to further enhance the growth in our business and improve our competitive position in the healthcare staffing sector, we continue to explore new service offerings. We have most recently introduced temporary and permanent programs for U.S. and Canadian newly-graduated nurses, specialty training opportunities, on-site vendor management for hospitals and healthcare facilities, permanent placement of nurses and placement of travelers in Canadian hospital and healthcare facilities.

     - CAPITALIZING ON STRATEGIC ACQUISITION OPPORTUNITIES. In order to enhance our competitive position, we will continue to selectively explore strategic acquisitions. In the past after we have made acquisitions, we have sought to leverage our hospital relationships and orders across our brands, integrate back-office functions and maintain brand differentiation for traveler recruitment purposes. We also implement our proven business model in order to achieve greater productivity, operating efficiencies and financial results.

BUSINESS OVERVIEW

  Services Provided

     Hospitals and healthcare facilities generally obtain supplemental staffing from local temporary (per diem) agencies and national travel healthcare staffing companies. Per diem staffing, which has historically comprised the majority of the temporary healthcare staffing industry, involves the placement of locally-based healthcare professionals on very short-term assignments, such as daily shift work, on an as needed (per diem) basis. Hospitals and healthcare facilities often give minimal advance notice of their per diem assignments, and require a quick turnaround from their staffing agencies, generally less than 24 hours. Travel staffing, on the other hand, provides healthcare facilities with staffing solutions to address anticipated staffing requirements, typically for 13 weeks. In contrast to per diem agencies, travel staffing companies select from a national (and in some cases international) skilled labor pool and provide pre-screened candidates to their hospital and healthcare facility clients, usually at a lower cost. We focus on the travel segment of the temporary healthcare staffing industry, and provide both nurse and allied health travelers to our hospital and healthcare facility clients.

     NURSES. We provide medical nurses, surgical nurses, specialty nurses, licensed practical or vocational nurses, and advanced practice nurses in a wide range of specialties for travel assignments throughout the United States. We place our qualified nurse professionals with premier, nationally recognized hospitals and hospital networks. The majority of our assignments are in acute-care hospitals, including teaching institutions, trauma centers and community hospitals. Nurses comprise approximately 90% of the total travelers currently working for us.

     ALLIED HEALTH PROFESSIONALS. We also provide allied health professionals to hospitals and other healthcare facilities such as skilled nursing facilities, rehabilitation clinics and schools. Allied health professionals include such disciplines as surgical technologists, respiratory therapists, medical and radiology technologists, dialysis technicians, speech pathologists and rehabilitation assistants. Allied health professionals comprise approximately 10% of the total travelers currently working for us.

  Multi-Brand Recruiting Strategy

     In order to enhance our opportunities to expand our network of traveling professionals, we choose to recruit travelers in the United States and internationally separately under each of our five established and recognized brand names: American Mobile Healthcare, Medical Express, NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International. While all of our brands have the capability to place travelers on assignments that we have throughout the United States using the same placement opportunities, or "orders," our brands have distinct geographic market strengths and brand images.

     It is common for travelers to register with more than one brand in order to utilize more than one recruiter. Our multi-brand recruiting strategy provides us with a competitive advantage, as potential travelers are able to work with more than one of our brand recruiters. Accordingly, we believe that our probability of successfully placing the traveler on assignment is significantly enhanced.

     To our hospital and healthcare facility clients, however, we market and administer our services under the single corporate brand of AMN Healthcare. Hospitals and healthcare facility clients in turn have the advantage of managing one contract with us, but receiving the benefit of five nationally known brands that recruit travelers for their open positions.

     The following chart depicts our single staffing provider and multi-brand recruiting model:

     SINGLE STAFFING PROVIDER                    MULTI-BRAND RECRUITING

[AMN Healthcare Structure Flow Chart]

  National Presence and Diversified Hospital and Healthcare Facility Client Base


     We offer our travelers nationwide placement opportunities and provide temporary staffing solutions to our hospital and healthcare facility clients that are located throughout the United States. We typically have open traveler requests, or orders, in all 50 states. The largest percentage of these open orders are typically concentrated in the most heavily populated states, including 16% in California, 9% in Texas, 9% in Florida and 7% in Arizona. In August 2001, we had over 15,500 open orders nationwide.


     The number of our hospital and healthcare facility clients that we serve has grown from approximately 600 in 1993 to over 2,500 active hospital and healthcare facility clients today. Approximately 95% of our healthcare facility contracts are with acute-care hospitals. In addition to acute-care hospitals, we also provide services to sub-acute healthcare facilities, dialysis centers, clinics and schools. We currently hold contracts with approximately 42% of all acute-care hospitals in the United States. Our clients include hospitals and healthcare systems such as Georgetown University Hospital, HCA, Kaiser Permanente, NYU Medical Center, Scripps Health Systems, Stanford Health Care, Swedish Health Services, Texas Children's Hospital, UCLA Medical Center and The University of Chicago Hospitals. As of June 30, 2001, no single client, including affiliated groups, comprised more than 10% of our travelers on assignment and no single client facility comprised more than 2% of our travelers on assignment.

OUR BUSINESS MODEL

     We have developed and continually refined our business model to achieve greater levels of productivity and efficiency. Our model is designed to optimize the communication with, and service to, both our travelers and our hospital and healthcare facility clients.

     The following graph illustrates the elements of our business model:

[ELEMENTS OF OUR BUSINESS MODEL FLOW CHART]

     Marketing and Recruitment of New Travelers

     We believe that nursing and allied health professionals are attracted to us because of our large and diverse offering of work assignments, the opportunity to travel to numerous attractive locations throughout the United States and our service and relationship-oriented approach.


     We believe that our multi-brand recruiting strategy makes us more effective at reaching a larger number of professional travelers. Because it is common for travelers to register with more than one brand in the industry, we believe that by offering five distinct brands we increase our ability to recruit travelers. Each brand has its own distinct marketing identity to prospective travelers, and we utilize different strategies in presenting each of the brands as unique. We tailor the marketing of each of our brands through a combination of websites, journal advertising, conferences and conventions, direct mail, printed marketing material and, most importantly, through personal word-of-mouth referrals from current and former travelers. Referrals from our current and former travelers represent approximately 49% of the travelers recommended to us. We also operate NurseZone.com, a leading nurse community website. This website caters to the professional and personal lives of nurses, and offers nursing news and updates, links to other Internet sites, discounted products and services, continuing education courses and career opportunities sponsored by our five recruitment brands, including an online traveler application process.



     We have established an extensive network of traveling professionals to meet the growth in our hospital and healthcare facility clients' demand for travelers. Currently, our recruiters are actively working with a pre-screened pool of over 25,000 traveler candidates in an effort to place them with one of our hospital or healthcare facility clients. Year-to-date through July 2001, the new traveler applications received by each of our brands increased by an average of over 50% as compared to the similar period in 2000.

     Screening/Quality Management

     Through our quality management department, we screen each candidate prior to their placement and we continue to evaluate each traveler after they are placed to ensure adequate performance as well as to determine feasibility for future placements. Our internal processes are designed to ensure that each traveler has the appropriate experience, credentials and skills for the assignments that they accept. Our experience has shown us that well-matched placements result in both satisfied travelers and healthcare facility clients. Our screening and quality management process includes three principal stages:

          INITIAL SCREENING. Each new traveler candidate who submits an application with us must meet certain criteria, including appropriate prior work experience and proper educational and licensing credentials. We independently verify each applicant's work history and references to reasonably ensure that our hospital and healthcare facility clients may depend on our travelers for clinical competency and personal reliability. Our proprietary clinical skills checklists, developed for each healthcare specialty area, are used by our hospital and healthcare facility clients' hiring managers as a basis for evaluating candidates and conducting interviews, and for facilitating the selection of a traveler who can meet the hospital or healthcare facility client's specific needs.

          ASSIGNMENT SPECIFIC SCREENING. Once an assignment is accepted by a traveler, our quality management department tracks the necessary documentation and license verification required for the traveler to meet the requirements set forth by us, the hospital or healthcare facility, and, when required, the applicable state board of health or nursing. These requirements may include obtaining copies of specific health records, drug screening, criminal background checks and certain certifications or continuing education courses.

          ONGOING EVALUATION. We continually evaluate our travelers' performance through a verbal and written evaluation process. We receive these evaluations directly from our hospital and healthcare facility clients, and use the feedback to determine appropriate future assignments for each traveler.

     Sales and Marketing to Hospitals and Healthcare Facilities

     Our team of regional client service directors markets our services to prospective hospital and healthcare facility clients, and supervises ongoing contract management of existing clients in their territory. We market ourselves to hospitals and healthcare facilities under one corporate brand name, AMN Healthcare, a single staffing provider with five recruitment sources of travelers: American Mobile Healthcare, Medical Express, NursesRx, Preferred Healthcare Staffing and O'Grady-Peyton International.

     The number of our hospital and healthcare facility clients that we serve has grown from approximately 600 in 1993 to over 2,500 active clients today. Approximately 95% of our healthcare facility contracts are with acute-care hospitals. In addition to acute-care hospitals, we also provide services to sub-acute healthcare facilities, dialysis centers, clinics and schools. Our hospital and healthcare facility clients include 15 of the top 16 hospitals in the United States as ranked by US News and World Report in its July 2001 Best Hospitals Honor Roll.

     Account Management

     Once hospital and healthcare facility contracts are obtained by our regional client service directors, our hospital account managers are responsible for soliciting and receiving orders from these clients and working with our recruiters to fill those orders with qualified travelers. An "order" is a request from a client hospital or healthcare facility for a traveler to fill an assignment. Hospital account managers regularly call and solicit orders from our clients, who also submit orders via the Internet and by fax. Depending upon their size and specific needs, one hospital or healthcare facility client may have up to 50 open orders at one time.

     Our average number of orders for upcoming assignments has increased significantly during the past three years. The combination of an increasing number of open orders and a greater number of nurses choosing to travel benefits us by providing us with numerous assignments to offer and an increasing supply of new traveler applicants to place. In August 2001, we had over 15,500 open customer orders nationwide. Our growth in open orders can be attributed to factors including:


        - continuing increased demand for traveling nurses;

        - our extensive network of travelers;

        - our brand recognition and reputation as a quality provider of temporary healthcare staffing services; and

        - our increased number of hospital and healthcare facility client relationships.

     Because hospitals often list their orders with multiple service providers, open orders may also be listed with our competitors. An order will generally be filled by the company that provides a suitable candidate first, highlighting the need for a large network of travelers and integrated operating and information systems to quickly and effectively match hospital and healthcare facility client needs with appropriate traveler candidates.

     Placement

     Orders are entered into our information network and are made available to the recruiters at all of our recruitment brands. Our recruiters provide our hospital account managers with the personnel profiles of the travelers who have expressed an interest in a particular assignment. The hospital account manager approves the profiles to be sent to the hospital or healthcare facility client, follows up to arrange a telephone interview between the traveler and the hospital, and confirms offers and placements with the hospital or healthcare facility.

     Our recruiters seek to develop and maintain strong and long-lasting relationships with our travelers. Each recruiter manages a group of approved traveler candidates and works to understand the unique needs and desires of each traveler. The recruiter will present open order assignments to a traveler, request that the personnel profile be submitted for placement consideration, arrange a telephone interview with assistance from the hospital account managers, make any special requests for housing and generally facilitate placement of the traveler.

     In the case of our international travelers, the recruiters at our O'Grady-Peyton International brand, including those located in the United Kingdom, Australia, New Zealand and South Africa, assist candidates in preparing for the national nursing examination and subsequently obtaining a U.S. nursing license. These recruiters also assist our international travelers to obtain petitions to become lawful permanent residents or to obtain work visas prior to their arrival in the United States.

     Throughout the typical 13-week assignment, the recruiter will work with the traveler to review their progress and to determine whether the person would like to extend the length of the current assignment, or move to a new hospital or healthcare facility at the end of the assignment term. Our international travelers are typically placed on longer-term, 18-month assignments as a result of our substantial investment in bringing them to work in the United States. Near completion of the 18-month assignment, our recruiters will work with these travelers to explore their options for new assignments, including our more traditional 13-week arrangements.

     We share orders among our various brands to increase placement opportunities for our travelers. Our growth in placement volume has been driven by enabling our recruiters at all of our brands to offer more open assignment orders to their travelers. For example, we have been successful with this order sharing strategy at Medical Express over the past two years, where 52% of Medical Express placements of travelers during the fourth quarter 2000 were with clients who had not been hospital or healthcare facility clients of Medical Express prior to its acquisition.

     Housing

     We offer substantially all of our travelers free or subsidized housing while on assignment. Our housing department is primarily consolidated and managed at our San Diego corporate headquarters. Our housing department facilitates the leasing of all apartments and furniture, manages utilities, and arranges all housing and roommate assignments for the thousands of travelers that we place each year. We generally offer our travelers a free two-bedroom apartment to share with another traveler. If a traveler desires to have a private, one-bedroom apartment, they typically pay a housing fee to us to cover the incremental costs. If a traveler chooses not to accept housing provided by us, they receive a monthly housing stipend in lieu of an apartment. Generally, our international travelers are provided with increased travel reimbursements and assistance with immigration costs in lieu of free or subsidized housing. We currently lease approximately 3,500 apartments nationwide with a monthly housing expense of nearly $4 million.

     Housing expenses are typically included in the hourly or weekly fees that we charge to our hospital and healthcare facility clients. Based on the contracted billing rate and gross profit for each hospital or healthcare facility client, we estimate a budget for our housing coordinators to utilize when locating apartments for each assignment. We carefully monitor performance of actual housing costs incurred to the housing costs budgeted for each placement. If housing costs rise in a particular city or region, our housing department tracks these trends and communicates with our regional client service directors to obtain increased billing rates to cover these costs. In the past, we generally have been successful in obtaining rate increases from our hospital and healthcare facility clients to cover the increased housing costs.

     Traveler Payroll

     Approximately 90% of our working travelers are on our payroll, while the remaining 10% are paid directly by the hospital or healthcare facility client. Providing payroll services is a value-added and convenient service that hospitals and healthcare facilities increasingly expect from their supplemental staffing sources. To provide convenience and flexibility to our hospital and healthcare facility clients, we accommodate several different payroll cycles, and allow the client to choose the cycle that most closely matches that of their permanent staff. This enables our hospital and healthcare facility clients to integrate management of traveler scheduling and overtime with their permanent staff.

     Consistent accuracy and timeliness of producing our traveler payroll is essential to the retention of our travelers. Our internal payroll service group receives and processes timesheets for over 5,000 travelers. Payroll is typically processed within 72 hours after the completion of each pay period, heightening the importance of having adequately trained and skilled payroll personnel and appropriate operating and information systems. We process our payroll utilizing a leading national payroll processing service that can accommodate our large quantity of transactions and the many federal, state and local withholding and employer taxing requirements across the United States.

     Our payroll service group offers our travelers several service benefits, including multi-account direct deposit, automatic 401(k) deductions, dependent care and flexible spending account deductions and housing co-pays when the traveler chooses to upgrade to a private one-bedroom apartment, rather than a free shared two-bedroom apartment.

     Traveler Benefits

     In our effort to attract and retain highly qualified traveling professionals, we offer a variety of benefits to our travelers. These benefits include:

     - COMPLETION BONUSES. Many of our assignments offer special completion bonuses, which we pay in a lump sum once the traveler has completed his or her 13-week assignment. When offered, completion bonuses usually range from $500 to $3,000 for a 13-week assignment and are typically billed as a separate cost to the hospital client, with a small markup to cover employer taxes and overhead.

     - TRAVEL REIMBURSEMENT. Travelers receive travel reimbursement for each assignment. Reimbursements are calculated on a "per mile" basis with a cap on the total, and are often billed as a separate cost to the hospital or healthcare facility client.

     - REFERRAL BONUSES. Through our referral bonus program, a traveler receives a bonus if he or she successfully refers a new traveler.

     - 401(k) PLAN AND DEPENDENT CARE REIMBURSEMENT. We offer our travelers immediate enrollment in our 401(k) plan, including matching employer contributions after 1,000 hours of continued service. In addition, we provide pre-tax deductions for employee dependent care expenses.


     - GROUP MEDICAL, DENTAL AND LIFE INSURANCE. We pay 100% of premium expenses for medical, dental and life insurance.

     - PROFESSIONAL DEVELOPMENT CENTER. We are a fully accredited provider of continuing education by the American Nurses Credentialing Center. Through our professional development center, our travelers receive free continuing education courses. In addition, they can obtain the information needed to apply for licensure in the state where they will travel.

     - 24-HOUR MANAGEMENT AND CLINICAL SUPPORT. It is our goal to always be available to our travelers. Travelers with emergencies can be connected 24 hours per day with a clinical liaison, recruitment manager or housing manager to help resolve their problem.

     Hospital Billing

     To accommodate the needs of our hospital clients, we offer two types of billing: payroll contracts and flat rate contracts. We currently bill approximately 90% of working travelers based on payroll contracts and approximately 10% based on flat rate contracts.

     PAYROLL CONTRACTS. Under a payroll contract, the traveler is our employee for payroll and benefits purposes. Under this arrangement, we bill our hospital and healthcare facility clients at an hourly rate which effectively includes reimbursement for recruitment fees, wages and benefits for the traveler, employer taxes, and housing expenses. Overtime and holiday hours worked are typically billed at a premium rate. We in turn pay the traveler's wages, housing costs and benefits. Providing payroll services is a value-added and convenient service that hospitals and healthcare facilities increasingly expect from their supplemental staffing sources. Providing these payroll services, which is cash flow intensive, also gives us a competitive edge over smaller staffing firms.

     FLAT RATE CONTRACTS. With flat rate billing, the traveler is placed on the hospital or healthcare facility client's payroll. We bill the hospital a "flat" weekly rate that includes reimbursement for recruitment fees, traveler benefits and typically housing expenses. Generally, if the traveler works overtime, there is not an opportunity for us to receive increased fees under a flat rate contract.

INFORMATION SYSTEMS

     Our primary management information and communications systems are centralized and controlled in our corporate headquarters and are utilized in each of our staffing offices. Our financial systems are primarily centralized at our corporate headquarters and our operational reporting is standardized at all of our offices. To facilitate payroll for our corporate employees and our travelers, we utilize a system provided by a national payroll processing service.

     During the past few years, we have developed a proprietary information system called American Mobile Information Exchange, or "AMIE." AMIE is a Windows-based, interactive system that is an important tool in maximizing our productivity and accommodating our multi-brand recruiting strategy. The system was custom-designed for our business model, including integrated processes for traveler and healthcare facility contract management, matching of travelers to available assignments, traveler file submissions for placements, quality management tracking, controlling traveler compensation packages and managing healthcare facility contract and billing terms. AMIE provides our staff with fast, detailed information regarding individual travelers and hospital and healthcare facility clients. AMIE also provides a platform for interacting and transacting with travelers and hospital and healthcare facility clients via the Internet.

RISK MANAGEMENT


     We have developed an integrated risk management program that focuses on loss analysis, education and assessment in an effort to reduce our operational costs and risk exposure. We continually analyze our losses on professional liability claims and workers compensation claims to identify trends. This allows us to focus our resources on those areas that may have the greatest impact on us. We have also developed educational materials for distribution to our travelers that are targeted to address specific work-injury risks. In addition, we have compiled a universal safety manual that every traveler receives each year.

     In addition to our proactive measures, we engage in a peer review process of any incidents involving our travelers. Upon notification of a traveler's involvement in an incident that may result in liability for us, a team of registered nurses located at our San Diego headquarters reviews the traveler's actions. Our peer review committee makes a prompt determination regarding whether the traveler will continue the assignment and whether we will place the traveler on future assignments.

COMPETITION

     The healthcare staffing industry is highly competitive. We compete with both national firms and local and regional firms. We compete with these firms to attract nurses and other healthcare professionals as travelers and to attract hospital and healthcare facility clients. We compete for travelers on the basis of the quantity, diversity and quality of assignments available, compensation packages, and the benefits that we provide to a traveler while they are on an assignment. We compete for hospital and healthcare facility clients on the basis of the quality of our travelers, the timely availability of our professionals with requisite skills, the quality, scope and price of our services, and the geographic reach of our services.

     We believe that larger, nationally established firms enjoy distinct competitive advantages over smaller, local and regional competitors in the travel healthcare staffing industry. Continuing nursing shortages and factors driving the demand for nurses over the past several years have made it increasingly difficult for hospitals to meet their staffing needs. More established firms have a critical mass of available nursing candidates, substantial word-of-mouth referral networks and established brand names, enabling them to attract a consistent flow of new applicants. Larger firms can also more easily provide payroll services billing, which is cash flow intensive, to healthcare providers. As a result, sizable and established firms such as ours have had a significant advantage over smaller participants.

     Some of our competitors in the temporary nurse staffing sector include Cross Country, InteliStaf, Medical Staffing Network and RehabCare Group.

GOVERNMENT REGULATION

     The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. Our business, however, is not directly impacted by or subject to the extensive and complex laws and regulations that generally govern the healthcare industry. The laws and regulations which are applicable to our hospital and healthcare facility clients could indirectly impact our business to a certain extent, but because we provide services on a contract basis and are paid directly by our hospital and healthcare facility clients, we do not have any direct Medicare or managed care reimbursement risk.

     Some states require state licensure for businesses that employ and/or assign healthcare personnel to provide healthcare services on-site at hospitals and other healthcare facilities. We are currently licensed in all ten states that require such licenses.

     Most of the travelers that we employ are required to be individually licensed or certified under applicable state laws. We take reasonable steps to ensure that our employees possess all necessary licenses and certifications in all material respects.

     We recruit some travelers from Canada for placement in the United States. Canadian healthcare professionals can come to the United States on TN Visas under the North American Free Trade Agreement. TN Visas are renewable, one-year temporary work visas, which generally allow immediate entrance into the United States provided the healthcare professional presents at the border proof of waiting employment in the United States and evidence of the necessary healthcare practice licenses.

     With respect to our recruitment of international travelers through our O'Grady-Peyton International brand, we must comply with certain United States immigration law requirements, including the Illegal Immigration Reform and Immigrant Responsibility Act of 1996. We primarily bring travelers to the United States as immigrants, or lawful permanent residents (commonly referred to as "green card" holders). We screen foreign traveler candidates and assist them in preparing for the national nursing examination and subsequently obtaining a U.S. nursing license. We file petitions with the Immigration and Naturalization Service for a traveler to become a permanent resident of the United States or obtain necessary work visas. Generally, such petitions are accompanied by proof that the traveler has either passed the Commission on Graduates of Foreign Nursing Schools Examination or holds a full and unrestricted state license to practice professional nursing as well as a contract between us and the traveler demonstrating that there is a bona fide job offer.

LEGAL PROCEEDINGS

     We are subject to various claims and legal actions in the ordinary course of our business. Some of these matters include professional liability, employee-related matters and inquiries and investigations by governmental agencies regarding our employment practices. We are not aware of any pending or threatened litigation that we believe is reasonably likely to have a material adverse effect on us.

     Our hospital and healthcare facility clients may also become subject to claims, governmental inquiries and investigations and legal actions to which we may become a party relating to services provided by our professionals. From time to time, and depending upon the particular facts and circumstances, we may be subject to indemnification obligations under our contracts with our hospital and healthcare facility clients relating to these matters. At this time, we are not aware of any such pending or threatened litigation that we believe is reasonably likely to have a material adverse effect on us.

EMPLOYEES


     As of July 31, 2001, we had 728 full-time corporate employees. We believe that our employee relations are good. The following chart shows our number of full-time corporate employees by department:



Recruitment.................................................  178
Regional Directors and Hospital Account Managers............   48
Housing and Quality Management..............................  185
Customer Accounting and Payroll.............................  187
MIS, Support Services, HR, Marketing and Facilities Staff...  113
Corporate and Subsidiary Management.........................   17
                                                              ---
Total Corporate Employees:..................................  728
                                                              ===



     During July 2001, we had over 6,000 travelers working on assignment.


PROPERTIES

     We believe that our properties are adequate for our current needs. In addition, we believe that adequate space can be obtained to meet our foreseeable business needs. We currently lease office space in eleven locations, as identified in the chart below:


LOCATION                                                      SQUARE FEET
--------                                                      -----------
San Diego, California (corporate headquarters)..............     69,884
Ft. Lauderdale, Florida.....................................     34,631
Louisville, Colorado........................................     19,427
Huntersville, North Carolina................................     15,600
Savannah, Georgia...........................................      5,656
Birmingham (United Kingdom).................................        988
Cape Town (South Africa)....................................      1,399
Canning Vale (Australia)....................................        958
Phoenix, Arizona............................................        767
Sacramento, California......................................        674
Charleston, South Carolina..................................        300
                                                                -------
Total:......................................................    150,284
                                                                =======

                                   MANAGEMENT


     The following tables show certain information concerning our current directors, director nominees, executive officers and other senior officers.



NAME                                        AGE                   POSITION(S)
----                                        ---                   -----------
DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE
  OFFICERS
Robert Haas...............................  54     Chairman of the Board and Director
                                                   Director, President and Chief Executive
Steven Francis............................  46     Officer
William Miller III........................  52     Director
Douglas Wheat.............................  50     Director
Michael Gallagher.........................  55     Director Nominee
Andrew Stern..............................  52     Director Nominee
Susan Nowakowski..........................  36     Chief Operating Officer
Donald Myll...............................  43     Chief Financial Officer and Treasurer

OTHER SENIOR OFFICERS
Marcia Faller.............................  42     Senior Vice President
Denise Jackson............................  36     General Counsel and Vice President
Beth Machado..............................  39     Senior Vice President, Recruitment
Diane Stumph..............................  51     Senior Vice President, Finance
Stephen Wehn..............................  40     Senior Vice President, Client Services



     Information with respect to the business experience and affiliations of our directors, director nominees, executive officers and other senior officers is set forth below.


     Robert Haas has been our Chairman and a director since November 1999. Mr. Haas has been actively involved in private business investments since 1978, specializing in leveraged buyouts. He has served as Chairman of the Board and Chief Executive Officer of Haas Wheat & Partners, L.P., a private investment firm specializing in leveraged acquisitions, since 1992. Mr. Haas serves as Chairman and a director of Playtex Products, Inc., Nebraska Book Company, Inc. and NBC Acquisition Corp. He also serves as a director of Walls Holding Company, Inc.

     Steven Francis co-founded our predecessor company, AMN Healthcare, Inc., in 1985. He has been an executive officer and director since 1985 and our President and Chief Executive Officer since June 1990. Prior to 1985, Mr. Francis served in several management positions in the hospitality industry. In addition, he served in the Nevada State Assembly from 1983 to 1987 and was elected as the Majority Leader from 1985 to 1987. Mr. Francis served on the Board of Directors of the San Diego Chapter of the American Red Cross from 1995 to 2000, serving as Chairman in 1997. Currently, he serves as a board member of Father Joe's Villages, one of the largest private homeless shelter organizations in the United States.


     William Miller III has been a director since November 1999. Mr. Miller is currently Chairman, Chief Executive Officer and a director of Health Management Systems, Inc., a healthcare information technology company. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of Emcare Holdings, an emergency medical services company. Prior to joining Emcare, Mr. Miller held financial and management positions in the healthcare industry, including positions as chief executive officer and chief financial officer of various hospitals, and administrator/director of operations of a multi-specialty physician group practice. Mr. Miller also serves as a director of Lincare Holdings, Inc.


     Douglas Wheat has been a director since November 1999. Mr. Wheat has served as President of Haas Wheat & Partners, L.P., a private investment firm specializing in leveraged acquisitions, since 1992. He serves as a director of Playtex Products, Inc., Smarte Carte Corporation, Walls Holding Company, Inc., Nebraska Book Company, Inc. and NBC Acquisition Corp.

     Michael Gallagher will become a director upon the consummation of this offering. Mr. Gallagher has served as Chief Executive Officer of Playtex Products, Inc. since 1995. He also serves as a director of Playtex Products, Inc., Allergan, Inc. and the Grocery Manufacturers Association.



     Andrew Stern will become a director upon consummation of this offering. Mr. Stern has served as Chairman of the Board and Chief Executive Officer of Sunwest Communications, Inc., a public relations firm, since 1983. Mr. Stern also serves as a director of Dallas National Bank and as an advisory director of NeoSpire, Inc.



     Susan Nowakowski joined us in 1990 and has been our Chief Operating Officer since December 2000. Ms. Nowakowski served as our Senior Vice President of Business Development from September 1998 to December 2000. Following our acquisition of Medical Express, she was additionally appointed President of Medical Express in April 1999. She also served as our Chief Financial Officer and Vice President of Business Development from 1990 to 1993 and 1993 to 1998, respectively. Prior to joining us, Ms. Nowakowski worked as a financial analyst at a subsidiary of Eli Lilly & Co. and as the finance manager of BioVest Partners, a venture capital firm. Ms. Nowakowski also serves as a director of Playtex Products, Inc.



     Donald Myll has been our Chief Financial Officer and Treasurer since May 2001. From September 1999 through October 2000, he served as Executive Vice President and Chief Financial Officer of Daou Systems, Inc., a publicly-traded technology services company in the healthcare industry. From September 1998 to September 1999, Mr. Myll served as President, Chief Executive Officer and a director of Hearing Science, Inc., a multi-state provider of hearing care services. From March 1997 to September 1998, Mr. Myll was a consultant to TheraTx, Inc., a publicly-traded national healthcare provider of rehabilitation, post acute and long-term care services, as well as other venture capital and entrepreneurial organizations in the healthcare industry. From June 1990 to March 1997, Mr. Myll served as Executive Vice President and Chief Financial Officer of TheraTx, Inc.


     Marcia Faller, RN, joined us in 1989 and has been our Senior Vice President since July 1997, with responsibility for quality management and professional education, traveler housing, information technologies, facilities and other office support. Ms. Faller served as one of our Vice Presidents from July 1989 until July 1997, with various responsibilities in recruiting and operations. Prior to joining us, Ms. Faller worked for Sharp Memorial Hospital, where she was responsible for nurse recruitment operations. Previously, she was a staff nurse and manager in intensive and coronary care.

     Denise Jackson has been our General Counsel and Vice President of Administration since October 2000, with responsibility for legal, risk management and human resource functions. From 1995 to September 2000, Ms. Jackson served as Vice President and Senior Counsel of The Mills Corporation, a publicly traded real estate investment trust.

     Beth Machado joined us in 1988 and has been our Senior Vice President of Recruitment since May 1999, with responsibility for traveler recruitment, placement and retention, as well as order growth and management with our hospital and healthcare facility clients. Ms. Machado served as our Vice President of Recruitment from March 1996 until May 1999. Prior to joining us, Ms. Machado was a national commodities broker at Multivest, Inc.

     Diane Stumph, CPA, joined us in 1991 and has been our Senior Vice President of Finance since July 1997, with responsibility for accounting, payroll and finance operations and cash and tax management. Ms. Stumph served as Vice President of Finance from January 1995 until July 1997 and as our Chief Financial Officer from January 1995 until May 2001. In addition, Ms. Stumph served as our Controller from August 1991 until January 1995. Prior to joining us, Ms. Stumph worked for Exxon Company, USA for 11 years in a variety of audit, finance and accounting management roles.

     Stephen Wehn joined us in 1993 and has been our Senior Vice President of Client Services since December 2000, with responsibility for hospital and healthcare facility client marketing, contracting and service. Mr. Wehn served as our Vice President of Client Services from July 1997 until December 2000 and as our National Director of Client Services from October 1993 until July 1997. Prior to joining us, Mr. Wehn worked for Manpower, Inc., serving first as a manager for a healthcare staffing division and then as a district manager for two of Manpower's largest multi-office franchises.

TERM OF EXECUTIVE OFFICERS AND DIRECTORS

     Upon consummation of this offering, we expect that two independent persons will be elected directors by our board of directors. Each director serves for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified. Executive officers are appointed by the board and serve at the discretion of the board.

COMMITTEES OF OUR BOARD OF DIRECTORS


     Our board has established, effective upon consummation of this offering, an audit committee, the members of which will be Messrs. Miller, Gallagher and Stern, a compensation committee, the members of which will be Messrs. Miller and Gallagher, an executive committee, the members of which will be Messrs. Haas, Wheat and Francis, and a stock plan committee, the members of which will be Messrs. Miller and Gallagher. Each of the decisions of our compensation and stock plan committees will also be subject to approval by our board. The audit committee will oversee actions taken by our independent auditors and review our internal controls and procedures. The compensation committee will review and approve the compensation of our officers and management personnel and administer our employee benefit plans. The executive committee will exercise the authority of our board in the interval between meetings of the board. The stock plan committee will administer our stock-based and certain other incentive compensation plans.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     One of our director nominees, Michael Gallagher, serves as the Chief Executive Officer of Playtex Products, Inc. and will serve as a member of our compensation committee. Our chief operating officer, Susan Nowakowski, also serves as a director of Playtex Products, Inc.


DIRECTORS' COMPENSATION

     Directors who are not executive officers will receive an annual fee of $10,000, $2,500 for each board meeting they attend and $1,000 for each committee meeting they attend which is not held on the same day as a board meeting. Directors will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board and its committees.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the salary and certain other compensation paid by us for our Chief Executive Officer and our other executive officer whose total salary and bonus exceeded $100,000 for services rendered to us during 2000:


                                   ANNUAL COMPENSATION                   LONG-TERM COMPENSATION AWARDS
                       --------------------------------------------   -----------------------------------
NAME AND PRINCIPAL                                     ALL OTHER       RESTRICTED    NUMBER OF SECURITIES
POSITION               YEAR    SALARY     BONUS     COMPENSATION(1)   STOCK AWARDS    UNDERLYING OPTIONS
------------------     ----   --------   --------   ---------------   ------------   --------------------
Steven Francis,
  President and Chief
  Executive
  Officer............  2000   $304,875   $200,000       $1,950            --                746,493
Susan Nowakowski,
  Chief Operating
  Officer............  2000    181,496     67,412        1,950            --                321,451


---------------
(1) Amounts consist of employer matching contributions to our 401(k) plan.

OPTIONS GRANTS DURING 2000

     The following table sets forth information concerning stock options that we granted to our named executive officers in 2000. We have never issued stock appreciation rights.


                                                                                           POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                           VALUE AT ASSUMED ANNUAL
                       ----------------------------------------------------------------            RATES
                       NUMBER OF    PERCENTAGE OF                                             OF STOCK PRICE
                       SECURITIES   TOTAL OPTIONS                                            APPRECIATION FOR
                       UNDERLYING    GRANTED TO                                               OPTION TERM(2)
                        OPTIONS       EMPLOYEES     EXERCISE PRICE                        -----------------------
NAME                    GRANTED        IN 2000      (PER SHARE) (1)    EXPIRATION DATE        5%          10%
----                   ----------   -------------   ---------------   -----------------   ----------   ----------
Steven Francis.......   746,493         48.3%            $6.68        December 31, 2009   $2,766,675   $6,823,944
Susan Nowakowski.....   202,006         13.1%            $3.80        December 31, 2009      430,182    1,062,924
                        119,445          7.7%            $6.68        December 31, 2009      442,691    1,091,877


---------------
(1) The exercise price for each option was equal to the fair market value of our common stock as determined by our board on the date of grant. In determining the fair market value of our common stock on the date of grant, our board considered many factors including:

        - the fact that option grants involved illiquid securities in a non-reporting company;

        - the fact that the securities underlying the option grants represented a minority interest in our common stock;

        - our performance and operating results at the time of grant; and

        - our stage of development and business strategy.


(2) These amounts present hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration dates. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If we used an assumed initial public offering price of $15.00 per share as the base to compute the potential option values assuming annual rates of stock price appreciation of 5.0% and 10.0%, the hypothetical gain that could be achieved would be $12,428,267 and $21,542,849, respectively, to Steven Francis, and $5,946,740 and $9,900,348, respectively, to Susan Nowakowski.


AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES


     The following table sets forth information concerning options that our named executive officers exercised during 2000 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2000. The table also reports values for "in-the-money" options that represent the positive spread between the exercise prices of outstanding options and an assumed initial offering price of $15.00 per share.



                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                        NUMBER OF                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                         SHARES                   OPTIONS AT DECEMBER 31, 2000         DECEMBER 31, 2000
                        ACQUIRED       VALUE      ----------------------------    ----------------------------
NAME                   ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   -----------    --------    -----------    -------------    -----------    -------------
Steven Francis.......      --           --               --        2,766,449          $--         $28,829,093
Susan Nowakowski.....      --           --               --          660,801          $--           7,055,339


MANAGEMENT COMPENSATION INCENTIVE PLANS


     Our Senior Management Bonus Plan will provide incentives and rewards to some of our senior members of management for achievement of annual financial goals. The bonus plan will be administered by our compensation committee. The board may resolve to administer the plan, thereby assuming all the functions of the compensation committee under the plan. Under the bonus plan, the compensation committee shall designate for each "performance period" (which is the period during which performance is measured to determine the level of attainment of an award) which participants will be eligible for an award, the performance criteria for the performance period and the maximum award. This information will be communicated to each participant prior to or during the performance period. The performance criteria for 2001 has been established in a Senior Management Bonus Plan for 2001 and the bonuses under our bonus plan are earned based upon a pre-established level of EBITDA (as defined in the bonus plan for 2001) achieved during the year, and are calculated for each participating member of senior management based upon a specific percentage of the individual's salary at targeted levels of EBITDA achievement. The board has the power to amend the plan at any time and may amend any outstanding award granted under the plan, subject to grantee consent in appropriate instances. Adopting and maintaining this bonus plan does not stop the board from making compensation or award arrangements outside of the plan.


STOCK OPTION PLANS

  1999 Stock Option Plans

     In November, 1999, we adopted our 1999 Performance Stock Option Plan and our 1999 Super-Performance Stock Option Plan. Both of our 1999 stock option plans allow us to:

     - attract, motivate and retain executive personnel of outstanding ability;

     - focus the attention of executive management on achievement of sustained long-term results;

     - foster management's attention on overall corporate performance and thereby promote cooperation and teamwork among management of the operating units; and

     - provide executives with a direct economic interest in the attainment of demanding long-term business objectives.


     ADMINISTRATION. Upon consummation of this offering, our stock plan committee will administer our 1999 stock option plans. The stock plan committee will have the authority to construe, interpret and implement our 1999 stock option plans and any agreements evidencing any options granted under our 1999 stock option plans, and to prescribe, amend and rescind rules and regulations relating to our 1999 stock option plans. The board may resolve to administer the plan, thereby assuming all of the functions of the stock plan committee under the plan.



     STOCK OPTIONS. The stock plan committee is authorized to grant options to purchase shares of common stock that are either "qualified," which include those options that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or "nonqualified," which include those options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. These options will be subject to the terms and conditions established by the stock plan committee (after consultation with our Chief Executive Officer). Under the terms of our 1999 stock option plans, the exercise price of the initial grant of options was the "initial founder's price" (as defined in the 1999 stock option plans). The exercise price of all subsequent grants of options is not less than the fair market value of our common stock at the time of grant.



     ELIGIBILITY. Any members of our senior management (including directors, officers or employees) selected by the stock plan committee are eligible for grants of options under our 1999 stock option plans.



     SHARES SUBJECT TO OUR 1999 STOCK OPTION PLANS. The number of shares of our common stock authorized for issuance under our 1999 Performance Stock Option Plan is 3,688,617, and under our 1999 Super-Performance Stock Option Plan is 1,844,306. If the shares subject to an option under our 1999 stock option plans expire, terminate, or are canceled for any reason without cash consideration paid, the shares will again be available for future award. If there is any recapitalization, or any acquisition, divestiture or any other corporate transaction of any kind involving us that the committee in its discretion deems of a kind appropriate to require an amendment or adjustment to our 1999 stock option plans or to the options issued under these plans, the stock plan committee will make appropriate adjustments to the type and number of shares covered by options then outstanding, the exercise price of outstanding options and the shares that remain available for award under our 1999 stock option plans.


     TERM AND VESTING. The options already granted generally will terminate on December 31, 2009, unless terminated earlier because of a participant's termination of employment, and will vest and become exercisable at such times and subject to such conditions as the stock plan committee determines.


     All options outstanding under the 1999 stock option plans at the completion of this offering will become fully vested. The options, once vested, will be exercisable at a rate of 25% per year, with the first 25% to become exercisable on various dates following the expiration of the underwriters' lock-up period.


     Under the terms of our 1999 stock option plans and unless a particular stock option agreement provides otherwise, if a participant's employment is terminated prior to the expiration of the options granted under our 1999 stock option plans for any reason other than death or disability, then any vested and non-exercisable portion of an option shall become exercisable at a rate of 25% per year for the four years following the period that ends no earlier than three years following this offering, provided, however, that if a participant terminates employment due to death or disability, vested and exercisable options shall remain exercisable for one year following termination of employment, or the original expiration date of the option, if earlier.



     The stock plan committee may permit a participant to deliver shares of common stock to exercise an option, provided that the common stock has been owned by the participant for at least six months. Otherwise, an option may be exercised by delivery of a certified or official bank check or, with the stock plan committee's consent, by personal check.



     NONTRANSFERABILITY OF OPTIONS. Options awarded under our 1999 stock option plans will generally not be assignable or transferable other than by will or by the laws of descent and distribution. The stock plan committee may provide in a particular stock option agreement that an option may be transferred for estate planning purposes to a family trust or family partnership for the benefit of immediate members of the participant's family.


     STATUS OF PARTICIPANTS. A participant will have no rights as a stockholder with respect to any shares covered by any option until the exercise of that option.


     TAX WITHHOLDING. Whenever shares of common stock are to be delivered pursuant to an option, the stock plan committee may require as a condition of delivery that the participant pay in cash or in stock an amount sufficient to satisfy all related federal, state and other withholding tax requirements.


     TERM AND AMENDMENT. Our 1999 stock option plans have ten year terms. Our board may at any time amend, suspend or discontinue our 1999 stock option plans. The expiration of the term of our 1999 stock option plans, or any amendment, suspension or discontinuation will not adversely impair the rights under any outstanding option held by a participant without the consent of that participant, nor will any amendment for which shareholder approval would be required be effective without receiving the necessary shareholder approval.


     CHANGE OF CONTROL. Under the terms of our 1999 stock option plans, if there is a change of control (as defined in our 1999 stock option plans), or in the event that our board shall propose that we enter into a transaction that would result in a change of control, the stock plan committee may in its discretion, by written notice to a participant provide that the participant's options will be terminated unless exercised within a specified period. The stock plan committee also may in its discretion, by written notice to a participant, provide that the participant's options shall be fully exercisable as to all or some of the shares of common stock covered by that participant's options or that some or all of the restrictions on any of that participant's options may lapse in the event of a change of control.


  2001 Stock Option Plan


     In connection with this offering, we have adopted our 2001 stock option plan for grants to be made to participants in anticipation of, and following, this offering. The purpose of our 2001 stock option plan is to provide a means through which we may attract able persons to enter and remain in the employ of our company and to provide a means whereby employees, directors and consultants can acquire and maintain common stock ownership, thereby strengthening their commitment to the welfare of our company and promoting an identity of interest between stockholders and these employees.


     ADMINISTRATION. The stock plan committee will administer our 2001 stock option plan. The board may resolve to administer the plan, thereby assuming all of the functions of the stock plan committee under the plan. Subject to board approval, the stock plan committee will have the authority to interpret, administer, reconcile any inconsistency and correct any default in our 2001 stock option plan and any agreements evidencing any options granted under our 2001 stock option plan, and to establish, amend, suspend or waive rules and regulations relating to our 2001 stock option plan.



     STOCK OPTIONS. The stock plan committee will be authorized to grant options to purchase shares of common stock that are "nonqualified," which are options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. These options will be subject to such terms and conditions as the stock plan committee shall determine. Under the terms of our 2001 stock option plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant.



     ELIGIBILITY. Any of our employees, directors or consultants designated by the stock plan committee will be eligible for grants of options under our 2001 stock option plan.



     SHARES SUBJECT TO OUR 2001 STOCK OPTION PLAN. The number of shares of our common stock authorized for issuance under our 2001 stock option plan is 2,178,013 shares. No participant may be granted options to purchase more than 544,503 shares of common stock in any one year. If the shares subject to an option under our 2001 stock option plan expire, terminate, are surrendered or forfeited for any reason, the shares will again be available for new grants under our 2001 stock option plan. If there is any change in the outstanding stock or in the capital structure of our company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization, or if there is any change in applicable laws or any change in circumstances that results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, the stock plan committee in its sole discretion will make appropriate adjustments to the number of shares covered by options then outstanding under our 2001 stock option plan, the exercise price of outstanding options and the maximum number of shares and the per-person maximum number of shares available for grant under our 2001 stock option plan.


     TERM AND VESTING. The options granted will generally terminate on the tenth anniversary of their grant, unless terminated earlier because of a participant's termination of employment, and will vest and become exercisable in increments of 25% on each of the first four anniversaries of the date of grant.


     An option generally will be exercised by delivery of cash in an amount equal to the exercise price of that option. The stock plan committee may permit a participant to deliver shares of common stock to exercise an option, provided the common stock delivered has been owned by the participant for at least six months or was previously acquired by the participant on the open market. The stock plan committee may also allow the option price to be paid in other property or by brokered exercise.


     Under the terms of our 2001 stock option plan and unless a particular stock option agreement provides otherwise, if a participant's employment is terminated prior to the expiration of the option granted under our 2001 stock option plan, unvested portions of the option expire immediately and vested portions of the option generally remain exercisable for three months.


     The stock plan committee may permit the voluntary surrender of all or any portion of any nonqualified stock option granted under our 2001 stock option plan to be conditioned upon the granting to the participant of a new option for the same or different number of shares as the option surrendered, or require voluntary surrender before a grant of a new option to the participant. The new option will be exercisable at a price and during a period in accordance with any other terms or conditions specified by the stock plan committee at the time the new option is granted, all determined in accordance with the provisions of the 2001 stock option plan without regard to the terms and conditions of the nonqualified stock option surrendered.

     NONTRANSFERABILITY OF OPTIONS. Options awarded under our 2001 stock option plan are generally not assignable or transferable other than by will or by the laws of descent and distribution. The stock plan committee may provide in a particular stock option agreement that an option may be transferred for estate planning purposes to a family trust or family partnership for the benefit of immediate members of the participant's family.


     TAX WITHHOLDING. A participant may be required to pay to us and we shall have the right and are authorized to withhold from any shares of stock or other property deliverable under any option or from any compensation or other amounts owing to a participant the amount (in cash, stock or other property) of any required tax withholding and payroll taxes in respect of an option, its exercise, or any payment or transfer under an option or under our 2001 stock option plan, and to take such other action as may be necessary in our opinion to satisfy all obligations for the payment of these taxes.

     If so provided in a stock option agreement, a participant may satisfy, in whole or in part, withholding liability (but no more than the minimum required withholding liability) by delivery of shares of stock owned by the participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months or purchased on the open market) with a fair market value equal to the withholding liability or by having us withhold from the number of shares of stock otherwise issuable pursuant to the exercise of the option a number of shares with a fair market value equal to the withholding liability.


     TERM AND AMENDMENT. Our 2001 stock option plan has a term of ten years. Our board may at any time amend, alter, suspend, discontinue or terminate our 2001 stock option plan. No amendment, suspension, discontinuation or termination will impair the rights of any participant or any holder or beneficiary of any option without the consent of the participant, holder, or beneficiary, nor will any amendment for which shareholder approval would be required be effective without receiving the necessary shareholder approval.



     CHANGE OF CONTROL. Under the terms of our 2001 stock option plan, and unless a particular stock option agreement provides otherwise, if there is a change of control (as defined in our 2001 stock option plan), a participant's options will become fully exercisable as to all the shares of common stock covered by that participant's options. Alternatively, in the event of a change of control, the stock plan committee may in its discretion, by written notice to the participant, provide that the participant's options will be terminated unless exercised within 10 days, in exchange for a payment in cash or stock of the value of that participant's options based upon the per-share value to be received by other shareholders pursuant to the transaction.


  Recent Stock Options Awarded


     In July 2001, we granted options to some members of our management for 546,314 shares of common stock at an exercise price equal to $9.09 per share, including options to purchase 458,804 shares granted to Donald Myll, effective as of the date of this offering. The first 25% of these options are expected to vest on the first anniversary of the date of their grant.


EMPLOYMENT AND SEVERANCE AGREEMENTS


     We are parties to an employment agreement with Steven Francis which provides that Mr. Francis will serve as our President and Chief Executive Officer and as a member of our board until December 31, 2003 (and thereafter automatically for additional one-year periods unless either party gives prior written notice of its intent to terminate the agreement) or until we terminate his employment or he resigns, if earlier. The agreement provides that Mr. Francis will receive a base salary of $300,000 per year (increased annually at the discretion of our board), an annual bonus opportunity subject to meeting certain performance based criteria, participation in our stock option plans, eligibility in our employee benefit plans and other benefits provided in the same manner and to the same extent as to our other senior management.


     Mr. Francis's employment agreement provides that he will receive severance benefits if we voluntarily terminate his employment for any reason other than "cause" (as defined in the agreement), in the event of his disability or death or if he terminates his employment for "good reason" (as defined in the agreement).

In the event of such termination, Mr. Francis or his estate, as applicable, will be entitled to any earned but unpaid base salary, an immediate lump sum severance payment of two years of base salary, plus his bonus for the year of termination. In addition, Mr. Francis has the right to resign for any reason or no reason within 90 days following a "change of control" (as defined in the agreement) and have such resignation be treated as "good reason."

     Under some circumstances, amounts payable under Mr. Francis's employment agreement are subject to a full "gross-up" payment to make Mr. Francis whole in the event that he is deemed to have received "excess parachute payments" under
Section 280G and 4999 of the Internal Revenue Code.

     Mr. Francis's employment agreement also contains a confidentiality agreement and a covenant not to compete or solicit during its term and for a period of two years thereafter.

     We also entered into executive severance agreements with two of our executive officers, Susan Nowakowski and Donald Myll, in November 1999 and May 2001, respectively. These executives' severance agreements provide that they will receive severance benefits if their at-will employment is terminated by us without cause (as defined in the agreements). Such benefits include cash payments over a 12-month period equal to their annual salary plus reimbursement for the COBRA costs for their health insurance for that 12-month period (or until the executive becomes eligible for comparable coverage under another employer's health plans, if earlier). Each executive severance agreement contains a requirement that the executive execute our standard covenant not to compete or solicit and general release of all claims form as a condition to receiving the severance payments.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH THE HWP STOCKHOLDERS

     AMN Acquisition Corp. was formerly our controlling stockholder and was owned by the HWP stockholders. Robert Haas and Douglas Wheat, two of our directors, are affiliates of the HWP stockholders and have indirect equity interests in the HWP stockholders.

     In June 2000, we issued shares to AMN Acquisition Corp. as consideration for an aggregate capital contribution of $10.1 million in connection with our acquisition of NursesRx. In addition, in November 2000, we issued shares to AMN Acquisition Corp. as consideration for an aggregate capital contribution of $35.6 million in connection with our acquisition of Preferred Healthcare Staffing.

     In connection with our acquisition of Preferred Healthcare Staffing, we paid $1.5 million to AMN Acquisition Corp. in exchange for advisory services. In addition, in November 1999, we paid $3.7 million to AMN Acquisition Corp. to reimburse it for expenses incurred in our 1999 recapitalization.

     During 2000 and 2001, we paid an affiliate of the HWP stockholders a fee for management advisory services provided to us in the amounts of $150,000 and $112,500, respectively. At the completion of this offering, we will pay a fee to an affiliate of the HWP stockholders of up to $1.725 million and the agreement governing these fees will terminate. We will make this payment concurrently with the closing of this offering.

TRANSACTIONS WITH BANCAMERICA CAPITAL INVESTORS


     BancAmerica Capital Investors SBIC I, L.P., currently beneficially owns 9.1% of our common stock and will beneficially own approximately 6.9% of our common stock following this offering. BancAmerica Capital Investors also holds our senior subordinated notes, and affiliates of BancAmerica Capital Investors are acting as an underwriter of this offering and as a lender under our existing credit facility. For more information, see "Underwriting."


     In June 2000, we issued shares to BancAmerica Capital Investors as consideration for an aggregate capital contribution of $1.3 million in connection with our acquisition of NursesRx. In addition, in November 2000, we issued shares to BancAmerica Capital Investors as consideration for an aggregate capital contribution of $4.4 million in connection with our acquisition of Preferred Healthcare Staffing.

TRANSACTIONS WITH OLYMPUS PARTNERS

     In connection with our 1999 recapitalization, we paid $1.5 million in advisory fees to our then majority stockholder, Olympus Partners.

TRANSACTIONS WITH DIRECTORS

     In connection with our 1999 recapitalization, we paid $100,000 in advisory fees to one of our minority stockholders and directors, William Miller. Prior to the consummation of this offering, we paid Mr. Miller an annual fee of $25,000 to serve as a director (in addition to the fees described under "Management -- Directors' Compensation").

     Steven Francis, our President and Chief Executive Officer, a director and stockholder, owned a minority interest in AMN Healthcare, Inc., our primary operating subsidiary, until October 1999. Prior to our November 1999 recapitalization, Steven Francis exchanged his shares of our subsidiary for shares of our common stock, eliminating this minority ownership interest.

     In June 2000, we issued shares to an affiliate of Steven Francis as consideration for an aggregate capital contribution of $0.6 million in connection with our acquisition of NursesRx.


     We have secured services in the past from certain advertising agencies in which Steven Francis currently holds a 30% interest. We incurred expenses of $701,676, $30,723, $39,713 and $20,737 in 1998, 1999, 2000
and the six month period ended June 30, 2001, respectively, related to the services provided by these advertising agencies.


REGISTRATION RIGHTS


     In consideration for approving amendments to our certificate of incorporation and by-laws necessary to proceed with this offering and amending their existing registration rights so that we may have a uniform set of registration rights, we have agreed to enter into a registration rights agreement with the HWP stockholders, BancAmerica Capital Investors, Steven Francis and the Francis Family Trust upon consummation of this offering. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the HWP stockholders may require that we register for public resale under the Securities Act all shares of common stock they request be registered at any time after 180 days following this offering, and BancAmerica Capital Investors may require that we register for public resale under the Securities Act all shares of common stock they request be registered at any time after one year following this offering. The HWP stockholders may demand five registrations and BancAmerica Capital Investors may demand one registration, in each case so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, the HWP stockholders have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. BancAmerica Capital Investors, Steven Francis and the Francis Family Trust are entitled to piggyback registration rights with respect to any registration request made by the HWP stockholders, and the HWP Stockholders, Steven Francis and the Francis Family Trust are entitled to piggyback registration rights with respect to the registration request made by BancAmerica Capital Investors. If the registration requested by the HWP stockholders or BancAmerica Capital Investors is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the HWP stockholders, BancAmerica Capital Investors, Steven Francis and the Francis Family Trust (pro rata, based on their respective ownership of our common equity), (ii) second, shares offered by stockholders other than the HWP stockholders, BancAmerica Capital Investors, Steven Francis and the Francis Family Trust (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by the Company.


     In addition, the HWP stockholders, BancAmerica Capital Investors, Steven Francis and the Francis Family Trust will be granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the Company for its own account and
(ii) second, shares offered by the stockholders (pro rata, based on their respective ownership of our common equity).


     In connection with these registrations, we are generally required to enter into standard indemnification or underwriting agreements and to bear all fees, costs and expenses (except for selling stockholder legal fees and underwriting discounts and selling commissions).

                             PRINCIPAL STOCKHOLDERS

     The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock for:

        - each person or group who beneficially owns more than 5% of the common stock;

        - our chief executive officer;

        - each of our other executive officers;


        - each of our directors and director nominees; and



        - all of our directors, director nominees and executive officers as a group.



     Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding these options, but are not deemed outstanding for computing the percentage of any other person. Applicable percentage ownership in the following table is based on 30,714,643 shares of common stock outstanding before this offering and 40,714,643 shares of common stock outstanding after the completion of this offering. Unless otherwise indicated, the address of each of the named individuals is c/o AMN Healthcare Services, Inc., 12235 El Camino Real, Suite 200, San Diego, CA 92130.



                                                                                           PERCENTAGE OF
                                                                       SHARES THAT       OUTSTANDING SHARES
                                                                           CAN         ----------------------
                                                OUTSTANDING SHARES     BE ACQUIRED     BEFORE THE   AFTER THE
NAME                                             OF COMMON STOCK     WITHIN 60 DAYS     OFFERING    OFFERING
----                                            ------------------   ---------------   ----------   ---------
Robert Haas (1)...............................       26,584,786                --         86.6%       65.3%
HWH Capital Partners, L.P. ...................       12,444,434                --         40.5%       30.6%
HWH Nightingale Partners, L.P. ...............        9,418,313                --         30.7%       23.1%
HWP Nightingale Partners II, L.P. ............        3,395,621                --         11.1%        8.3%
HWP Capital Partners II, L.P. ................        1,326,418                --          4.3%        3.3%
BancAmerica Capital Investors SBIC I, L.P.
  (2).........................................        2,810,276                --          9.1%        6.9%
Steven Francis (3)............................        1,214,422                --          4.0%        3.0%
William Miller III (4)........................          105,159           157,739            *           *
Douglas Wheat.................................               --                --           --          --
Michael Gallagher (5).........................               --                --           --          --
Andrew Stern (6)..............................               --                --           --          --
Susan Nowakowski..............................               --                --           --          --
Donald Myll...................................               --                --           --          --
All directors, director nominees and executive
  officers as a group (7).....................       27,904,367           157,739         90.9%       68.7%


---------------
 *  Less than 1%

(1) Represents shares held by the following entities:


        - 12,444,434 shares held by HWH Capital Partners, L.P.



        - 9,418,313 shares held by HWH Nightingale Partners, L.P.



        - 3,395,621 shares held by HWP Nightingale Partners II, L.P.



        - 1,326,418 shares held by HWP Capital Partners II, L.P.


    The ultimate general partner of each of these limited partnerships is either a limited liability company or a corporation, in each case controlled by Mr. Haas. By virtue of his control over each such limited liability company and corporation, Mr. Haas has sole voting and dispositive power over these 26,584,786 shares. The address of each of the limited partnerships listed above is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.



(2) The address of BancAmerica Capital Investors is NC1-007-25-01, 100 North Tyron Street, 25th Floor, Charlotte, North Carolina 28255.



(3) Includes 1,214,422 shares owned by the Francis Family Trust dated May 24, 1996. Mr. Francis and his wife Gayle Francis are each Trustees of such trust. As a result, he has investment power over these shares and is therefore deemed to have beneficial ownership of these shares.



(4) Mr. Miller's address is c/o Health Management Systems, Inc., 401 Park Avenue South, New York, New York 10016. The percentage of outstanding shares owned includes 157,739 shares that can be acquired from another stockholder.



(5)Mr. Gallagher's address is c/o Playtex Products, Inc., 300 Nyala Farms Road, Westport, Connecticut 06880.



(6)Mr. Stern's address is c/o Sunwest Communications, Inc., 5956 Sherry Lane, Dallas, Texas 75225.



(7) The percentage of outstanding shares owned includes 26,584,786 shares owned by the HWP stockholders, 1,214,422 shares owned by the Francis Family Trust dated May 24, 1996, and 262,898 shares beneficially owned by William Miller.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock currently consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. After consummation of this offering, we expect to have 40,714,643 shares of common stock and no shares of preferred stock outstanding.


COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which may be issued in the future.

PREFERRED STOCK

     Our preferred stock may be issued from time to time in one or more series. Our board is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, the redemption price or prices, the payments in the event of liquidation, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation. We have no present plans to issue any shares of preferred stock.

     Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

CERTAIN CERTIFICATE OF INCORPORATION, BY-LAW AND STATUTORY PROVISIONS

     The provisions of our certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

 Directors' Liability; Indemnification of Directors and Officers

     Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

     - for any breach of the duty of loyalty;

     - for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

     - for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases, or stock redemptions); or

     - for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board to the fullest extent provided by the laws of the State of Delaware.

 Special Meetings of Stockholders

     Our certificate of incorporation provides that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

 Advance Notice Requirements For Stockholder Proposals and Director Nominations

     Our by-laws establish advance notice procedures for:

     - stockholders to nominate candidates for election as a director; and

     - stockholders to propose topics at stockholders' meetings.


     Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 60 days nor more than 130 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year's annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be received not earlier than the 130th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 130 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.


 Anti-Takeover Provisions of Delaware Law

     In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our certificate of incorporation, we will opt out of the provisions of
Section 203.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                            CERTAIN U.S. FEDERAL TAX


                      CONSIDERATIONS FOR NON-U.S. HOLDERS



     The following discussion sets forth the opinion of Paul, Weiss, Rifkind, Wharton & Garrison with respect to the expected material United States federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock purchased pursuant to this offering by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a "non-U.S. holder." We assume in this discussion that you will hold our common stock issued in this offering as a capital asset within the meaning of the Internal Revenue Code of 1986, as currently amended. This discussion does not address all aspects of taxation that may be relevant to particular non-U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of U.S. tax consequences does not address the tax treatment of special classes of non-U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding our common stock as part of a hedging or conversion transaction or as part of a "straddle," or U.S. expatriates. Our discussion is based on current provisions of the Internal Revenue Code, U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Furthermore, this discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.



     For purposes of this discussion, a U.S. person means any one of the following:



     - a citizen or resident of the U.S.;



     - a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;



     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or



     - a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.



DIVIDENDS



     We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." If dividends are paid on shares of our common stock, however, such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty and we have received proper certification of the application of such income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.



     Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.



GAIN ON DISPOSITION



     A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:



     - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such non-U.S. holder;



     - the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or



     - our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the 5-year period ending on the date you dispose of our common stock and, assuming that our common stock is regularly traded on an established securities market for tax purposes, the non-U.S. holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.



     We believe that we are not currently and do not anticipate becoming a USRPHC.



     Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the U.S. for 183 days or more during the year of disposition are taxed on their gains (including gains from sale of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the same manner in which citizens or residents of the U.S. would be taxed. In addition, if any such gain is taxable because we are or were a USRPHC, the buyer of our common stock will be required to withhold a tax equal to 10% of the amount realized on the sale.



U.S. FEDERAL ESTATE TAXES



     Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.



INFORMATION REPORTING AND BACKUP WITHHOLDING



     A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person as described above in order to avoid backup withholding tax requirements with respect to our payments of dividends on our common stock. Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

     The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has certain enumerated connections with the U.S., the proceeds from such disposition generally will be reported to the IRS (but not reduced by backup withholding) unless certain conditions are met.



     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.



     The foregoing discussion is included for general information only. Each prospective purchaser is urged to consult his tax advisor with respect to the United States federal income tax and federal estate tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise capital through a sale of our securities.


     Upon completion of this offering, we will have 40,714,643 shares of common stock outstanding (or 42,214,643 shares if the underwriters' over-allotment option is exercised in full) of which 30,714,643 will be "restricted shares." These shares will be eligible for sale in the public market after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).



     The 10,000,000 shares (or up to 11,500,000 shares if the underwriters' over-allotment option is exercised in full) of common stock sold in this offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by an affiliate (as this term is defined in the Securities Act) of ours, which will be subject to the limitations of Rule 144 under the Securities Act. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act.


     In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, an issuer.


     After the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. Upon completion of this offering, options to purchase approximately 5,727,955 shares will be outstanding under our equity compensation plans.


     Our directors, executive officers, all of our existing stockholders and all option holders have entered into lock-up agreements pursuant to which they have agreed that they will not sell directly or indirectly, any shares of common stock without the prior written consent of Banc of America Securities LLC for a period of 180 days from the date of this prospectus.


     We have granted registration rights to certain of our stockholders who hold approximately 33,375,933 shares in the aggregate (including shares issuable upon the exercise of outstanding options). Beginning 180 days after the date of this offering, some of these stockholders can require us to file registration statements that permit them to re-sell their shares. For more information, see "Related Party Transactions -- Registration Rights Agreements."

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase the number of shares of common stock listed next to its name in the following table:


UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Banc of America Securities LLC..............................
UBS Warburg LLC.............................................
J.P. Morgan Securities Inc. ................................

                                                                -----------

     Total..................................................     10,000,000
                                                                ===========


     The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $     per share. The underwriters
also may allow, and any dealers may reallow, a concession of not more than
$     per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

        - receipt and acceptance of our common stock by the underwriters; and

        - the right to reject orders in whole or in part.


     The underwriters have an option to buy up to 1,500,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above. We will pay the expenses associated with the exercise of the over-allotment option.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              PAID BY AMN HEALTHCARE SERVICES, INC.
                                                              -------------------------------------
                                                                NO EXERCISE         FULL EXERCISE
                                                              ---------------      ----------------
Per share...................................................   $                     $
Total.......................................................   $                     $

     We and our directors, executive officers, all of our existing stockholders and all option holders have entered into lock-up agreements with the underwriters. Under those agreements, we and those persons may not dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock unless permitted to do so by Banc of America Securities LLC. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

     We will indemnify the underwriters against liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.



     These stabilizing transactions may including making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.



     The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.



     A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.



     The underwriters may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.


     As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter-market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by this prospectus.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the representatives. Among the factors considered in these negotiations were:

        - the history of, and prospects for, our company and the industry in which we compete;

        - the past and present financial performance of our company;

        - an assessment of our management;

        - the present state of our development;

        - the prospects for our future earnings;

        - the prevailing market conditions of the applicable United States securities market at the time of this offering;

        - market valuations of publicly traded companies that we and the representatives believe to be comparable to our company; and

        - other factors deemed relevant.


     The underwriters, at our request, have reserved for sale to certain of our employees and affiliates at the initial public offering price up to five percent of the shares being offered by this prospectus. The sale of shares to our employees and affiliates will be made by UBS Warburg LLC. We do not know if our employees or affiliates will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.


     Banc of America Securities LLC is an affiliate of Bank of America, N.A., which is the agent and a lender under our existing credit facility, and BancAmerica Capital Investors SBIC I, L.P., one of our stockholders and the holder of our senior subordinated notes. A portion of the net proceeds from this offering will be used to repay our existing credit facility and our senior subordinated notes. Following this offering, BancAmerica Capital Investors will own approximately 6.9% of our common stock. BancAmerica Capital Investors is also party to a registration rights agreement with us. See "Related Party Transactions."



     UBS AG, Stamford Branch, an affiliate of UBS Warburg LLC, is a lender under our existing credit facility. A portion of the net proceeds from this offering will be used to repay our existing credit facility. In addition, an affiliate of Banc of America Securities LLC and an affiliate of J.P. Morgan Securities Inc. hold limited partnership interests in certain HWP stockholders.



     Banc of America Securities LLC and UBS Warburg LLC are both members of the National Association of Securities Dealers, Inc. (NASD). Because we expect that more than 10% of the net proceeds of this offering will be paid to affiliates of Banc of America Securities LLC and UBS Warburg LLC under the existing credit facility and the subordinated note, and because an affiliate of Banc of America Securities LLC beneficially owns more than 10% of our senior subordinated notes, this offering is being conducted in accordance with Conduct Rule 2720(c)(3) of the NASD. This rule requires that the public offering price of an equity security must be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. J.P. Morgan Securities Inc. has agreed to act as qualified independent underwriter with respect to this offering. The public offering price of our common stock will be no higher than that recommended by J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. will not receive any compensation for acting in this capacity in connection with this offering; however, we have agreed to indemnify J.P. Morgan Securities Inc. in its capacity as qualified independent underwriter against certain liabilities under the Securities Act of 1933.


                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York will pass on the validity of the common stock offered by this prospectus for us. Latham & Watkins, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters. Paul, Weiss, Rifkind, Wharton & Garrison has represented the HWP stockholders from time to time and Latham & Watkins has represented us and our senior management from time to time.

                                    EXPERTS

     The consolidated financial statements and schedule of AMN Healthcare Services, Inc. and subsidiaries as of December 31, 1999 and 2000 and for each of the years in the two-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of operations, stockholders equity and cash flows included in the prospectus and the related financial statement schedule included elsewhere in the registration statement of AMN Healthcare Services, Inc. and subsidiary (formerly AMN Holdings, Inc.) for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Nurses RX, Inc. as of December 31, 1998 and 1999 and for each of the years in the two-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of DDK & Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Preferred Healthcare Staffing, Inc. as of December 31, 1999 and November 30, 2000 and for the years ended December 31, 1998 and 1999 and the eleven months ended November 30, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of O'Grady-Peyton International (USA), Inc. as of December 31, 1999 and 2000 and for each of the years in the two-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             CHANGE OF ACCOUNTANTS



     In February 2000, in connection with our recapitalization, our board of directors elected to change our independent auditors from Deloitte & Touche LLP to KMPG LLP. In connection with Deloitte & Touche LLP's audit of the financial statements for the year ended December 31, 1998, there were no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures, nor any reportable events. Deloitte & Touche LLP's report on our financial statements for the year ended December 31, 1998 contained no adverse opinions or disclaimers of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles. We have provided Deloitte & Touche LLP with a copy of the disclosure contained in this section of the prospectus. Prior to retaining KPMG LLP, we did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

     You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by calling the Public Reference Section of the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  PAGE
                                                                  ----
                      AMN HEALTHCARE SERVICES, INC.
Independent Auditors' Report for the year ended December 31,
  1998......................................................           F-2
Independent Auditors' Report for the years ended December
  31, 1999 and 2000.........................................           F-3
Consolidated Balance Sheets as of December 31, 1999, 2000
  and June 30, 2001 (unaudited).............................           F-4
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000 and for the six months
  ended June 30, 2000 (unaudited) and 2001 (unaudited)......           F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1999 and 2000 and for the
  six months ended June 30, 2001 (unaudited)................           F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 and for the six months
  ended June 30, 2000 (unaudited) and 2001 (unaudited)......           F-8
Notes to Consolidated Financial Statements..................   F-9 to F-24

                             NURSES RX, INC.
Independent Auditors' Report................................          F-25
Balance Sheets as of December 31, 1998 and 1999.............          F-26
Statements of Income and Retained Earnings for the years
  ended December 31, 1998 and 1999..........................          F-27
Statements of Cash Flows for the years ended December 31,
  1998 and 1999.............................................          F-28
Notes to Financial Statements...............................  F-29 to F-31

                   PREFERRED HEALTHCARE STAFFING, INC.
Independent Auditors' Report................................          F-32
Balance Sheets as of December 31, 1999 and November 30,
  2000......................................................          F-33
Statements of Operations for the years ended December 31,
  1998 and 1999 and for the eleven months ended November 30,
  2000......................................................          F-34
Statements of Shareholder's Equity for the years ended
  December 31, 1998 and 1999 and for the eleven months ended
  November 30, 2000.........................................          F-35
Statements of Cash Flows for the years ended December 31,
  1998 and 1999 and for the eleven months ended November 30,
  2000......................................................          F-36
Notes to Financial Statements...............................  F-37 to F-43

                 O'GRADY-PEYTON INTERNATIONAL (USA), INC.
Independent Auditors' Report................................          F-44
Consolidated Balance Sheets as of December 31, 1999, 2000
  and March 31, 2001 (unaudited)............................          F-45
Consolidated Statements of Income for the years ended
  December 31, 1999 and 2000 and for the three months ended
  March 31, 2000 (unaudited) and 2001 (unaudited)...........          F-46
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999 and 2000 and for the three
  months ended March 31, 2001 (unaudited)...................          F-47
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 2000 and for the three months ended
  March 31, 2000 (unaudited) and 2001 (unaudited)...........          F-48
Notes to Consolidated Financial Statements..................  F-49 to F-52

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
AMN Healthcare Services, Inc.:

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of AMN Healthcare Services, Inc. and subsidiary, formerly AMN Holdings, Inc. (the Company) for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of AMN Healthcare Services, Inc. and subsidiary for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

                                          DELOITTE & TOUCHE LLP

San Diego, California
September 23, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
AMN Healthcare Services, Inc.:

     We have audited the accompanying consolidated balance sheets of AMN Healthcare Services, Inc. and subsidiaries, formerly AMN Holdings, Inc., (the Company), as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMN Healthcare Services, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

San Diego, California
March 29, 2001, except as to Note 12,
  which is as of July 9, 2001

                         AMN HEALTHCARE SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PAR VALUE)


                                                         DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                             1999            2000           2001
                                                         ------------    ------------    -----------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................    $    503        $    546       $  2,594
  Accounts receivable, net.............................      26,178          63,401         76,113
  Income taxes receivable..............................       3,036              --             --
  Other current assets.................................       2,379           4,812          6,270
                                                           --------        --------       --------
          Total current assets.........................      32,096          68,759         84,977
Fixed assets, net......................................       2,242           5,006          6,154
Deferred income taxes..................................         838          10,565         14,863
Deposits...............................................          36             102            111
Goodwill, net..........................................      39,365         118,423        127,201
Other intangibles, net.................................       5,301           6,555          6,532
                                                           --------        --------       --------
          Total assets.................................    $ 79,878        $209,410       $239,838
                                                           ========        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Book overdraft.......................................    $  1,005        $    556       $     --
  Accounts payable and accrued expenses................         961           2,431          4,073
  Accrued compensation and benefits....................       4,299          11,017         14,996
  Income taxes payable.................................          --           1,745          2,363
  Due to former shareholder............................       1,676             342             --
  Current portion of notes payable.....................       2,500           7,500         11,250
  Other current liabilities............................          --           1,019          2,043
                                                           --------        --------       --------
          Total current liabilities....................      10,441          24,610         34,725
Notes payable, less current portion....................      71,506         115,389        126,541
Other long-term liabilities............................          42           2,341          1,457
                                                           --------        --------       --------
          Total liabilities............................      81,989         142,340        162,723
                                                           --------        --------       --------
Stockholders' equity:
  Common stock, $.01 par value; 2,000 shares
     authorized; 473, 669, and 669 shares issued and
     outstanding at December 31, 1999 and 2000, and
     June 30, 2001, respectively.......................           5               7              7
  Additional paid-in capital...........................      62,639         137,016        145,747
  Accumulated deficit..................................     (64,755)        (69,953)       (68,124)
  Accumulated other comprehensive loss.................          --              --           (515)
                                                           --------        --------       --------
          Total stockholders' equity (deficit).........      (2,111)         67,070         77,115
                                                           --------        --------       --------
Commitments and contingencies
          Total liabilities and stockholders' equity...    $ 79,878        $209,410       $239,838
                                                           ========        ========       ========


          See accompanying notes to consolidated financial statements.

                         AMN HEALTHCARE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,              JUNE 30,
                                              -----------------------------   -------------------------
                                               1998       1999       2000        2000          2001
                                              -------   --------   --------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Revenue.....................................  $87,718   $146,514   $230,766     $90,996      $219,169
Cost of revenue.............................   67,244    111,784    170,608      68,478       164,235
                                              -------   --------   --------     -------      --------
     Gross profit...........................   20,474     34,730     60,158      22,518        54,934
                                              -------   --------   --------     -------      --------
Expenses:
  Selling, general and administrative,
     excluding non-cash stock-based
     compensation...........................   12,804     20,677     30,728      12,280        30,820
  Non-cash stock-based compensation.........       --         --     22,379      10,601         8,731
  Amortization..............................    1,163      1,721      2,387         867         2,696
  Depreciation..............................      171        325        916         324           879
  Transaction costs.........................       --     12,404      1,500          --            --
                                              -------   --------   --------     -------      --------
     Total expenses.........................   14,138     35,127     57,910      24,072        43,126
                                              -------   --------   --------     -------      --------
     Income (loss) from operations..........    6,336       (397)     2,248      (1,554)       11,808
Interest expense, net.......................    2,476      4,030     10,006       4,575         7,997
                                              -------   --------   --------     -------      --------
     Income (loss) before minority interest,
       income taxes, and extraordinary
       item.................................    3,860     (4,427)    (7,758)     (6,129)        3,811
Minority interest in earnings of
  subsidiary................................     (657)    (1,325)        --          --            --
Income tax (expense) benefit................   (1,571)       872      2,560       2,023        (1,982)
                                              -------   --------   --------     -------      --------
     Income (loss) before extraordinary
       item.................................    1,632     (4,880)    (5,198)     (4,106)        1,829
Extraordinary loss on early extinguishment
  of debt, net of income tax benefit of
  $427......................................       --       (730)        --          --            --
                                              -------   --------   --------     -------      --------
     Net income (loss)......................  $ 1,632   $ (5,610)  $ (5,198)    $(4,106)     $  1,829
                                              =======   ========   ========     =======      ========
Basic net income (loss) per common share:
  Income (loss) before extraordinary item...  $  3.96   $  (9.68)  $  (9.96)    $ (8.64)     $   2.73
  Extraordinary loss........................       --      (1.45)        --          --            --
                                              -------   --------   --------     -------      --------
     Basic net income (loss) per common
       share................................  $  3.96   $ (11.13)  $  (9.96)    $ (8.64)         2.73
                                              =======   ========   ========     =======      ========
Diluted net income (loss) per common share:
  Income (loss) before extraordinary item...  $  3.96   $  (9.68)  $  (9.96)    $ (8.64)         2.51
  Extraordinary loss........................       --      (1.45)        --          --            --
                                              -------   --------   --------     -------      --------
     Diluted net income (loss) per common
       share................................  $  3.96   $ (11.13)  $  (9.96)    $ (8.64)         2.51
                                              =======   ========   ========     =======      ========
Weighted average common shares outstanding:
  Basic.....................................      412        504        522         475           669
                                              =======   ========   ========     =======      ========
  Diluted...................................      412        504        522         475           729
                                              =======   ========   ========     =======      ========



          See accompanying notes to consolidated financial statements.

                                                                                  SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,              JUNE 30,
                                              -----------------------------   -------------------------
                                               1998       1999       2000        2000          2001
                                              -------   --------   --------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Unaudited pro forma information (Note 1)
  Pro forma earnings (loss) per common share
Pro forma basic net income (loss) per common
  share:
  Income (loss) before extraordinary item...  $  0.09   $  (0.23)  $  (0.23)    $ (0.20)     $   0.06
  Extraordinary loss........................       --      (0.03)        --          --            --
                                              -------   --------   --------     -------      --------
     Basic net income (loss) per common
       share................................  $  0.09   $  (0.26)  $  (0.23)    $ (0.20)         0.06
                                              =======   ========   ========     =======      ========
Pro forma diluted net income (loss) per
  common share:
  Income (loss) before extraordinary item...  $  0.09   $  (0.23)  $  (0.23)    $ (0.20)     $   0.06
  Extraordinary loss........................       --      (0.03)        --          --            --
                                              -------   --------   --------     -------      --------
     Diluted net income (loss) per common
       share................................  $  0.09   $  (0.26)  $  (0.23)    $ (0.20)         0.06
                                              =======   ========   ========     =======      ========
Pro forma weighted average common shares
  outstanding:
  Basic.....................................   17,751     21,715     22,497      20,461        28,835
                                              =======   ========   ========     =======      ========
  Diluted...................................   17,751     21,715     22,497      20,461        31,421
                                              =======   ========   ========     =======      ========



          See accompanying notes to consolidated financial statements.

                         AMN HEALTHCARE SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 AND FOR

                 THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)

                                 (IN THOUSANDS)


                                                                         RETAINED       ACCUMULATED
                                       COMMON STOCK      ADDITIONAL      EARNINGS          OTHER
                                     ----------------     PAID-IN      (ACCUMULATED    COMPREHENSIVE
                                     SHARES    AMOUNT     CAPITAL        DEFICIT)      INCOME (LOSS)     TOTAL
                                     ------    ------    ----------    ------------    -------------    --------
Balance, December 31, 1997.........    400      $ 4       $ 12,396       $    (53)         $  --        $ 12,347
Issuance of stock for cash.........     37       --          2,050             --             --           2,050
Issuance of common stock...........     61        1          3,447             --             --           3,448
Net income.........................     --       --             --          1,632             --           1,632
                                      ----      ---       --------       --------          -----        --------
Balance, December 31, 1998.........    498        5         17,893          1,579             --          19,477
Repurchase of common stock.........   (492)      (5)       (19,350)       (62,915)            --         (82,270)
Issuance of common stock in
  exchange for minority interest...    104        1          1,581          2,191             --           3,773
Issuance of common stock...........    363        4         59,515             --             --          59,519
Issuance of warrants...............     --       --          3,000             --             --           3,000
Net loss...........................     --       --             --         (5,610)            --          (5,610)
                                      ----      ---       --------       --------          -----        --------
Balance, December 31, 1999.........    473        5         62,639        (64,755)            --          (2,111)
Issuance of common stock...........    196        2         51,998             --             --          52,000
Stock-based compensation...........     --       --         22,379             --             --          22,379
Net loss...........................     --       --             --         (5,198)            --          (5,198)
                                      ----      ---       --------       --------          -----        --------
Balance, December 31, 2000.........    669        7        137,016        (69,953)            --          67,070
Stock-based compensation
  (unaudited)......................     --       --          8,731             --             --           8,731
Net income (unaudited).............     --       --             --          1,829             --           1,829
Comprehensive income (loss):
SFAS No. 133 (derivatives)
  transition adjustment
  (unaudited)......................     --       --             --             --           (589)           (589)
Amortization of SFAS No. 133
  transition adjustment
  (unaudited)......................     --       --             --             --             74              74
                                                                                                        --------
Total comprehensive loss
  (unaudited)......................     --       --             --             --             --            (515)
                                      ----      ---       --------       --------          -----        --------
Balance, June 30, 2001
  (unaudited)......................    669      $ 7       $145,747       $(68,124)         $(515)       $ 77,115
                                      ====      ===       ========       ========          =====        ========


          See accompanying notes to consolidated financial statements.

                         AMN HEALTHCARE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                   SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,              JUNE 30,
                                                              ------------------------------   -------------------------
                                                                1998       1999       2000        2000          2001
                                                              --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $  1,632   $ (5,610)  $ (5,198)   $ (4,106)     $  1,829
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     1,334      2,046      3,303       1,191         3,575
    Minority interest in earnings of subsidiary.............       657      1,325         --          --            --
    Debt extinguishment before income tax benefit...........        --      1,157         --          --            --
    Provision for bad debts.................................        30        260        435          16         1,207
    Noncash interest expense................................       163        633      4,188       1,980         2,959
    Deferred income taxes...................................       350     (1,196)    (9,727)     (3,830)       (4,106)
    Stock-based compensation................................        --         --     22,379      10,601         8,731
    Loss on disposal of fixed assets........................        31          1         17          --            (1)
    Changes in assets and liabilities, net of effects from
      acquisitions:                                                                                                 --
      Accounts receivable...................................    (2,420)    (7,847)   (23,572)     (4,652)       (8,421)
      Income taxes receivable and other current assets......      (411)    (2,976)     1,921       2,305        (1,212)
      Deposits..............................................       107        (36)       (63)         (1)           (9)
      Accounts payable and accrued expenses.................      (301)      (232)        68         (23)        1,104
      Accrued compensation and benefits.....................      (161)     1,195      3,772       1,573         2,732
      Income taxes payable..................................        --         --      1,745         584          (351)
      Due to former shareholder.............................        --      1,676     (1,334)         --        (1,342)
      Other liabilities.....................................        --         42        480          28            50
                                                              --------   --------   --------    --------      --------
        Net cash provided by (used in) operating
          activities........................................     1,011     (9,562)    (1,586)      5,666         6,745
                                                              --------   --------   --------    --------      --------
Cash flows from investing activities:
  Purchase of fixed assets..................................      (690)    (1,656)    (2,358)       (756)       (1,794)
  Proceeds from disposal of fixed assets....................         3         --          8          --            --
  Acquisitions, including acquisition costs.................   (15,995)        --    (91,793)    (16,440)      (12,963)
                                                              --------   --------   --------    --------      --------
        Net cash used in investing activities...............   (16,682)    (1,656)   (94,143)    (17,196)      (14,757)
                                                              --------   --------   --------    --------      --------
Cash flows from financing activities:
  Capital lease repayments..................................        --         --        (18)         (5)          (29)
  Proceeds from issuance of notes payable...................    71,426     76,675     48,180         509        18,000
  Payment of financing costs................................      (423)    (5,338)    (1,405)         --          (629)
  Payments on notes payable.................................   (58,980)   (37,596)    (2,500)       (191)       (6,726)
  Repurchase of common stock................................        --    (82,270)        --          --            --
  Proceeds from issuance of common stock....................     2,050     59,519     52,000      12,000            --
  Proceeds from issuance of stock by AMN....................       200         --         --          --            --
  Change in book overdraft, net of effects of
    acquisitions............................................     1,162       (157)      (485)     (1,042)         (556)
                                                              --------   --------   --------    --------      --------
        Net cash provided by (used in) financing
          activities........................................    15,435     10,833     95,772      11,271        10,060
                                                              --------   --------   --------    --------      --------
Net increase (decrease) in cash and cash equivalents........      (236)      (385)        43        (259)        2,048
Cash and cash equivalents at beginning of period............     1,124        888        503         503           546
                                                              --------   --------   --------    --------      --------
Cash and cash equivalents at end of period..................  $    888   $    503   $    546    $    244      $  2,594
                                                              ========   ========   ========    ========      ========
Supplemental disclosures of cash flow information:
  Cash paid for interest (net of $0, $36, $58, $4
    (unaudited) and $46 (unaudited) capitalized in 1998,
    1999 and 2000, and during the six months ended June 30,
    2000 and 2001, respectively)............................  $  2,298   $  3,269   $  5,853    $  2,544      $  4,704
                                                              ========   ========   ========    ========      ========
  Cash paid for income taxes................................  $  2,357   $  2,723   $  4,640    $    423      $  5,257
                                                              ========   ========   ========    ========      ========
Supplemental disclosures of noncash investing and financing
  activities:
  Common stock issued in exchange for minority interest.....  $     --   $  3,773   $     --    $     --      $     --
                                                              ========   ========   ========    ========      ========
  Accrued interest on notes payable converted to notes
    payable.................................................  $     --   $    273   $  2,544    $  1,235      $  1,390
                                                              ========   ========   ========    ========      ========
  Fixed assets obtained through capital leases..............  $     --   $     --   $    109    $     63      $      2
                                                              ========   ========   ========    ========      ========
  Fair value of assets acquired in acquisitions, net of cash
    received................................................  $  5,732   $     --   $ 16,644    $  4,239      $  6,192
  Goodwill..................................................    15,332         --     81,315      15,484        11,325
  Noncompete covenants......................................        --         --      1,036         836           200
  Liabilities assumed.......................................    (1,622)        --     (4,693)     (1,610)       (4,754)
  Present value of deferred purchase payments...............        --         --     (2,509)     (2,509)           --
  Common stock issued in connection with acquisition........    (3,447)        --         --          --            --
                                                              --------   --------   --------    --------      --------
        Net cash paid for acquisitions......................  $ 15,995   $     --   $ 91,793    $ 16,440      $ 12,963
                                                              ========   ========   ========    ========      ========


          See accompanying notes to consolidated financial statements.

                         AMN HEALTHCARE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1999, AND 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) General


     On April 19, 2001, AMN Holdings, Inc. changed its name to AMN Healthcare Services, Inc. (Services). Services was incorporated in Delaware on November 10, 1997. On December 4, 1997, Services acquired 80% of the outstanding common stock of AMN Healthcare, Inc. (AMN). On November 18, 1998, AMN purchased 100% of Medical Express, Inc. (MedEx). Pursuant to a share exchange completed on October 18, 1999, AMN became a wholly owned subsidiary of Services. On June 28, 2000, AMN purchased 100% of Nurses RX, Inc. (NRx). On November 28, 2000, AMN purchased 100% of Preferred Healthcare Staffing, Inc. (PHS). On May 1, 2001, AMN purchased 100% of O'Grady-Peyton International (USA), Inc. (OGP). Services, AMN, MedEx, NRx, PHS and OGP collectively are referred to herein as the Company. The Company recruits nurses and allied health professionals and places them on temporary assignments at hospitals and other healthcare facilities throughout the United States.


  (b) Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of Services, AMN, MedEx, NRx, PHS and OGP. All significant intercompany balances and transactions have been eliminated in consolidation.


  (c) Interim Financial Information (unaudited)


     The interim financial statements of the Company as of June 30, 2001 and for the six months ended June 30, 2000 and June 30, 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the six months ended June 30, 2000 and June 30, 2001.


  (d) Minority Interest


     On October 18, 1999, the minority stockholder of AMN exchanged its shares of AMN for shares of Services resulting in the elimination of the minority interest in AMN and the consolidation of all of the AMN shareholder interests in the Services shareholder group. Services' only asset was its investment in AMN, and no other assets or consideration was exchanged in this transaction. The relative ownership interests in Services and AMN before and after this event remained the same. Following this exchange, AMN became a wholly owned subsidiary. The assets, liabilities and earnings of AMN and its subsidiary, MedEx, are consolidated in the accompanying financial statements, and the ownership interests of the minority stockholder of AMN is reported as minority interest through October 18, 1999.


  (e) Cash and Cash Equivalents


     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include currency on hand and deposits with financial institutions. At December 31, 1999 and 2000, and at June 30, 2001, the Company had $174,000, $434,000,

                         AMN HEALTHCARE SERVICES, INC.

and $1,831,000 (unaudited) respectively, in deposits with major financial institutions that exceeded the federally insured limit of $100,000.


  (f) Fixed Assets

     Furniture, equipment, leasehold improvements and software are stated at cost. Equipment acquired under capital leases are stated at the present value of the future minimum lease payments. Additions and improvements are capitalized, maintenance and repairs are expensed when incurred. Depreciation on furniture and equipment is calculated using the straight-line method based on the estimated useful lives of the related assets (generally five years). Leasehold improvements and equipment obtained under capital leases are amortized over the shorter of the term of the lease or the useful life. Amortization of equipment obtained under capital leases is included in depreciation in the accompanying consolidated financial statements. Software is amortized over the estimated useful life (generally three years).

  (g) Goodwill

     The excess of purchase price over the fair value of the net assets of entities acquired is recorded as goodwill and amortized on a straight-line basis over the estimated period of future benefit of 25 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on the projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (h) Debt Issuance Costs

     Debt issuance costs related to the notes payable are deferred and amortized to interest expense using the effective interest method over the respective term of the notes.

  (i) Concentration of Credit Risk

     Most of the Company's business activity is with hospitals located throughout the United States. Credit is extended based on the evaluation of each entity's financial condition and collateral is generally not required. Credit losses have been within management's expectations.

  (j) Revenue Recognition

     Revenue is recognized in the period in which services are provided. Provisions for discounts to customers and other adjustments are provided for in the period the related revenue is recorded.

  (k) Advertising Expenses

     The Company's policy is to expense advertising costs as incurred.

  (l) Income Taxes

     The Company records income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

                         AMN HEALTHCARE SERVICES, INC.

  (m) Impairment of Long-Lived Assets

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (n) Common Stock Split

     On November 19, 1999, the Company effected a 200-for-1 stock split of its common stock. All references in the consolidated financial statements to number of shares outstanding, price per share and per share amounts related to Services have been restated to reflect the stock split for all periods presented.

  (o) Stock-Based Compensation

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25 issued in March 2000, to account for its stock option plans. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

  (p) Net Income (Loss) per Common Share

     Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted net income (loss) per common share reflects the effects of potentially dilutive securities. Net income (loss) and weighted average shares used to compute net income (loss) per share are presented below (in thousands, except per share amounts):


                                                                              SIX MONTHS
                                           YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                          --------------------------   -------------------------
                                           1998     1999      2000        2000          2001
                                          ------   -------   -------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)
Net income (loss).......................  $1,632   $(5,610)  $(5,198)    $(4,106)      $1,829
                                          ======   =======   =======     =======       ======
Weighted average shares, basic..........     412       504       522         475          669
Dilutive effect of stock options........      --        --        --          --           17
Dilutive effect of warrants.............      --        --        --          --           43
                                          ------   -------   -------     -------       ------
Weighted average shares, dilutive.......     412       504       522         475          729
                                          ======   =======   =======     =======       ======
Basic net income (loss) per share.......  $ 3.96   $(11.13)  $ (9.96)    $ (8.64)      $ 2.73
                                          ======   =======   =======     =======       ======
Diluted net income (loss) per share.....  $ 3.96   $(11.13)  $ (9.96)    $ (8.64)      $ 2.51
                                          ======   =======   =======     =======       ======

                         AMN HEALTHCARE SERVICES, INC.

     Options to purchase 89,000 shares of common stock at December 31, 2000, and warrants to purchase 58,000 shares of common stock at December 31, 1999 and 2000 and June 30, 2000 were not included in the calculation of diluted net (loss) per common share because the effect of these instruments was anti-dilutive.


  (q) Other Comprehensive Income


     SFAS No. 130, Reporting Comprehensive Income, establishes rules for the reporting of comprehensive income and its components. The Company's net income
(loss) is the same as comprehensive income (loss) for the years ended December 31, 1998, 1999, and 2000 and for the six month period ended June 30, 2000. Comprehensive (loss) for the six months ended June 30, 2001 includes a $515,000 (unaudited) unrealized loss on derivative instruments.


  (r) New Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results of the hedged item in the income statement and require that the Company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting.


     The impact of SFAS No. 133, which was adopted by the Company on January 1, 2001, resulted in a transition adjustment to other comprehensive loss as of January 1, 2001 in the amount of $589,000 (unaudited), and charge to net income for the six month period ended June 30, 2001 in the amount of $512,000 (unaudited).



     In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.



     We are required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.



     SFAS No. 141 will require, upon adoption of SFAS No. 142, that we evaluate existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, we will be required to reassess the useful lives and residual

                         AMN HEALTHCARE SERVICES, INC.

values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.



     As of the date of adoption, January 1, 2002, we expect to have unamortized goodwill in the amount of $124,502,000 and unamortized identifiable intangible assets in the amount of $871,000, all of which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was $2,257,000 and $2,548,000 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adopting SFAS Nos. 141 and 142, it is not yet practicable to reasonably estimate the impact of adopting these accounting pronouncements on our financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.


  (s) Segment Information

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. This statement allows aggregation of similar operating segments into a single operating segment if the businesses are considered similar under the criteria of this statement. For all periods presented, the Company believes it operated in a single segment, temporary healthcare staffing.

  (t) Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (u) Reclassifications

     Certain amounts in the 1998 and 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation.


  (v) Pro Forma



     All pro forma share and per share information has been retroactively restated to reflect the 43.10849-for-1 stock split which will become effective upon the effective date of the proposed initial public offering. See Note 12.


(2) LEVERAGED RECAPITALIZATION


     On November 19, 1999, Services consummated a leveraged recapitalization (the 1999 Recapitalization) pursuant to which the Company's outstanding debt and capital stock were restructured. As part of the 1999 Recapitalization, the Company obtained $70.0 million in new and senior debt financing and $20.0 million in new debt financing through the issuance of senior subordinated notes. The Company also sold 362,976 shares

                         AMN HEALTHCARE SERVICES, INC.

to Acquisition for cash consideration of $59.5 million. Acquisition acquired an additional 79,166 shares directly from existing shareholders for cash consideration of $13.0 million. After the reorganization, Acquisition held 442,142 shares of Services, representing a 93.5% ownership interest. Existing stockholders retained shares representing the remaining 6.5% ownership interest in Services. Proceeds from the equity and debt financing were used to retire existing debt, repurchase stock of existing stockholders and pay fees and expenses incurred in connection with the recapitalization. These transactions were recognized as capital and debt transactions with no change to recorded amounts for existing assets and liabilities. On March 29, 2001, AMN Acquisition Corp. was merged into AMN Healthcare Services, Inc.



     In conjunction with the 1999 Recapitalization, the Company incurred the following charges which are included in the 1999 results of operations: (i) an extraordinary loss of $730,000 (net of tax benefit of $427,000) from the retirement of debt outstanding prior to the 1999 Recapitalization; and (ii) transaction costs of $12,404,000 comprised of bonus payments and option buyouts of $6,503,000, a warrant buyout of $1,077,000 and professional service fees of $4,824,000 (including the payment of $2,587,000 to the majority stockholder of Services). In addition, the Company incurred $5,050,000 in financing costs, which have been recorded as deferred financing costs and will be amortized over the term of the related debt.


(3) ACQUISITIONS

  (a) AMN

     On December 4, 1997, Services acquired 80% of the outstanding common stock of AMN for total consideration of $33,513,000. The transaction has been accounted for in the accompanying consolidated financial statements using the purchase method of accounting, and the assets and liabilities of AMN were recorded at fair value as of the acquisition date. In connection with this transaction, the Company recorded goodwill of $26,985,000, which is being amortized over 25 years. Also in connection with this transaction, the Company borrowed $25,151,000 from a bank (see Note 6) and incurred deferred financing costs totaling $1,084,000, which were being amortized over the life of the loans until the 1999 Recapitalization when they were written off.

     On November 18, 1998, in connection with the acquisition of MedEx, Services acquired an additional 2.77% of AMN for $2,050,000.

  (b) MedEx

     On November 18, 1998, Services acquired 100% of the issued and outstanding stock of MedEx in exchange for 61,200 shares of Services common stock valued at $3,448,000 and cash of $16,362,000, for a total purchase price of $19,809,000.
The transaction was accounted for using the purchase method of accounting, and the assets and liabilities of MedEx were recorded at fair value as of the acquisition date. Results of MedEx operations from the acquisition date through December 31, 1998 are included in the accompanying financial statements for the year ended December 31, 1998. In connection with this transaction, the Company recorded goodwill of $15,332,000, which is being amortized over 25 years.

  (c) NRx

     On June 28, 2000, AMN acquired 100% of the issued and outstanding stock of NRx. The acquisition was recorded using the purchase method of accounting. Thus, the results of operations from the acquired assets are included in the Company's consolidated financial statements from the acquisition date. The purchase price to the former shareholders of NRx included a payment of $16,181,000 in cash and $3,000,000 to be paid in three equal installments of $1,000,000 each on June 29, 2001, June 28, 2002, and June 30, 2003 provided that the terms of the agreement are met. Since the deferred payment in the amount of $3,000,000 is not interest bearing, AMN recorded the present value of the future payments on the date of the acquisition

                         AMN HEALTHCARE SERVICES, INC.

utilizing an interest rate of 9.5%. As of December 31, 2000, the present value of the amount due on June 29, 2001 is $954,000 and is included in other current liabilities. As of December 31, 2000, the present value of the amounts due on June 28, 2002 and June 30, 2003 is $1,676,000 and is included in other long-term liabilities.

     AMN acquired NRx's assets of $4,239,000, assumed its liabilities of $1,610,000, and recorded goodwill in the amount of $15,484,000, which is being amortized over 25 years under the straight line method. AMN allocated $836,000 of the purchase price to the noncompete covenant, which is being amortized over the four-year life of the covenant. As of December 31, 2000, the amortized cost of the covenant is $730,000.

  (d) PHS

     On November 28, 2000, AMN acquired 100% of the issued and outstanding stock of PHS. The acquisition was recorded using the purchase method of accounting. Thus, the results of operations from the acquired assets are included in the Company's consolidated financial statements from the acquisition date. The purchase price to the former stockholders of PHS included a payment of $75,041,000 in cash (net of cash received), $4,000,000 of which was delivered to an escrow agent on the acquisition date in accordance with the purchase agreement. The funds held in escrow are to be released to the former shareholder in the amount of $2,000,000 on May 31, 2001 and $2,000,000 on December 31, 2001,
provided that terms of the agreement are met.

     AMN acquired PHS's assets of $12,405,000 (net of cash received), assumed its liabilities of $3,083,000, and recorded goodwill in the amount of $65,831,000, which is being amortized over 25 years using the straight-line method. AMN allocated $200,000 to the noncompete covenant, which is being amortized over the four-year life of the covenant. The amortized cost of this covenant is $195,000 as of December 31, 2000.


  (e) OGP



     On May 1, 2001, AMN acquired 100% of the issued and outstanding stock of OGP, a healthcare staffing company specializing in the recruitment of nurses domestically and from English-speaking foreign countries. The acquisition was recorded using the purchase method of accounting. The purchase price paid to the former stockholders of OGP included a payment of $11,973,000 in cash (net of $1,574,000 cash received), and $800,000 which was delivered to an escrow agent on the acquisition date in accordance with the purchase agreement. The funds held in escrow are to be released to the former shareholders on November 1, 2002, provided that terms of the agreement are met. The OGP acquisition was financed by an $18,000,000 term loan which bears interest at a rate of either the higher of (i) the federal funds rate plus 0.5% or (ii) the prime rate, plus 2% or LIBOR plus 3.75%, depending on the composition of the loan. Interest is payable in arrears on a quarterly basis, and the principal is due in full on March 31, 2005.



     Included in the asset purchase agreement is an earn-out provision whereby AMN agrees to pay the OGP selling stockholders additional consideration contingent on certain annual revenue results of OGP. Earn-out payments, if earned, are capped at $5,340,000 and are to be paid in April 2002. There is also additional contingent consideration of up to $2,369,000 depending upon collection of an outstanding receivable from a customer.



     AMN acquired OGP's assets of $7,766,000, assumed its liabilities of $4,754,000, and recorded goodwill in the amount of $11,325,000, which is being amortized over 25 years using the straight-line method. AMN allocated $200,000 of the purchase price to the noncompete agreement, which is being amortized over the four-year life of the agreement.

                         AMN HEALTHCARE SERVICES, INC.

  (f) Pro Forma Consolidated Results of Operations


     The following summary presents pro forma consolidated results of operations for the years ended December 31, 1998, 1999, and 2000 as if the MedEx acquisition described above had occurred on January 1, 1998, and the NRx and PHS acquisitions described above had occurred on January 1, 1999. The following unaudited pro forma financial information gives effect to certain adjustments, including the amortization of intangible assets and interest expense on acquisition debt and depreciation on fixed assets. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the dates indicated, nor are they necessarily indicative of future operating results (in thousands, except per share amounts).


                                                                 PRO FORMA
                                                                 ---------
                                                         YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                       1998        1999         2000
                                                     --------    ---------    --------
Revenue............................................  $121,062    $215,323     $301,807
Income from operations.............................  $  9,791    $  1,036     $  5,492
Income (loss) before extraordinary loss............  $  3,077    $ (6,134)    $ (5,120)
Net income (loss)..................................  $  3,077    $ (6,865)    $ (5,120)
                                                     ========    ========     ========
Earnings per share -- basic and diluted............  $   7.47    $ (13.62)    $  (9.81)
                                                     ========    ========     ========
Weighted average shares -- basic and diluted.......       412         504          522
                                                     ========    ========     ========


  (4) BALANCE SHEET DETAILS

     The consolidated balance sheets detail is as follows as of December 31, 1999 and 2000 (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
Accounts receivable, net:
  Accounts receivable.......................................  $26,434    $ 64,331
  Allowance for doubtful accounts...........................     (256)       (930)
                                                              -------    --------
     Accounts receivable, net...............................  $26,178    $ 63,401
                                                              =======    ========
Fixed assets, net:
  Furniture and equipment...................................  $ 2,126    $  3,538
  Software..................................................      863       2,798
  Leasehold improvements....................................      174         432
                                                              -------    --------
                                                                3,163       6,768
  Accumulated depreciation and amortization.................     (921)     (1,762)
                                                              -------    --------
     Fixed assets, net......................................  $ 2,242    $  5,006
                                                              =======    ========
Goodwill, net:
  Goodwill..................................................  $42,307    $123,622
  Accumulated amortization..................................   (2,942)     (5,199)
                                                              -------    --------
     Goodwill, net..........................................  $39,365    $118,423
                                                              =======    ========

                         AMN HEALTHCARE SERVICES, INC.

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
Other intangibles, net:
  Debt issuance costs.......................................  $ 5,338    $  6,742
  Non-compete covenants.....................................      100       1,136
                                                              -------    --------
                                                                5,438       7,878
  Accumulated amortization..................................     (137)     (1,323)
                                                              -------    --------
     Other intangibles, net.................................  $ 5,301    $  6,555
                                                              =======    ========

Included in fixed assets is equipment acquired through capital leases in the amount of $190,000 as of December 31, 2000. Accumulated amortization on these capital leases is $48,000 as of December 31, 2000. There were no capitalized leases as of December 31, 1999.

(5) INCOME TAXES

     The provision (benefit) for income taxes for the years ended December 31, 1998, 1999, and 2000 consists of the following (in thousands):


                                                                  DECEMBER 31,
                                                          ----------------------------
                                                           1998      1999       2000
                                                          ------    -------    -------
Current income taxes:
  Federal...............................................  $  970    $  (103)   $ 5,954
  State.................................................     251         --      1,213
                                                          ------    -------    -------
     Total..............................................   1,221       (103)     7,167
                                                          ------    -------    -------
Deferred income taxes:
  Federal...............................................     254       (925)    (8,550)
  State.................................................      96       (271)    (1,177)
                                                          ------    -------    -------
     Total..............................................     350     (1,196)    (9,727)
                                                          ------    -------    -------
     Provision (benefit) for income taxes, including tax
       benefit of $427 on extraordinary loss in 1999....  $1,571    $(1,299)   $(2,560)
                                                          ======    =======    =======


     The Company's income tax expense (benefit) differs from the amount that would have resulted from applying the federal statutory rate of 35% to pretax income (loss) because of the effect of the following items during the years ended December 31, 1998, 1999, and 2000 (in thousands):


                                                                  DECEMBER 31,
                                                          ----------------------------
                                                           1998      1999       2000
                                                          ------    -------    -------
Tax expense (benefit) at federal statutory rate.........  $1,121    $(2,418)   $(2,715)
State taxes, net of federal benefit.....................     228       (210)        24
Nondeductible transaction costs.........................      --        730         --
Minority interest.......................................     192        464         --
Interest................................................      --         --        171
Other, net..............................................      30        135        (40)
                                                          ------    -------    -------
     Income tax expense (benefit).......................  $1,571    $(1,299)   $(2,560)
                                                          ======    =======    =======

                         AMN HEALTHCARE SERVICES, INC.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below as of December 31, 1999, and 2000 (in thousands):


                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              ------    -------
Deferred tax assets:
  Stock compensation........................................  $   --    $ 8,453
  Debt issuance costs.......................................   1,084      1,454
  Interest and warrants.....................................      --      1,026
  Accrued bonuses...........................................     270        461
  State taxes...............................................      --        425
  Allowance for doubtful accounts...........................     105        314
  Other.....................................................     314        506
                                                              ------    -------
     Total deferred tax assets..............................   1,773     12,639
                                                              ------    -------
Deferred tax liabilities:
  Intangibles...............................................    (711)    (1,232)
  Capitalized software......................................      --       (633)
  Other.....................................................    (224)      (209)
                                                              ------    -------
     Total deferred tax liabilities.........................    (935)    (2,074)
                                                              ------    -------
Net deferred tax assets.....................................  $  838    $10,565
                                                              ======    =======


     Management believes it is more likely than not that the results of the future operations will generate sufficient taxable income to realize the deferred tax assets and, accordingly, has not provided a valuation allowance.

(6) NOTES PAYABLE

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
12% Senior subordinated notes issued with attached warrants
  (see Note 8(b)) due November 19, 2005. Interest payable in
  cash or through issuance of additional notes..............  $20,000    $ 20,000
12% Senior subordinated notes issued for conversion of
  accrued interest to notes payable due November 19, 2005...      273       2,818
$20,000,000 Revolver due November 19, 2004 with variable
  interest rates based on LIBOR, federal funds or the prime
  lending rate ranging from 8.5% to 11.25% (weighted average of 9.8% at December 31, 2000). An unused fee of .5% per
  annum is due quarterly on the unused Revolver
  commitment................................................    6,675      15,045
$50,000,000 Term Loan due in 18 consecutive quarterly
  installments beginning with a principal payment of
  $1,250,000 on September 30, 2000. The quarterly principal
  payment escalates to $2,500,000 on March 31, 2002 and to
  $3,750,000 and $4,375,000 on March 31 in the succeeding
  years, maturing on November 19, 2004. Interest is paid
  quarterly and varies based on LIBOR plus 2.5% to 3.25%
  (9.5% at December 31, 2000)...............................   50,000      47,500

                         AMN HEALTHCARE SERVICES, INC.

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
$32,500,000 Tranche A Acquisition Loan due March 31, 2005,
  with interest at LIBOR plus 3% (9.44% at December 31,
  2000). Principal is due in 17 consecutive quarterly
  installments beginning with a payment of $625,000 on March
  31, 2001. The quarterly payment escalates to $1,250,000 on
  March 31, 2002 until December 31, 2004, with a full
  payment of $15,000,000 at the maturity date. Interest is
  paid quarterly............................................       --      32,500
$7,500,000 Tranche B Acquisition Loan due March 31, 2005,
  with interest at LIBOR plus 2.5% (8.94% at December 31,
  2000). Principal is due at maturity and interest is paid
  quarterly.................................................       --       7,500
                                                              -------    --------
     Total notes payable....................................   76,948     125,363
Unamortized discount on senior subordinated notes (See Note
  8(b)).....................................................   (2,942)     (2,474)
                                                              -------    --------
                                                               74,006     122,889
Less current portion of notes payable.......................   (2,500)     (7,500)
                                                              -------    --------
     Long-term portion of notes payable.....................  $71,506    $115,389
                                                              =======    ========

     Annual maturities of long-term debt are as follows (in thousands):

2001..............................................  $  7,500
2002..............................................    15,000
2003..............................................    20,000
2004..............................................    37,545
2005..............................................    45,318
                                                    --------
                                                    $125,363
                                                    ========

     The Company's debt is secured by all assets of the Company and the common stock of its subsidiaries. The credit agreement and senior subordinated notes contain various financial ratio covenants, as well as restrictions on assumption of additional indebtedness, declaration of dividends, dispositions of assets, consolidation into another entity, capital expenditures in excess of specified amounts and allowable investments. The Company was in compliance with all covenants and ratios at December 31, 2000.

     In conjunction with the 1999 Recapitalization, $37,412,000 of notes payable were repaid with proceeds from the new borrowings. In connection with the early pay-off of these notes, debt issuance costs of $1,157,000 were written off and are reflected net of tax in the accompanying consolidated statements of operations as an extraordinary loss on early extinguishment of debt.


     During 2000, the Company entered into interest rate swap agreements as a means to hedge its interest rate exposure on debt instruments. In addition, the Company's credit agreement requires that the Company maintain protection against fluctuations in interest rates providing coverage in an aggregate notional amount equal to $25,000,000. As a result of adopting SFAS No. 133 on January 1, 2001, net settlement amounts to be received or paid under the swap agreements are reflected as adjustments to interest expense. The Company recorded a transition adjustment to other comprehensive income in the amount of $589,000 (unaudited), which will be amortized into interest expense over the remaining life of the debt agreements being hedged. Additionally, included in interest expense for the six month period ended June 30, 2001 is $512,000 (unaudited) related to additional unrealized losses related to these swap agreements that were incurred during the period.

                         AMN HEALTHCARE SERVICES, INC.

     At December 31, 2000, the Company had three interest rate swaps outstanding with major financial institutions that effectively convert variable-rate debt to fixed rate. Two swaps have notional amounts of $25,000,000 each, whereby the Company pays fixed rates of 6.585% and 6.57%, respectively, and receives a floating three-month LIBOR. One swap has a notional amount of $40,000,000, which decreases by $325,000 at the end of each three-month period beginning December 29, 2000; under this agreement, the Company pays a fixed rate of 6.5% and receives a floating three-month LIBOR. All agreements expire in December 2001 and no initial investments were made to enter into these agreements.

     Effective December 6, 1999, the Company entered into a three-year interest rate cap agreement. The agreement applies to $25,000,000, which was 50% of the term loan outstanding on that date. The agreement provides a 7% interest rate cap on the three-month LIBOR rate. The cost of the agreement of $289,000 is included in debt issuance costs, and is being amortized over the three-year term of the agreement.

     On January 26, 1998, the Company entered into an interest rate collar agreement with a bank to reduce the impact of changes in interest rates on its floating rate long-term debt. The agreement required the Company to make payments to the bank for the difference between the selected interest rate, based on a three-month LIBOR, and the floor rate as specified in the agreement. In addition, the agreement entitled the Company to receive payments from the bank for the difference between the selected interest rate, based on three-month LIBOR, and the cap rate as specified in the agreement. On November 19, 1999, the Company paid $25,000 to terminate this agreement.

(7) RETIREMENT PLAN

     The Company maintains the AMN Healthcare Retirement Savings Plan (the AMN
Plan), a profit sharing plan that complies with the Internal Revenue Code
Section 401(k) provisions. The AMN Plan covers substantially all employees that meet certain age and other eligibility requirements. An annual discretionary matching contribution is determined by the Board of Directors each year and may be up to a maximum 6% of eligible compensation paid to all participants during the plan year. The amount of the employer contributions was $86,000, $213,000, and $422,000 for the years ended December 31, 1998, 1999 and 2000, respectively. Employees of PHS became eligible under the AMN Plan at the date of acquisition.

     NRx maintained a separate profit sharing plan that complied with the Internal Revenue Code Section 401(k) provisions. The plan covered substantially all employees that had been employed for at least 12 months. No match was provided under this plan. Effective January 1, 2001, NRx employees were eligible to participate in the AMN Plan and the NRx plan was terminated.

(8) STOCKHOLDERS' EQUITY

  (a) Stock Option Plans


     In November 1999, Services established two performance stock option plans (the 1999 Plans) to provide for the grant of options to upper management of AMN. Options for a maximum of 93,715 shares of common stock were authorized at an exercise price of $163.97 per option for grants within 120 days of the 1999 Recapitalization and not less than the fair market value in the case of subsequent grants. Options under the plan vest 25% per year beginning in 2000 if certain earnings performance criteria are met and grantee remains an employee. If the Company does not meet the performance criteria for the particular year, that portion of the option, which was eligible to become vested, will terminate. Options that vest expire in nine to ten years from the grant date. In 1999, the Company granted options for 84,343 shares of common stock at an exercise price of $163.97 per share. At December 31, 1999, 9,372 shares of common stock were reserved for future issuance related to the 1999 Plans.


     During 2000, options for an additional 34,634 shares were reserved under the 1999 Plans. In November 2000, additional options totaling 4,686 were granted at an exercise price of $163.97. In

                         AMN HEALTHCARE SERVICES, INC.

December 2000, 31,171 options were granted at an exercise price of $287.84 per share. At December 31, 2000, 8,149 shares of common stock were reserved for future issuance related to the 1999 Plans.


     In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion No. 25, and related interpretations in accounting for its 1999 Plan. Accordingly, because the 1999 plan is performance based, the Company applies variable accounting and recorded compensation expense of $22,379,000 in 2000 and $10,601,000 (unaudited) and $8,731,000 (unaudited) for the six month periods ended June 30, 2000 and 2001, respectively, in connection with the 1999 Plans in accordance with APB 25 and FIN 44.


     A summary of stock option activity under the 1999 Plans is as follows:

                                                                       WEIGHTED-
                                                        OPTIONS         AVERAGE
                                                      OUTSTANDING    EXERCISE PRICE
                                                      -----------    --------------
Outstanding at December 31, 1998....................         --              --
  Granted...........................................     84,343         $163.97
  Exercised.........................................         --              --
  Canceled..........................................         --              --
                                                        -------         -------
Outstanding at December 31, 1999....................     84,343          163.97
  Granted...........................................     35,857          271.65
  Exercised.........................................         --              --
  Canceled..........................................         --              --
                                                        -------         -------
Outstanding at December 31, 2000....................    120,200         $196.09
                                                        =======         =======
Exercisable as of December 31, 2000.................     22,257         $163.97
                                                        =======         =======

     The following table summarizes options outstanding and exercisable as of December 31, 2000:

                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
           --------------------------------------   --------------------------------------
                          WEIGHTED-                                WEIGHTED-
                           AVERAGE      WEIGHTED-                   AVERAGE      WEIGHTED-
                          REMAINING      AVERAGE                   REMAINING      AVERAGE
EXERCISE     NUMBER      CONTRACTUAL    EXERCISE      NUMBER      CONTRACTUAL    EXERCISE
 PRICE     OUTSTANDING   LIFE (YEARS)     PRICE     OUTSTANDING   LIFE (YEARS)     PRICE
--------   -----------   ------------   ---------   -----------   ------------   ---------
$ 163.97      89,029          9          $163.97      22,257           9          $163.97
  287.84      31,171          9           287.84          --          --               --
             -------                                  ------
             120,200                                  22,257
             =======                                  ======

     In December 1997, AMN established a stock incentive plan to provide an equity-based incentive plan to certain officers and key employees. Options for a maximum of 1,200 shares of common stock were authorized. In 1997, AMN granted ten-year options for 1,200 shares of common stock at an exercise price of $536.80 per share. In March 1999, the Company amended the plan to include certain officers and key employees of MedEx. Options for an additional 491 shares of common stock were authorized, and the Company granted ten-year options for 454 shares of stock at an exercise price of $975.85 per share. Options under the plan vested 25% each year over four years, provided that certain performance criteria were met and grantee remained an employee. However, all options would have become fully vested on December 31, 2004, provided that the grantee was employed by the Company on that date. In conjunction with the 1999 Recapitalization, all options previously granted related to this plan were repurchased by the Company for $3,953,000, which is included in transaction costs in the accompanying 1999 consolidated statements of operations.

                         AMN HEALTHCARE SERVICES, INC.

     Under SFAS No. 123, the weighted average per share fair value of the options granted during 1998, 1999 and 2000 was $241.84, $495.78 and $486.42, respectively on the date of grant. Fair value under SFAS No. 123 is determined using the Black-Scholes option-pricing model with the following assumptions:


                                                              1998    1999    2000
                                                              ----    ----    ----
Expected life...............................................     3       5       5
Risk-free interest rate.....................................  6.00%   5.95%   5.30%
Volatility..................................................    60%     60%     60%
Dividend yield..............................................     0%      0%      0%

     Had compensation expense been recognized for stock-based compensation plans in accordance with SFAS No. 123, the Company would have recorded the following net income (loss) and net income (loss) per share amounts (in thousands, except per share amounts):


                                                           1998      1999       2000
                                                          ------    -------    -------
Pro forma net income (loss).............................  $1,589    $(5,610)   $(4,992)
Pro forma income per common share:
  Basic.................................................  $ 3.86    $(11.13)   $ (9.56)
  Diluted...............................................  $ 3.86    $(11.13)   $ (9.56)


  (b) Common Stock Warrants

     On November 19, 1999, in connection with the issuance of its $20,000,000 senior subordinated notes, Services issued warrants to purchase 58,416 shares of its common stock at $163.97 per share. These warrants are exercisable upon issuance and expire at the earlier of a qualified public stock offering, as defined, or November 19, 2009. The fair value of the warrants in the amount of $3,000,000 was based upon a third-party valuation and was recorded as a discount to the related senior subordinated notes payable. This discount is being amortized to interest expense over the term of the notes using the effective interest method. Discount amortization was $58,000, $468,000 in 1999 and 2000, respectively.

     On December 5, 1997, AMN granted warrants to purchase 440 shares of AMN's common stock, at $536.80 per share, to a bank in connection with certain loans. The warrants were immediately exercisable and expire ten years from the date of issuance. In conjunction with the 1999 Recapitalization, these warrants were repurchased by the Company for $1,077,000, and is included in transaction costs in the accompanying 1999 consolidated statements of operations.

  (c) Stockholders' Agreement

     The stockholders of Services have entered into a stockholders' agreement conferring certain rights and restrictions, including among others: restrictions on transfers of shares, "tag along" and "drag along" rights, rights to acquire shares, and piggyback registration rights, as defined in the agreement. This agreement will terminate at the time of an initial public offering by Services.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that fair values be disclosed for most of the Company's financial instruments. Estimated fair values for the Company's financial instruments and a description of the methodologies and assumptions used to determine such amounts follow:

  (a) Cash and Cash Equivalents

     The carrying amount is assumed to be the fair value due to the liquidity of these instruments.

                         AMN HEALTHCARE SERVICES, INC.

  (b) Accounts Receivable, Income Taxes Receivable, Other Current Assets, Deposits, Book Overdraft, Accounts Payable and Accrued Expenses, Income Taxes Payable, Accrued Compensation and Benefits, and Other Current Liabilities

     The carrying amounts of these financial instruments are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

  (c) Notes Payable

     The carrying amounts of notes payable are considered to be reasonable estimates of their fair values, as these borrowings have variable rates that reflect currently available terms and conditions for similar debt. The carrying amounts of fixed rate obligations also approximate their fair value.

  (d) Other Long-Term Liabilities

     Other long-term liabilities consist primarily of the present value of deferred payments related to the acquisition of NRx (Note 3(c)). The carrying value is considered to be representative of the fair value due to the imputed interest rate approximating the current market rate.

  (e) Derivative Financial Instruments, Including Off-Balance Sheet Derivative Financial Instruments

     Included in debt issuance costs is the amortized cost of the interest rate cap agreement discussed in Note 6 of $281,000 and $185,000 at December 31, 1999 and 2000, respectively. As of December 31, 2000, the fair value of this agreement is estimated based on quoted market price. As of December 31, 1999, the carrying amount of this agreement was considered to be a reasonable estimate of its fair value, due to the recent timing of the agreement.

     During 2000, the Company entered into interest rate swap agreements as a means to hedge its interest rate exposure on debt instruments as discussed in
Note 6. These agreements did not require an initial investment by the Company. The fair value of these agreements are estimated based on quoted market prices for these or similar instruments. As of December 31, 2000, the fair value of interest rate swap agreements were $589,000 less than the carrying amount.

(10) OTHER RELATED PARTY TRANSACTIONS

     During 2000, the Company issued 196,000 shares of common stock to existing stockholders for $52,000,000.


     In connection with the acquisition of PHS, the Company paid $1,500,000 to the Company's majority stockholder for advisory services which is reported as transaction costs in the accompanying 2000 statement of operations. During 2000, the Company paid $150,000 in management advisory fees to the majority stockholder which is included in selling, general and administrative expenses. In addition, in conjunction with the 1999 Recapitalization, the Company paid advisory fees to the majority stockholder and to a minority shareholder of $1,500,000 and $100,000, respectively, which is included in transaction costs in fiscal 1999.


     The Company was provided the advisory services of the majority stockholder of the Company until the 1999 Recapitalization. The Company paid for out-of-pocket expenses of $32,000 in 1999.

     The Company received services from an advertising agency which was 20% owned by the minority stockholders during 1998 and 30% owned by the minority stockholders during 1999 and 2000. The Company incurred expenses of $702,000, $31,000, and $40,000 in 1998, 1999 and 2000, respectively.

                         AMN HEALTHCARE SERVICES, INC.

(11) COMMITMENTS AND CONTINGENCIES

  (a) Legal

     The Company is party to legal actions in the normal course of business. In the opinion of management and legal counsel, the outcome of legal actions will not have a material impact on the financial position or results of operations of the Company.

  (b) Leases

     The Company leases certain office facilities and equipment under various operating and capital leases that expire over the next five years. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2000 are as follows (in thousands):

                                                            CAPITAL    OPERATING
                                                            LEASES      LEASES
                                                            -------    ---------
Years ending December 31:
  2001....................................................   $ 71       $2,574
  2002....................................................     71        2,639
  2003....................................................     18        1,795
  2004....................................................      6        1,157
  2005....................................................      2          583
                                                             ----       ------
     Total minimum lease payments.........................    168       $8,748
                                                                        ======
  Less amount representing interest (at rates ranging from
     5.7% to 11.97%)......................................    (77)
                                                             ----
     Present value of minimum lease payments..............     91
  Less current installments of obligations under capital
     leases...............................................    (33)
                                                             ----
     Obligations under capital leases, excluding current
       installments.......................................   $ 58
                                                             ====

     Obligations under capital leases are included in other current and other long-term liabilities, respectively, in the accompanying financial statements. Rent expense was $529,000, $1,077,000, and $1,810,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

(12) SUBSEQUENT EVENTS


     On July 9, 2001, the board of directors of the Company authorized management of the Company to file a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nurses RX, Inc.

     We have audited the accompanying balance sheets of Nurses RX, Inc. as of December 31, 1998 and 1999, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nurses RX, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          DDK & Company LLP

New York, New York
March 31, 2001

                                NURSES RX, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              ----------    ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  121,473    $   20,843
  Accounts receivable, less allowance for doubtful accounts
     of $141,138 in 1998 and $211,788 in 1999...............   2,583,929     2,921,756
  Unbilled income...........................................     466,680       543,179
  Prepaid expenses and other current assets.................     283,232       315,027
                                                              ----------    ----------
          Total current assets..............................   3,455,314     3,800,805
Property and equipment, at cost, less accumulated
  depreciation and amortization of $217,336 in 1998 and
  $215,620 in 1999..........................................     278,014       333,188
Other assets -- security deposit............................       2,627         3,829
                                                              ----------    ----------
          Total assets......................................  $3,735,955    $4,137,822
                                                              ==========    ==========

                                                                 1998          1999
                                                              ----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Bank debt.................................................  $  522,111    $  586,530
  Accounts payable and accrued expenses.....................     640,722       546,691
  Due to officer............................................     270,000        98,000
  Income taxes payable......................................      16,972        36,000
                                                              ----------    ----------
          Total current liabilities.........................   1,449,805     1,267,221
Other liabilities -- due to officer.........................      98,000            --
                                                              ----------    ----------
          Total liabilities.................................   1,547,805     1,267,221
                                                              ----------    ----------
Commitment and Contingencies
Shareholders' equity:
  Common stock, no par value; 100 shares authorized, issued
     and outstanding........................................         500           500
  Retained earnings.........................................   2,187,650     2,870,101
                                                              ----------    ----------
          Total shareholders' equity........................   2,188,150     2,870,601
                                                              ----------    ----------
          Total liabilities and shareholders' equity........  $3,735,955    $4,137,822
                                                              ==========    ==========

                See accompanying notes to financial statements.

                                NURSES RX, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                 1998           1999
                                                              -----------    -----------
Revenue.....................................................  $21,438,179    $22,451,359
Cost of revenue.............................................   15,343,056     15,424,600
                                                              -----------    -----------
Gross profit................................................    6,095,123      7,026,759
                                                              -----------    -----------
Operating expenses:
  Selling and marketing.....................................    2,017,191      2,284,234
  General and administrative (including interest of $81,339
     in 1998 and $26,340 in 1999)...........................    2,832,872      3,128,291
                                                              -----------    -----------
                                                                4,850,063      5,412,525
                                                              -----------    -----------
Income before other income and income taxes.................    1,245,060      1,614,234
                                                              -----------    -----------
Other income:
  Interest income...........................................        7,305         11,630
  Management fee............................................      203,078             --
                                                              -----------    -----------
                                                                  210,383         11,630
                                                              -----------    -----------
Income before income taxes..................................    1,455,443      1,625,864
Income taxes................................................       41,117         57,460
                                                              -----------    -----------
Net income..................................................    1,414,326      1,568,404
Retained earnings -- beginning..............................    1,459,969      2,187,650
Distributions to shareholders...............................     (686,645)      (885,953)
                                                              -----------    -----------
Retained earnings -- ending.................................  $ 2,187,650    $ 2,870,101
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                NURSES RX, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                 1998           1999
                                                              -----------    -----------
Operating Activities:
  Net income................................................  $ 1,414,326    $ 1,568,404
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization..........................       70,129         85,007
     Bad debts..............................................       74,686         70,650
     Changes in operating assets and liabilities
       Accounts receivable..................................     (416,344)      (408,477)
       Unbilled income......................................     (106,726)       (76,499)
       Prepaid expenses and other current assets............      (41,280)       (32,997)
       Accounts payable and accrued expenses................      115,918        (94,031)
       Income taxes payable.................................        9,775         19,028
                                                              -----------    -----------
          Net cash provided by operating activities.........    1,120,484      1,131,085
                                                              -----------    -----------
Investing Activities -- purchase of property and
  equipment.................................................      (77,474)      (140,181)
                                                              -----------    -----------
          Net cash used in investing activities.............      (77,474)      (140,181)
                                                              -----------    -----------
Financing Activities:
  Principal payments on officer loans.......................   (1,247,857)      (270,000)
  Proceeds of bank debt, net................................      522,111         64,419
  Distributions to shareholders.............................     (686,645)      (885,953)
                                                              -----------    -----------
          Net cash used in financing activities.............   (1,412,391)    (1,091,534)
                                                              -----------    -----------
Net decrease in cash and cash equivalents...................     (369,381)      (100,630)
Cash and cash equivalents -- beginning......................      490,854        121,473
                                                              -----------    -----------
Cash and cash equivalents -- ending.........................  $   121,473    $    20,843
                                                              ===========    ===========
Supplemental Information:
  Interest paid.............................................  $    81,349    $    25,542
  Income taxes paid.........................................  $    31,342    $    38,432
Noncash Transactions -- retirement of property and
  equipment.................................................           --    $    86,723

                See accompanying notes to financial statements.

                                NURSES RX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Nature of Business

     Nurses RX, Inc. ("Company"), a temporary healthcare staffing company, was incorporated on August 7, 1990, under the laws of the State of North Carolina. The Company primarily sells the services of registered nurses throughout North America.

     (b)  Revenue Recognition

     Fees are primarily billed on a bi-weekly basis in direct proportion to completed work. Income and direct costs are recognized through the balance sheet date on unbilled work.

     (c)  Cash and Cash Equivalents

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

     (d)  Property, Equipment and Depreciation

     Property and equipment are stated at cost. Major expenditures for property and those which substantially increase useful lives are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in operations. Depreciation is provided by both straight-line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is calculated by the straight-line method over the lesser of the term of the related lease or the useful lives of the improvements.

     (e)  Income Taxes

     The Company has elected to have its income taxed under Section 1362 (Subchapter S) of the Internal Revenue Code of 1986 which provides that, in lieu of corporate income taxes, the Company's income or loss is passed to the shareholders and combined with their other personal income and deductions to determine taxable income on their individual tax returns. Therefore, no provision or liability for Federal income tax is reflected in the financial statements. Provision has been made for certain state and local taxes. On June 28, 2000, the Company was acquired by AMN Healthcare, Inc. and the Subchapter S election was terminated.

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities and the effect of future tax planning strategies to reduce any deferred tax liability.

     The Company reports on a cash basis for income tax purposes, creating timing differences between tax and financial reporting. The resultant effect is currently considered immaterial and no deferred income taxes are provided.

     (f)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                NURSES RX, INC.

     (g)  Advertising

     Advertising costs are expensed as incurred. Advertising costs totaled approximately $500,000 in 1998 and 1999.

2.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                    ESTIMATED
                                                     USEFUL
                                                      LIVES          1998        1999
                                                  -------------    --------    --------
Furniture and fixtures..........................     7 years       $163,703    $193,548
Machinery and equipment.........................     5 years        323,133     325,777
Leasehold improvements..........................  Life of lease       8,514       8,514
Computer software...............................     3 years             --      20,969
                                                                   --------    --------
Total property and equipment....................                    495,350     548,808
Less -- accumulated depreciation and
  amortization..................................                    217,336     215,620
                                                                   --------    --------
Net property and equipment......................                   $278,014    $333,188
                                                                   ========    ========

     Depreciation and amortization expense for the years ended December 31, 1998 and 1999 was $70,129 and $85,007, respectively.

3.  DUE TO OFFICER

     The debt to officer includes repayments of $1,247,857 during 1998 and $270,000 during 1999. Loans bear interest at 9.50%. Related interest expense charged to operations was $70,073 in 1998 and $20,737 in 1999. This officer sold his minority interest to the remaining shareholders on January 1, 1998. This loan was repaid in full during 2000.

4.  BANK DEBT

     During February 1998, the Company executed a revolving step down line of credit with a bank providing for maximum borrowings (Commitment Amount) of $1,500,000. The Commitment Amount is reduced annually by $200,000 through January 31, 2003 and is subject to a borrowing base which cannot exceed 80% of eligible accounts receivable and 50% of eligible net book value of furniture and fixtures. The agreement contains certain covenants and restrictions and is secured by all accounts receivable and equipment. Interest is charged at the bank's prime rate and related interest expense charged to operations was approximately $11,000 in 1998 and $4,500 in 1999. This loan was paid in full and the line was closed during June 2000.

5.  RELATED PARTY TRANSACTIONS

     For the year ended December 31, 1998, the Company charged management fees of $203,078 to an affiliated company for services and expenses incurred on behalf of the affiliate. The affiliate and the Company have common stockholders. At December 31, 1998 and 1999, included in other current assets is $70,227 due from this affiliate.

                                NURSES RX, INC.

6.  COMMITMENT AND CONTINGENCIES

  Lease

     Effective December 1, 1999, the Company entered into a new lease for office space, expiring in December 2005, which requires future minimum base rental payments plus escalation rent and common area maintenance charges. Minimum base rental payments as of December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31,                            AMOUNT
-------------------------                           --------
2000..............................................  $153,300
2001..............................................   155,850
2002..............................................   161,100
2003..............................................   161,100
2004..............................................   175,500
2005..............................................   179,400
                                                    --------
                                                    $986,250
                                                    ========

     Total rent expense charged to operations was approximately $94,000 in 1998 and $116,000 in 1999.

  Cash and Cash Equivalents

     At December 31, 1998, bank balances exceeded the $100,000 FDIC insured limit by approximately $232,000.

  Claims

     The Company is involved in various claims incidental to its business. These claims are substantially covered by insurance. While it is not feasible to predict or determine the final outcome of these claims, management does not believe they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.

7.  PROFIT-SHARING PLAN

     The Company has a 401(k) profit-sharing plan covering substantially all of its employees. Eligible employees may elect to have a maximum of 15% of their wages withheld up to a statutory maximum as adjusted annually. The annual contribution to the plan is at the discretion of the Board of Directors. There were no Company contributions in 1998 and 1999.

8.  CAFETERIA PLAN

     The Company maintains a contributory Premium Payment Plan which qualifies as a "Cafeteria Plan" under Section 125 of the Internal Revenue Code of 1986, as amended. The plan provides for health insurance and other benefits for all eligible employees.

9.  SUBSEQUENT EVENT

     On June 28, 2000, the shareholders sold all of their stock to AMN Healthcare, Inc.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Preferred Healthcare Staffing, Inc.:

     We have audited the accompanying balance sheets of Preferred Healthcare Staffing, Inc. (a wholly owned subsidiary of Preferred Employers Holdings, Inc.) as of December 31, 1999 and November 30, 2000, and the related statements of operations, shareholder's equity and cash flows for the years ended December 31, 1998 and 1999 and the eleven months ended November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Preferred Healthcare Staffing, Inc. as of December 31, 1999 and November 30, 2000, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 and the eleven months ended November 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Miami, Florida
April 4, 2001

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYERS HOLDINGS, INC.)

                                 BALANCE SHEETS
                    DECEMBER 31, 1999 AND NOVEMBER 30, 2000

                                                                 1999           2000
                                                              -----------    -----------
ASSETS
Current assets:
  Cash......................................................  $   240,957    $   147,062
  Accounts receivable, net..................................    6,921,417     10,980,481
  Prepaid and other current assets..........................      974,392      1,016,658
  Deferred tax asset........................................       62,063             --
                                                              -----------    -----------
          Total current assets..............................    8,198,829     12,144,201
Property and equipment, net.................................      635,044        886,229
Goodwill, net...............................................    4,707,657      4,489,361
                                                              -----------    -----------
          Total assets......................................  $13,541,530    $17,519,791
                                                              ===========    ===========

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 1,977,582    $ 3,196,460
  Due to Parent.............................................    1,445,960             --
                                                              -----------    -----------
          Total current liabilities.........................    3,423,542      3,196,460
Deferred tax liability......................................       65,950         46,122
                                                              -----------    -----------
          Total liabilities.................................    3,489,492      3,242,582
                                                              -----------    -----------
Shareholder's equity:
  Common stock, no par value, $1 per share assigned value,
     15,000 shares authorized, 10,000 shares issued and
     outstanding............................................       10,000         10,000
  Additional paid-in capital................................    7,470,437      7,470,437
  Retained earnings.........................................    2,571,601      6,796,772
                                                              -----------    -----------
          Total shareholder's equity........................   10,052,038     14,277,209
Commitments and contingencies
                                                              -----------    -----------
          Total liabilities and shareholder's equity........  $13,541,530    $17,519,791
                                                              ===========    ===========

                See accompanying notes to financial statements.

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYERS HOLDINGS, INC.)

                            STATEMENTS OF OPERATIONS
                   YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000

                                                         1998           1999           2000
                                                      -----------    -----------    -----------
Staffing revenue, net...............................  $34,461,735    $46,358,045    $57,162,456
Cost of revenue.....................................   27,140,355     35,775,512     44,567,866
                                                      -----------    -----------    -----------
     Gross profit...................................    7,321,380     10,582,533     12,594,590
                                                      -----------    -----------    -----------
Expenses:
  Selling, general and administrative expenses......    4,587,357      6,295,793      6,616,595
  Depreciation and amortization.....................      277,209        391,301        417,006
                                                      -----------    -----------    -----------
     Total expenses.................................    4,864,566      6,687,094      7,033,601
                                                      -----------    -----------    -----------
     Income from operations.........................    2,456,814      3,895,439      5,560,989
                                                      -----------    -----------    -----------
Non-operating income (expenses):
  Interest income (expense), net....................     (494,191)       (78,232)        43,654
  Other (expenses) income...........................          299         (4,867)       (19,864)
                                                      -----------    -----------    -----------
     Total non-operating income (expenses)..........     (493,892)       (83,099)        23,790
                                                      -----------    -----------    -----------
     Income before income tax expense...............    1,962,922      3,812,340      5,584,779
Income tax expense..................................      561,155      1,465,509        807,325
                                                      -----------    -----------    -----------
     Net income.....................................  $ 1,401,767    $ 2,346,831    $ 4,777,454
                                                      ===========    ===========    ===========
Pro forma information:
  Historical income before income tax...............  $ 1,962,922    $        --    $ 5,584,779
  Pro forma income tax expense......................      814,058             --      2,042,743
  Pro forma net income..............................    1,148,864             --      3,542,036

                See accompanying notes to financial statements.

                      PREFERRED HEALTHCARE STAFFING, INC.
       (A WHOLLY OWNED SUBSIDIARY OF PREFERRED EMPLOYERS HOLDINGS, INC.)

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                   YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000

                                     COMMON STOCK       ADDITIONAL
                                   -----------------     PAID-IN       RETAINED
                                   SHARES    AMOUNT      CAPITAL       EARNINGS         TOTAL
                                   ------    -------    ----------    -----------    -----------
Balance as of December 31,
  1997...........................  10,000    $10,000    $       --    $(1,176,997)   $(1,166,997)
  Net income.....................      --         --            --      1,401,767      1,401,767
  Capital contribution...........      --         --     7,470,437             --      7,470,437
                                   ------    -------    ----------    -----------    -----------
Balance as of December 31,
  1998...........................  10,000     10,000     7,470,437        224,770      7,705,207
  Net income.....................      --         --            --      2,346,831      2,346,831
                                   ------    -------    ----------    -----------    -----------
Balance as of December 31,
  1999...........................  10,000     10,000     7,470,437      2,571,601     10,052,038
  Net income.....................      --         --            --      4,777,454      4,777,454
  Forgiveness of receivable from
     parent company..............      --         --            --       (552,283)      (552,283)
                                   ------    -------    ----------    -----------    -----------
Balance as of November 30,
  2000...........................  10,000    $10,000    $7,470,437    $ 6,796,772    $14,277,209
                                   ======    =======    ==========    ===========    ===========

                See accompanying notes to financial statements.

                      PREFERRED HEALTHCARE STAFFING, INC.
       (A WHOLLY OWNED SUBSIDIARY OF PREFERRED EMPLOYERS HOLDINGS, INC.)

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000

                                                          1998           1999           2000
                                                       -----------    -----------    -----------
Cash flows from operating activities:
  Net income.........................................  $ 1,401,767    $ 2,346,831    $ 4,777,454
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation....................................       82,769        149,151        198,710
     Amortization of goodwill........................      194,440        242,150        218,296
     Loss on retirement of property and equipment....           --             --         20,179
     Provision for doubtful accounts receivable......       96,054         64,706         61,009
     Deferred taxes..................................       11,030         40,032         42,235
     Changes in other assets and liabilities:
       Accounts receivable...........................   (4,500,264)      (455,694)    (4,120,073)
       Prepaid and other current assets..............     (540,088)      (363,630)       (42,266)
       Accounts payable and accrued expenses.........      255,627        460,049      1,218,878
                                                       -----------    -----------    -----------
          Net cash provided by (used in) operating
            activities...............................   (2,998,665)     2,483,595      2,374,422
                                                       -----------    -----------    -----------
Cash flows from investing activities:
  Purchase of property and equipment.................     (317,583)      (346,524)      (470,074)
  Purchase of HSSI Travel Nurse Operations, Inc......   (5,000,000)            --             --
                                                       -----------    -----------    -----------
          Net cash used in investing activities......   (5,317,583)      (346,524)      (470,074)
                                                       -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from line of credit.......................    2,000,000             --             --
  Repayment of lines of credit.......................   (2,590,000)    (1,850,000)            --
  Repayment of capital lease.........................      (17,559)          (500)            --
  Bank overdraft.....................................      420,969       (459,296)            --
  Capital contribution...............................    7,470,437             --             --
  Net advances and receipts from parent company......    1,050,026        395,933     (1,998,243)
                                                       -----------    -----------    -----------
          Net cash (used in) provided by financing
            activities...............................    8,333,873     (1,913,863)    (1,998,243)
                                                       -----------    -----------    -----------
Net (decrease) increase in cash......................       17,625        223,208        (93,895)
Cash, at beginning of period.........................          124         17,749        240,957
                                                       -----------    -----------    -----------
Cash, at end of period...............................  $    17,749    $   240,957    $   147,062
                                                       ===========    ===========    ===========
Supplemental disclosure:
  Cash paid for taxes................................  $        --    $    85,545    $   209,649
                                                       ===========    ===========    ===========
  Cash paid for interest.............................  $   398,244    $    78,706    $        --
                                                       ===========    ===========    ===========
Supplemental disclosure of noncash financing
  activities -- forgiveness of receivable from parent
  company............................................  $        --    $        --    $   552,283
                                                       ===========    ===========    ===========

                See accompanying notes to financial statements.

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
           DECEMBER 31, 1998, DECEMBER 31, 1999 AND NOVEMBER 30, 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Description of Business

     Preferred Healthcare Staffing, Inc. (the "Company") was incorporated in 1997 under the laws of the state of Delaware as a wholly owned subsidiary of Preferred Employers Holdings, Inc. ("PEHI"). The Company is in the business of providing health care professionals to health care organizations throughout the United States, its territories and possessions. The Company negotiates and enters into contracts with health care organizations on behalf of its network of health care professionals who render medical services to patients affiliated with those facilities.

     In March 1998, the Company purchased certain of the assets of HSSI Travel Nurse Operations, Inc. ("Travel Nurse"), which was formerly a wholly owned subsidiary of Hospital Staffing Services, Inc., for $5 million in cash. Based in Fort Lauderdale, Florida since 1981, Travel Nurse has provided registered nurses and other professional medical personnel, often referred to as "travelers," primarily to client hospitals in the United States and the Caribbean on a contractual basis for periods generally averaging 13 weeks in duration. In August 1998, PEHI issued 517,085 shares of common stock in exchange for all the outstanding common stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare"), an employee staffing company and provider of temporary registered nurses and other professional medical personnel primarily to client hospitals, and combined its operations with Travel Nurse. This business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's financial statements for applicable periods prior to the combination include the accounts and results of operations of NET Healthcare.

     On November 28, 2000, AMN Healthcare, Inc. acquired 100 percent of the issued and outstanding stock of the Company. The purchase price to the former shareholder of the Company included a payment of $75,041,267 in cash (net of cash received), $4,000,000 of which was delivered to an escrow agent on the acquisition date in accordance with the purchase agreement. The funds held in escrow are to be released to the former shareholder in the amount of $2,000,000 on May 31, 2001 and $2,000,000 on December 31, 2001, provided that terms of the agreement are not violated.

  (b) Basis of Presentation

     These financial statements have been prepared to reflect the historical results prior to the change in control, as discussed above, although the period presented for this purpose was November 30, 2000. Certain transactions with AMN Healthcare, Inc. subsequent to the purchase have been excluded.

  (c) Revenue Recognition

     Revenue is recognized as staffing services are rendered. Provisions for discounts to customers and other adjustments are provided for in the period the related revenue is recorded.

  (d) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation on property and equipment is calculated on the straight-line basis over the estimated useful lives of the related assets which ranges from five to seven years. Leasehold improvements are amortized using the straight-line basis over the lesser of the lease term or estimated useful life of the related improvements. Software and software development costs are depreciated over the estimated useful life which has been established as three years.

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (e) Goodwill

     Goodwill was established as a result of the purchase during March 1998 of certain of the assets of Travel Nurse which was formerly a wholly owned subsidiary of Hospital Staffing Services, Inc. The goodwill is being amortized on a straight-line basis over the expected future periods to be benefited, estimated at approximately 20 years. Amortization of goodwill for the year ended December 31, 1999 and the eleven-month period ended November 30, 2000 was $242,150 and $218,296, respectively, resulting in accumulated amortization of $436,590 and $654,885 as of December 31 1999 and November 30, 2000,
respectively.

     The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining estimated life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (f) Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
Of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (g) Income Taxes

     The Company filed a consolidated U.S. federal and state income tax return with its parent, PEHI, for the years ended December 31, 1999 and 1998. Accordingly, all income-tax-related balances are included as due to parent in the accompanying financial statements.

     On June 28, 2000, International Insurance Group, Inc. ("IIG"), an S corporation, merged with Preferred Employers Holdings, Inc., the parent corporation of the Company, and IIG was the surviving entity. On June 29, 2000, IIG elected to treat the Company as a Qualified Subchapter S Subsidiary ("QSSS") as provided under Internal Revenue Code section 1361(b)(3). A corporation which is a QSSS for federal income tax purposes is not treated as a separate corporation. All of the assets, liabilities, and items of income and expense of the QSSS are treated as items of the S corporation, in this case items of IIG. No provision has been made for income taxes subsequent to June 28, 2000 since the Company is not directly subject to income taxes and the results of operations for the period are includable in the tax returns of the shareholders of IIG.

     In August of 1998, the Company merged with NET Healthcare, an S corporation, under a business combination accounted for under the pooling-of-interests method. As a result of the business combination, Net Healthcare's tax status cease to exist. No provision has been made for income taxes prior to the date of the business combination since NET Healthcare was not subject to income tax and the results of operations for the period were included in the tax returns of the shareholders of NET Healthcare.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities for the periods prior to the conversion to a QSSS are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. For the period subsequent to the conversion, the Company follows the built-in gain system of recognizing income taxes. Deferred tax liabilities are recognized on taxable temporary differences for the excess of the current financial statement carrying

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

amount over the tax basis at conversion. Deferred tax assets would be recognized only for the tax benefits of deductible temporary differences and carryforwards that are expected to be realized by offsetting taxable amounts under the provisions of the tax law. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Pro forma income taxes presented for 2000 and 1998 represents the total of historical income tax that would have been reported had the respective entities been taxable C corporations for each of the periods presented.

  (h) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

     The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as the general economic conditions in their respective geographical regions. Consequently, a change in those factors could affect the Company's estimate of its allowance for doubtful accounts.

  (i) Concentration of Credit Risk

     Most of the Company's business activity is with healthcare organizations located throughout the United States and the Caribbean. Credit is extended based on the evaluation of each entity's financial condition and collateral is generally not required.

  (j) Reclassifications

     Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

  (k) Pro Forma Net Income

     Pro forma net income represents the results of operations for the eleven months ended November 30, 2000 and the year ended December 31, 1998, adjusted to reflect a provision for income tax on historical income before income taxes as if the respective entities had been a taxable C corporation.

(2) ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following as of December 31, 1999 and November 30, 2000.

                                                        1999          2000
                                                     ----------    -----------
Accounts receivable billed.........................  $5,086,231    $ 9,272,543
Unbilled accounts receivable.......................   2,000,116      1,997,430
                                                     ----------    -----------
                                                      7,086,347     11,269,973
Less allowance for doubtful accounts...............    (164,930)      (289,492)
                                                     ----------    -----------
Accounts receivable, net...........................  $6,921,417    $10,980,481
                                                     ==========    ===========

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31, 1999 and November 30, 2000:

                                                         1999          2000
                                                       ---------    ----------
Leasehold improvements...............................  $  30,118    $   77,460
Office and computer equipment........................    340,383       479,332
Software and software development....................    355,717       528,551
Furniture and fixtures...............................    151,490       197,271
                                                       ---------    ----------
                                                         877,708     1,282,614
Less accumulated depreciation and amortization.......   (242,664)     (396,385)
                                                       ---------    ----------
Property and equipment, net..........................  $ 635,044    $  886,229
                                                       =========    ==========

(4) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following as of December 31, 1999 and November 30, 2000:

                                                         1999          2000
                                                      ----------    ----------
Accounts payable....................................  $1,023,680    $  874,985
Accrued payroll and payroll taxes...................     822,080     2,029,561
Other accrued expenses..............................     131,822       291,914
                                                      ----------    ----------
Accounts payable and accrued expenses...............  $1,977,582    $3,196,460
                                                      ==========    ==========

(5) LINE OF CREDIT

     In May 1998, the Company entered into a $3,000,000 unsecured revolving line of credit with a bank, unconditionally guaranteed by PEHI. The Company paid the outstanding balance during 1999 and eliminated the facility. The rate of interest on the line of credit floated with the prime lending rate. Interest expense related to the line of credit for the eleven months ended November 30, 2000 and for the years ended December 31, 1999 and 1998 amounted to approximately $0, $56,000 and $107,000, respectively.

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) INCOME TAXES

     Income tax expense for the years ended December 31, 1998 and 1999 and for the eleven months ended November 30, 2000 consists of the following:

                                                                   1998
                                                   ------------------------------------
                                                    CURRENT      DEFERRED      TOTAL
                                                   ----------    --------    ----------
U.S. federal.....................................  $  469,967    $ 9,967     $  479,934
State and local..................................      80,158      1,063         81,221
                                                   ----------    -------     ----------
     Total.......................................  $  550,125    $11,030     $  561,155
                                                   ==========    =======     ==========
                                                                   1999
                                                   ------------------------------------
                                                    CURRENT      DEFERRED      TOTAL
                                                   ----------    --------    ----------
U.S. federal.....................................  $1,216,882    $36,170     $1,253,052
State and local..................................     208,595      3,862        212,457
                                                   ----------    -------     ----------
     Total.......................................  $1,425,477    $40,032     $1,465,509
                                                   ==========    =======     ==========
                                                                   2000
                                                   ------------------------------------
                                                    CURRENT      DEFERRED      TOTAL
                                                   ----------    --------    ----------
U.S. federal.....................................  $  690,292    $38,743     $  729,035
State and local..................................      74,798      3,492         78,290
                                                   ----------    -------     ----------
     Total.......................................  $  765,090    $42,235     $  807,325
                                                   ==========    =======     ==========

     Income tax expense and for the years ended December 31, 1998 and 1999 and for the eleven months ended November 30, 2000 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as a result of the following:

                                                   1998          1999          2000
                                                 ---------    ----------    -----------
Computed "expected" tax expense................  $ 667,393    $1,296,195    $ 1,898,825
Increase (reduction) in income taxes resulting
  from:
  State and local income taxes, net of federal
     income tax benefit........................     54,146        96,948         52,892
  S corporation earnings of Net Healthcare
     prior to merger...........................   (252,903)           --             --
  Meals and entertainment......................     92,697        27,829          1,029
  Other, net...................................       (178)       44,537          2,056
  Change in tax status.........................         --            --         69,123
  Income during QSSS status....................         --            --     (1,216,600)
                                                 ---------    ----------    -----------
                                                 $ 561,155    $1,465,509    $   807,325
                                                 =========    ==========    ===========

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1999 and November 30, 2000, the Company has a net deferred tax liability of $3,887 and $46,122, respectively. The tax effects of temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to the deferred tax assets and liabilities are as follows:

                                                               1999       2000
                                                              -------    -------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $31,518    $    --
  Allowance for billing adjustments.........................   30,545         --
                                                              -------    -------
     Total deferred tax assets..............................   62,063         --
Deferred tax liabilities -- depreciation and amortization...   65,950     46,122
                                                              -------    -------
     Net deferred tax liability.............................  $ 3,887    $46,122
                                                              =======    =======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(7) LEASES

     The Company has several noncancelable operating leases, primarily for office space, a telephone system and a copy machine. Approximate future minimum annual lease payments under the noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of November 30, 2000 are as follows:

YEARS ENDING NOVEMBER 30,                            TOTAL
-------------------------                          ----------
2001.............................................  $  399,000
2002.............................................     409,000
2003.............................................     415,000
2004.............................................     345,000
2005.............................................     264,000
                                                   ----------
                                                   $1,832,000
                                                   ==========

     Rent expenses for operating leases was $241,635, $415,325 and $397,629 for the years ended December 31, 1998 and 1999 and for the eleven months ended November 30, 2000, respectively.

(8) COMMITMENTS AND CONTINGENCIES

  Self-Insurance

     Beginning in 1999, the Company became self-insured for its group health insurance up to predetermined specific and aggregate amounts with stop-loss limits above such amount for which third-party insurance applies. The Company has a recorded liability of approximately $198,000 and $70,000 as of December 31,

                      PREFERRED HEALTHCARE STAFFING, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                      PREFERRED EMPLOYER'S HOLDINGS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1998 and 1999, respectively, for such amounts under this agreement. No amounts were recorded as of November 30, 2000.

  Legal Proceedings

     The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's financial instruments approximates fair value due to the short-term maturity and/or liquidity of these instruments.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
O'Grady-Peyton International (USA), Inc.:

     We have audited the consolidated balance sheets of O'Grady-Peyton International (USA), Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of O'Grady-Peyton International (USA), Inc. and subsidiary as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Atlanta, Georgia
May 11, 2001

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                         ------------------------     MARCH 31,
                                                            1999          2000          2001
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents..............................  $   14,915    $  754,703    $1,121,778
Trade accounts receivable including unbilled amounts of
  $92,000, $563,000, and $1,273,000, and net of
  allowance for doubtful accounts of $384,000,
  $275,000, and $151,000 in 1999, 2000, and 2001
  (unaudited), respectively............................   3,333,597     4,958,960     5,855,614
Prepaid expenses and other assets......................     207,171        92,352       208,249
Deferred taxes.........................................     126,317       152,543       152,543
                                                         ----------    ----------    ----------
                                                          3,682,000     5,958,558     7,338,184
Equipment and furniture, net...........................      47,784       150,638       178,934
                                                         ----------    ----------    ----------
          Total assets.................................  $3,729,784    $6,109,196    $7,517,118
                                                         ==========    ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit......................  $1,500,000    $1,510,654    $2,000,000
  Current installments of long-term debt...............      99,996            --            --
  Notes payable to related party.......................          --       300,000       300,000
  Accounts payable.....................................     509,746       282,247       128,334
  Accrued expenses.....................................     457,955     1,129,179       595,928
  Accrued payroll and payroll taxes....................     346,206       642,031     1,109,915
  Income taxes payable.................................          --       611,498     1,057,478
                                                         ----------    ----------    ----------
          Total current liabilities....................   2,913,903     4,475,609     5,191,655
Long-term debt.........................................     391,671            --            --
Notes payable to related party.........................     300,000            --            --
                                                         ----------    ----------    ----------
          Total liabilities............................   3,605,574     4,475,609     5,191,655
                                                         ----------    ----------    ----------
Shareholders' equity:
  Common stock -- authorized 12,500 shares of no par
     value; 5,000 shares issued and outstanding........       4,125         4,125         4,125
  Retained earnings....................................     120,085     1,629,462     2,321,338
                                                         ----------    ----------    ----------
          Total shareholders' equity...................     124,210     1,633,587     2,325,463
Commitments
                                                         ----------    ----------    ----------
          Total liabilities and shareholders' equity...  $3,729,784    $6,109,196    $7,517,118
                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                 YEARS ENDED               THREE MONTHS ENDED
                                                 DECEMBER 31,                  MARCH 31,
                                          --------------------------    ------------------------
                                             1999           2000           2000          2001
                                          -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
Revenue.................................  $14,541,030    $24,548,075    $5,121,693    $7,774,735
Cost of revenue.........................   11,344,779     17,228,208     3,581,210     5,432,611
                                          -----------    -----------    ----------    ----------
     Gross profit.......................    3,196,251      7,319,867     1,540,483     2,342,124
General and administrative expenses.....    3,852,565      4,709,212     1,328,695     1,199,594
                                          -----------    -----------    ----------    ----------
     (Loss) income from operations......     (656,314)     2,610,655       211,788     1,142,530
Interest expense, net...................       91,264        162,006        82,470        25,449
                                          -----------    -----------    ----------    ----------
     (Loss) income before income
       taxes............................     (747,578)     2,448,649       129,318     1,117,081
Income tax (benefit) expense............     (280,724)       939,272        55,067       425,205
                                          -----------    -----------    ----------    ----------
     Net (loss) income..................  $  (466,854)   $ 1,509,377    $   74,251    $  691,876
                                          ===========    ===========    ==========    ==========

          See accompanying notes to consolidated financial statements.

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1999 AND 2000 AND
                 THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)

                                                           COMMON     RETAINED
                                                           STOCK      EARNINGS       TOTAL
                                                           ------    ----------    ----------
Balances, December 31, 1998..............................  $4,125    $  586,939    $  591,064
Net loss.................................................     --       (466,854)     (466,854)
                                                           ------    ----------    ----------
Balances, December 31, 1999..............................  4,125        120,085       124,210
Net income...............................................     --      1,509,377     1,509,377
                                                           ------    ----------    ----------
Balances, December 31, 2000..............................  4,125      1,629,462     1,633,587
Net income (unaudited)...................................     --        691,876       691,876
                                                           ------    ----------    ----------
Balances, March 31, 2001.................................  $4,125    $2,321,338    $2,325,463
                                                           ======    ==========    ==========

          See accompanying notes to consolidated financial statements.

            O'GRADY-PEYTON INTERNATIONAL, INC. (USA) AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED              THREE MONTHS ENDED
                                                  DECEMBER 31,                  MARCH 31,
                                           --------------------------    -----------------------
                                              1999           2000          2000          2001
                                           -----------    -----------    ---------    ----------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income......................  $  (466,854)   $ 1,509,377    $  74,251    $  691,876
  Adjustments to reconcile net (loss)
     income to cash (used in) provided by
     operating activities:
     Depreciation........................      129,394         36,545        6,522        18,016
     Deferred tax benefit................     (280,724)       (26,226)          --            --
     Changes in:
       Accounts receivable...............   (1,119,883)    (1,625,363)     473,999      (896,654)
       Prepaid expenses and other
          assets.........................      185,297        114,819     (191,784)     (115,897)
       Accounts payable and accrued
          expenses.......................      594,263        739,550      239,286      (219,280)
       Income taxes payable..............           --        611,498      105,444       445,980
                                           -----------    -----------    ---------    ----------
          Cash (used in) provided by
            operating activities.........     (958,507)     1,360,200      707,718       (75,959)
                                           -----------    -----------    ---------    ----------
Cash flows used in investing activities--
  acquisition of equipment and
  furniture..............................      (44,844)      (139,399)      (9,506)      (46,312)
                                           -----------    -----------    ---------    ----------
Cash flows from financing activities:
  Net borrowings under line of credit....    1,100,000         10,654           --       489,346
  Proceeds from long-term debt...........      500,000             --           --            --
  Payments on notes payable to related
     parties.............................     (603,955)            --           --            --
  Repayment of long-term debt............       (8,332)      (491,667)     (25,000)
                                           -----------    -----------    ---------    ----------
          Net cash provided by (used in)
            financing activities.........      987,713       (481,013)     (25,000)      489,346
                                           -----------    -----------    ---------    ----------
          Net (decrease) increase in cash
            and cash equivalents.........      (15,638)       739,788      673,212       367,075
Cash and cash equivalents at beginning of
  year...................................       30,553         14,915       14,915       754,703
                                           -----------    -----------    ---------    ----------
Cash and cash equivalents at end of
  year...................................  $    14,915    $   754,703    $ 688,127    $1,121,778
                                           ===========    ===========    =========    ==========
Supplemental cash flows
  information -- cash paid during the
  year for:
  Interest...............................  $    85,028    $   219,000    $  86,280    $   32,043
                                           ===========    ===========    =========    ==========
  Income taxes...........................  $    24,011    $   354,000    $      --    $    3,580
                                           ===========    ===========    =========    ==========

          See accompanying notes to consolidated financial statements.

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1999 AND 2000 AND MARCH 31, 2001 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     O'Grady-Peyton International (USA), Inc. (the "Company"), employs registered nurses and contracts their services to hospitals and health care facilities throughout the United States. The Company extends credit to its customers on an unsecured basis. The Company recruits many of its nurses from the United States, Ireland, United Kingdom, South Africa, Australia, New Zealand, Philippines, and Canada.

     The accompanying consolidated interim financial statements (including notes to financial statements) of the Company as of March 31, 2001 and for the three months ended March 31, 2000 and 2001, are unaudited. In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 2001, and the results of its operations and its cash flows for the three months ended March 31, 2000 and 2001.

     The following is a summary of the more significant accounting policies and practices of the Company.

  (a) Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

  (b) Revenue Recognition

     The Company recognizes revenue when services are performed.

  (c) Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

  (d) Equipment and Furniture

     Equipment and furniture are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Equipment................................................  3 - 5 years
Furniture................................................      5 years

  (e) Self-Insurance

     The Company provides a self-insured medical reimbursement program covering substantially all full-time employees whereby it assumes limited liabilities with the excess liability assumed by the insurance company. Provision for claims under the self-insured program is recorded based on the Company's experience.

  (f) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

  (g) Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (h) Fair Value of Financial Instruments

     The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. The Company believes that the fair value of financial instruments, including cash and cash equivalents, trade accounts receivable, and accounts payable and accrued expenses, approximates their recorded values due primarily to the short-term nature of their maturities. The carrying amounts of long-term debt is considered to be reasonable estimates of their fair values, as the borrowings have variable rates that reflect currently available terms and conditions for similar debt. The carrying amounts of notes payable to related party are impractical to determine due to their related party nature.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
Equipment..............................................  $307,271    $422,489
Furniture..............................................    65,271      93,582
                                                         --------    --------
                                                          372,542     516,071
Less accumulated depreciation..........................   324,758     365,433
                                                         --------    --------
     Property and equipment, net.......................  $ 47,784    $150,638
                                                         ========    ========

     Depreciation expense charged to operations was approximately $129,000, $37,000, $7,000 and $18,000 for the years ended December 31, 1999 and 2000 and the three months ended March 31, 2000 and 2001 (unaudited), respectively.

(3) LINE OF CREDIT

     The Company has a $2,000,000 line of credit facility with a commercial bank. Interest on outstanding borrowings is payable monthly at rates ranging from the prime rate less .25% to prime plus .5% (10% at December 31, 2000), depending on the Company's debt-to-net worth ratio. Borrowings under the facility are secured by substantially all assets of the Company. The line of credit agreement contains provisions which place limitations on indebtedness and the disposition of assets. At December 31, 2000, the Company was in compliance with these covenants. The facility matures on June 30, 2001.

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

(4) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                            ----------------
                                                              1999      2000
                                                            --------    ----
Installment note payable in monthly principal payments of
  $8,333 plus interest at the prime rate through November
  2004; secured by substantially all assets of the
  Company.................................................  $491,667    $ --
Less current installments.................................    99,996      --
                                                            --------    ----
                                                            $391,671    $ --
                                                            ========    ====

(5) RETIREMENT PLAN

     The Company sponsors a salary deferral plan that covers all full-time employees who have met certain age and service requirements. Contributions to the plan are at the discretion of the Board of Directors. The Company made no contributions to the plan in 1999 and 2000.

(6) INCOME TAX

     Income tax (benefit) expense consists of:

                                                    CURRENT     DEFERRED       TOTAL
                                                    --------    ---------    ---------
Year ended December 31, 1999:
  U.S. Federal....................................  $     --    $(251,174)   $(251,174)
  State and local.................................        --      (29,550)     (29,550)
                                                    --------    ---------    ---------
                                                    $     --    $(280,724)   $(280,724)
                                                    ========    =========    =========
Year ended December 31, 2000:
  U.S. Federal....................................  $812,890    $ (23,465)   $ 789,425
  State and local.................................   152,608       (2,761)     149,847
                                                    --------    ---------    ---------
                                                    $965,498    $ (26,226)   $ 939,272
                                                    ========    =========    =========

     Income tax (benefit) expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to (loss) income before taxes as a result of the following:

                                                          1999         2000
                                                        ---------    --------
Computed "expected" tax expense (benefit).............  $(254,176)   $832,540
Increase (reduction) in income taxes resulting from:
  Meals and entertainment.............................      3,002       8,497
  State and local income taxes, net of Federal income
     tax benefit......................................    (19,503)     98,899
  Other, net..........................................    (10,047)       (664)
                                                        ---------    --------
                                                        $(280,724)   $939,272
                                                        =========    ========

            O'GRADY-PEYTON INTERNATIONAL (USA), INC. AND SUBSIDIARY

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 2000 are presented below:

                                                           1999        2000
                                                         --------    --------
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts.................................  $     --    $104,500
  Depreciation.........................................     9,514          --
  Accrued expenses.....................................        --      42,650
  Net operating loss carryforwards.....................   115,929          --
  Other................................................       874       5,393
                                                         --------    --------
     Total gross deferred tax asset....................  $126,317    $152,543
                                                         ========    ========

     Management believes that it is more likely than not that the results of the future operations will generate sufficient taxable income to realize the deferred tax assets and, accordingly, has not provided a valuation allowance.

(7) COMMITMENTS

     The Company leases office space under noncancelable leases. Minimum annual rentals are as follows:

YEARS ENDING DECEMBER 31,                            AMOUNT
-------------------------                           --------
2001..............................................  $165,000
2002..............................................   156,000
2003..............................................    56,000
                                                    --------
                                                    $377,000
                                                    ========

     Total rent expense amounted to $179,339 and $139,254 in 1999 and 2000 and $49,560 and $42,376 for the three months ended March 31, 2000 and 2001 (unaudited), respectively.

(8) RELATED PARTY TRANSACTIONS

     The Company has a $300,000 note payable to a party related to the shareholders of the Company. The note is unsecured, bears interest at 8%, and is due June 2001. Interest paid on the note amounted to $24,000 in 1999 and 2000.

     The Company pays recruiting expenses to various companies under common management control. Recruiting costs include approximately $1,561,000 and $1,500,000 paid to these related companies in 1999 and 2000, respectively. In addition, the Company pays a management fee to a company under common management control. The fee in 2000 was $800,000. Accrued expenses includes approximately $692,000 owed to a related company.

(9) SUBSEQUENT EVENT

     Effective May 1, 2001, the Company was acquired by AMN Healthcare Services, Inc.

                         AMN HEALTHCARE SERVICES, INC.

         INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................  P-2
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the year ended December 31, 2000...........  P-3
Notes to Unaudited Pro Forma Condensed Consolidated
  Statement of Operations for the year ended December 31,
  2000......................................................  P-4
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the six months ended June 30, 2001.........  P-5
Notes to Unaudited Pro Forma Consolidated Statement of
  Operations for the six months ended June 30, 2001.........  P-6

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     We acquired Nurses RX, Inc., Preferred Healthcare Staffing, Inc., and O'Grady-Peyton International (USA), Inc. on June 28, 2000, November 28, 2000 and May 1, 2001, respectively. NursesRx and Preferred Healthcare's results of operations for the six months and one month ended December 31, 2000, respectively, are included in our condensed consolidated statement of operations for the year ended December 31, 2000. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 give effect to the acquisitions of NursesRx, Preferred Healthcare and O'Grady-Peyton, as well as this initial public offering, including application of the proceeds thereof to repay outstanding indebtedness under our credit facility and our senior subordinated notes as required pursuant to the debt agreements, as if these events had occurred on January 1, 2000. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2001 gives effect to the acquisition of O'Grady-Peyton and this initial public offering as if these events had occurred on January 1, 2000.


     This pro forma financial information does not purport to represent what our actual results of operations or financial position would have been had the acquisitions occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. You should read our pro forma condensed consolidated financial information in conjunction with our financial statements and the related notes, as well as "Selected Consolidated Financial and Operating Data," "Summary Consolidated Financial and Operating Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                         AMN HEALTHCARE SERVICES, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                              HISTORICAL(1)
                              ----------------------------------------------
                                                      PREFERRED     O'GRADY-     PRO FORMA       PRO
                                AMN       NURSESRX    HEALTHCARE     PEYTON     ADJUSTMENTS     FORMA
                              --------    --------    ----------    --------    -----------    --------
Revenue.....................  $230,766    $13,879      $57,162      $24,548      $     --      $326,355
Cost of revenue.............   170,608      9,580       44,568       17,228            --       241,984
                              --------    -------      -------      -------      --------      --------
  Gross profit..............    60,158      4,299       12,594        7,320            --        84,371
Expenses:
  Selling, general, and
     administrative
     (excluding non-cash
     stock-based
     compensation)..........    30,728      3,580        6,637        4,672        (1,018)(2)    44,599
  Non-cash stock-based
     compensation...........    22,379         --           --           --        31,771(3)     54,150
  Amortization..............     2,387         --          218           --         3,130(4)      5,735
  Depreciation..............       916         55          199           37            --         1,207
  Transaction costs.........     1,500         --           --           --            --         1,500
                              --------    -------      -------      -------      --------      --------
Total expenses..............    57,910      3,635        7,054        4,709        33,883       107,191
                              --------    -------      -------      -------      --------      --------
Income (loss) from
  operations................     2,248        664        5,540        2,611       (33,883)      (22,820)
Interest income (expense),
  net.......................   (10,006)       (18)          44         (162)       10,173(5)         31
                              --------    -------      -------      -------      --------      --------
Income (loss) before income
  tax benefit (expense) and
  extraordinary item........    (7,758)       646        5,584        2,449       (23,710)      (22,789)
Income tax benefit
  (expense).................     2,560       (189)        (807)        (940)        6,896(6)      7,520
                              --------    -------      -------      -------      --------      --------
Income (loss) before
  extraordinary item(7).....  $ (5,198)   $   457      $ 4,777      $ 1,509      $(16,814)     $(15,269)
                              ========    =======      =======      =======      ========      ========
Net loss per common share --
  basic and diluted.........                                                                   $ (16.17)
                                                                                               ========
Weighted average common
  shares -- basic and
  diluted...................                                                                        944(8)
                                                                                               ========
Split adjusted net loss per
  common share -- basic and
  diluted...................                                                                   $  (.38)(9)
                                                                                               ========
Split adjusted weighted
  average common
  shares -- basic and
  diluted...................                                                                     40,715(9)
                                                                                               ========


 See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

                         AMN HEALTHCARE SERVICES, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


(1) The historical results of operations of AMN includes the results of NursesRx and Preferred Healthcare commencing June 28, 2000 and November 28, 2000, respectively, their dates of acquisition by AMN. The historical results of operations of NursesRx and Preferred Healthcare reflect their results from January 1, 2000 through June 28, 2000 and November 28, 2000, respectively. The historical results of operations of O'Grady-Peyton reflects its results for the year ended December 31, 2000.



(2) The pro forma selling, general and administrative expense gives effect to the elimination of certain payments to the former owners of Preferred Healthcare and NursesRx that were discontinued as a result of AMN's acquisition of those companies. Accordingly, these payments would not have been made if the acquisitions had occurred on January 1, 2000.



(3) The pro forma stock-based compensation adjustment gives effect to the vesting of all outstanding stock options under the 1999 stock option plans as if the consummation of this initial public offering had occurred on January 1, 2000. Pursuant to the provisions of the 1999 stock option plans, options become fully vested upon the occurrence of an initial public offering.


(4) The pro forma amortization expense gives effect to additional goodwill amortization of $305,000, $2,174,000, and $453,000 in connection with the NursesRx, Preferred Healthcare and O'Grady-Peyton acquisitions, respectively. It also gives effect to additional non-compete amortization of $103,000, $45,000, and $50,000 for NursesRx, Preferred Healthcare, and O'Grady-Peyton, respectively.

(5) The pro forma interest expense, net gives effect to the reduction of interest expense in the amount of $10,173,000 related to the payment of all outstanding debt with the proceeds of this initial public offering.


(6) The pro forma adjustment represents the additional tax expense, calculated at our effective tax rate of approximately 33.0% related to the pro forma adjustments described above and pre-tax income of NursesRx, Preferred Healthcare and O'Grady-Peyton.



(7) Pro forma income (loss) does not include $5,471,000 in extraordinary loss, net of income tax benefit of $2,694,000, resulting from the write-off of the unamortized discount on the senior subordinated notes and unamortized deferred financing costs as this is a nonrecurring charge which will be included in our income (loss) following this initial public offering.



(8) Pro forma basic and diluted weighted average shares gives effect to the shares issued in this initial public offering plus the shares of common stock to be issued upon exercise of warrants at the time of this initial public offering, but does not give effect to the shares that had been issued under stock options outstanding under the 1999 stock option plans, as the impact would be anti-dilutive.



(9)Pro forma split adjusted basic and diluted weighted average shares reflect the 43.10849-for-1 stock split of our common stock which will become effective upon the effective date of this offering.

                         AMN HEALTHCARE SERVICES, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                     HISTORICAL(1)
                                                 ----------------------
                                                               O'GRADY-     PRO FORMA
                                                    AMN         PEYTON     ADJUSTMENTS    PRO FORMA
                                                 ----------    --------    -----------    ---------
Revenue........................................   $219,169     $10,582       $    --      $229,751
Cost of revenue................................    164,235       7,373            --       171,608
                                                  --------     -------       -------      --------
  Gross profit.................................     54,934       3,209            --        58,143
Expenses:
  Selling, general, and administrative
     (excluding non-cash stock-based
     compensation).............................     30,820       1,818            --        32,638
  Non-cash stock-based compensation............      8,731          --        (8,731)(2)        --
  Amortization.................................      2,696          --           168(3)      2,864
  Depreciation.................................        879          25            --           904
                                                  --------     -------       -------      --------
Total expenses.................................     43,126       1,843        (8,563)       36,406
                                                  --------     -------       -------      --------
Income from operations.........................     11,808       1,366         8,563        21,737
Interest income (expense), net.................     (7,997)        (43)        8,004(4)        (36)
                                                  --------     -------       -------      --------
Income before income tax expense...............      3,811       1,323        16,567        21,701
Income tax expense.............................     (1,982)       (539)       (8,763)(5)   (11,284)
                                                  --------     -------       -------      --------
Net income.....................................   $  1,829     $   784       $ 7,804      $ 10,417
                                                  ========     =======       =======      ========
Net income per common share
  Basic........................................                                           $  11.03
                                                                                          ========
  Diluted......................................                                           $  10.13
                                                                                          ========
Weighted average common shares
  Basic........................................                                                944(6)
                                                                                          ========
  Diluted......................................                                              1,028(7)
                                                                                          ========
Split adjusted net income per common share
  Basic........................................                                           $   0.26(8)
                                                                                          ========
  Diluted......................................                                           $   0.24(8)
                                                                                          ========
Split adjusted weighted average common shares
  Basic........................................                                             40,715(8)
                                                                                          ========
  Diluted......................................                                             44,325(8)
                                                                                          ========


 See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement
                                 of Operations.

                         AMN HEALTHCARE SERVICES, INC.


     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2001



(1) Reflects the historical results of operations of each of AMN and O'Grady-Peyton for the six months ended June 30, 2001.



(2) The pro forma stock-based compensation adjustment gives effect to the vesting of all outstanding stock options under the 1999 stock option plans as if the consummation of this initial public offering had occurred on January 1, 2000. Pursuant to the provisions of the 1999 stock option plans, options become fully vested upon the occurrence of an initial public offering. Therefore, there would be no charge during the six months ended June 30, 2001 related to these options.



(3) The pro forma amortization expense gives effect to additional goodwill amortization of $151,000 and additional non compete amortization of $17,000 in connection with the O'Grady-Peyton acquisition.



(4) The pro forma interest expense, net gives effect to the reduction of interest expense in the amount of $6,980,000 and the settlement of the derivative instrument agreements in the amount of $1,024,000 in connection with the payment of all outstanding debt with the proceeds of this initial public offering.



(5) The pro forma tax adjustment represents the additional tax expense, calculated at AMN's effective tax rate of approximately 52%, for the pro forma adjustments described above and the pre-tax income of O'Grady-Peyton.


(6) Pro forma basic weighted average shares gives effect to the shares issued in this initial public offering plus the shares of common stock to be issued upon the exercise of warrants at the time of this initial public offering.


(7) Pro forma diluted weighted average shares gives effect to the stock options outstanding under the 1999 stock option plans.



(8) Pro forma split adjusted basic and diluted weighted average shares reflect the 43.10849-for-1 stock split of our common stock which will become effective upon the effective date of this offering.

[Art work: A collage of photos (four depicting travel scenes and two depicting clinical scenes), five brand name logos, NurseZone.com logo and Registrant's logo, a listing of Registrant's offices and a screen map of the world.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               10,000,000 Shares


                      [AMN Heathcare Services, Inc. Logo]

                         ------------------------------
                                   Prospectus
                                           , 2001
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC

                                  UBS WARBURG
                         ------------------------------

                                    JPMORGAN

     Until             , 2001, all dealers that buy, sell or trade the common
stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:


SEC registration fee........................................  $   43,125
NASD fee....................................................      31,000
Printing and engraving expenses.............................     900,000
Accounting fees and expenses................................   1,080,000
Legal fees and expenses.....................................   1,250,000
Blue Sky fees and expenses..................................      40,000
NYSE listing application fee................................     266,000
Transfer agent fees and expenses............................       5,000
Miscellaneous...............................................     469,000
                                                              ----------
     TOTAL..................................................   4,084,125
                                                              ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Our amended and restated certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     In addition, pursuant to our Bylaws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

     We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

     Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the U.S. Securities Act of 1993.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following is a summary of transactions by us involving sales of our securities that were not registered under the Securities Act during the last three years preceding the date of this registration statement:

     (a) On November 18, 1998, we issued 1,800 shares of common stock upon a stock split to our then existing stockholders.

     (b) On November 18, 1998, we issued 182 shares of common stock at a price of $11,265.21 per share to our then existing stockholders.

     (c) On November 18, 1998, we issued 306 shares of common stock to the stockholders of Medical Express, Inc. in connection with our acquisition of Medical Express, Inc.

     (d) On October 18, 1999, we issued 517.8 shares of common stock in exchange for AMN Healthcare, Inc. shares.


     (e) On November 19, 1999, we issued 1,814.9 shares of common stock at a price of $32,794.87 per share upon our recapitalization to some of our existing stockholders.



     (f) On November 19, 1999, we issued 472,634.9 shares of common stock upon the split of 2,363.17 outstanding shares, on the basis of 200 shares for each outstanding share to our then existing stockholders.



     (g) On November 19, 1999, we issued options to purchase an aggregate of 84,343.4 shares of stock to members of management, each at an exercise price of $163.9743 per share.


     (h) On June 26, 2000, we issued an aggregate of 73,182.2 shares at a price of $163.9743 per share for capital contributions in connection with our acquisition of Nurses RX, Inc. to some of our existing stockholders.

     (i) On November 20, 2000, we issued options to purchase 4,686 shares of stock to a member of management at an exercise price of $163.9743 per share.


     (j) On November 28, 2000, we issued an aggregate of 123,077 shares at a price of $325.00 per share for capital contributions in connection with our acquisition of Preferred Healthcare Staffing, Inc. to some of our existing stockholders.


     (k) On December 13, 2000, we issued options to purchase an aggregate of 31,170.6 shares of stock to members of management, each at an exercise price of $287.84 per share.

     (l) On March 29, 2001, we issued 616,694.9 shares of common stock to the HWP stockholders in connection with the merger of AMN Acquisition Corp. with and into us and the 616,694.9 shares previously held by AMN Acquisition Corp. were canceled.


     (m) On July 24, 2001, we issued options to purchase an aggregate of 12,673 shares of stock to members of management, each at an exercise price of $392.04 per share.



     (n) Prior to the effectiveness of this offering, we issued 28,835,015 shares of common stock upon the split of 668,894.1 outstanding shares, on the basis of 43.10849 shares for each outstanding share to our existing stockholders.



     (o) Prior to the effectiveness of this offering, we issued 1,879,628 shares of common stock to BancAmerica Capital Investors SBIC I, L.P. in connection with the exercise of a warrant.


     The issuances listed above are exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits


 1.1   Form of Underwriting Agreement.***
 2.1 Acquisition Agreement, dated as of October 1, 1999, among the Registrant, AMN Healthcare, Inc., AMN Acquisition Corp.,
       Olympus Growth Fund II, L.P., Olympus Growth Executive Fund,
       L.P., Steven Francis, as Trustee of the Francis Family Trust dated May 24, 1996, Gayle Francis, as Trustee of the Francis
       Family Trust dated May 24, 1996, Todd Johnson and Deborah
       Johnson.**
 2.2 Stock Purchase Agreement, dated as of June 23, 2000, by and between AMN Healthcare, Inc., Suzanne Confoy and George
       Robert Kraus, Jr.**
 2.3 Stock Purchase Agreement, dated as of October 12, 2000, by and between AMN Healthcare, Inc. and Preferred Employers
       Holdings, Inc.**
 2.4 Stock Purchase Agreement, dated as of April 3, 2001, by and between AMN Healthcare, Inc., Joseph O'Grady and Teresa
       O'Grady-Peyton.**
 3.1   Form of Amended and Restated Certificate of Incorporation of
       AMN Healthcare Services, Inc.***
 3.2   Form of By-laws of AMN Healthcare Services, Inc.***
 4.1   Form of Specimen Stock Certificate.*
 4.2   Form of Registration Rights Agreement among the Registrant,
       HWH Capital Partners, L.P., HWH Nightingale Partners, L.P.,
       HWP Nightingale Partners II, L.P., HWP Capital Partners II,
       L.P., BancAmerica Capital Investors SBIC I, L.P., the
       Francis Family Trust dated May 24, 1996 and Steven
       Francis.***
 5.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the shares.*
 8.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.*
10.1   Note and Warrant Purchase Agreement, dated as of November
       19, 1999, between the Registrant and BancAmerica Capital
       Investors SBIC I, L.P.**
10.2 First Amendment to Note and Warrant Purchase Agreement, dated as of November 21, 2000, by and among the Registrant and BancAmerica Capital Investors SBIC I, L.P.**
10.3 Subscription Agreement, dated as of November 28, 2000, between the Registrant and BancAmerica Capital Investors
       SBIC I, L.P.**
10.4   Warrant Agreement, dated as of November 19, 1999, among the
       Registrant, BancAmerica Capital Investors SBIC I, L.P. and each of the warrantholders who are or may become a party thereto.**
10.5 AMN Holdings, Inc. 1999 Performance Stock Option Plan, as amended.***
10.6 AMN Holdings, Inc. 1999 Super-Performance Stock Option Plan, as amended.***
10.7   AMN Healthcare Services, Inc. 2001 Stock Option Plan.***

10.8 Employment and Non-Competition Agreement, dated as of November 19, 1999, among AMN Holdings, Inc., AMN Acquisition
       Corp. and Steven Francis.***
10.9   Executive Severance Agreement, dated as of November 19,
       1999, between AMN Healthcare, Inc. and Susan Nowakowski.***
10.10 Executive Severance Agreement, dated as of May 21, 2001, between AMN Healthcare, Inc. and Donald Myll.***
10.11 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Steven Francis.***
10.12  Amendment, dated as of December 13, 2000, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Steven
       Francis.***
10.13  Amendment No. 2, dated as of July 24, 2001, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Registrant and Steven Francis.***
10.14  1999 Super-Performance Stock Option Plan Stock Option
       Agreement, dated as of November 19, 1999, between the Registrant and Steven Francis.***
10.15 Amendment, dated as of December 13, 2000, to the Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Steven Francis.***
10.16  Amendment No. 2, dated as of July 24, 2001, to the 1999
       Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Registrant and Steven Francis.***
10.17 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Susan Nowakowski.***
10.18  Amendment, dated as of December 13, 2000, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Susan
       Nowakowski.***
10.19  Amendment No. 2, dated as of July 24, 2001, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Registrant and Susan Nowakowski.***
10.20  1999 Super-Performance Stock Option Plan Stock Option
       Agreement, dated as of November 19, 1999, between the Registrant and Susan Nowakowski.***
10.21 Amendment, dated as of December 13, 2000, to the Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Susan Nowakowski.***
10.22  Amendment No. 2, dated as of July 24, 2001, to the 1999
       Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Registrant and Susan Nowakowski.***
10.23 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Registrant and Susan Nowakowski.***
10.24  Amendment, dated as of July 24, 2001, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Registrant and Susan
       Nowakowski.***
10.25  1999 Super-Performance Stock Option Plan Stock Option
       Agreement, dated as of November 20, 2000, between the Registrant and Susan Nowakowski.***
10.26  Amendment, dated as of July 24, 2001, to the 1999
       Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Registrant and Susan Nowakowski.***
10.27 1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Steven Francis.***

10.28  Amendment, dated as of July 24, 2001, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Steven
       Francis.***
10.29  1999 Super-Performance Stock Option Plan Stock Option
       Agreement, dated as of December 13, 2000, between the Registrant and Steven Francis.***
10.30  Amendment, dated as of July 24, 2001, to the 1999
       Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Steven Francis.***
10.31 1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Susan Nowakowski.***
10.32  Amendment, dated as of July 24, 2001, to the 1999
       Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Susan
       Nowakowski.***
10.33  1999 Super-Performance Stock Option Plan Stock Option
       Agreement, dated as of December 13, 2000, between the Registrant and Susan Nowakowski.***
10.34  Amendment, dated as of July 24, 2001, to the 1999
       Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2001, between the Registrant and Susan Nowakowski.***
10.35  2001 Stock Option Plan Stock Option Agreement between the
       Registrant and Donald Myll.***
10.36 Form of Amended and Restated Financial Advisory Agreement between the Registrant and Haas Wheat & Partners, L.P.***
10.37  Form of Amended and Restated Credit Agreement.*
10.38  AMN Healthcare Services, Inc. 2001 Senior Management Bonus
       Plan.***
16.1 Letter from Deloitte & Touche LLP regarding change in certifying accountant.***
21.1   Subsidiaries of the Registrant.**
23.1   Consent of Paul, Weiss, Rifkind, Wharton & Garrison
       (included in Exhibit 5.1).*
23.2   Independent Auditors' Report on Schedule and Consent of KPMG
       LLP with respect to the Registrant.***
23.3   Consent of KPMG LLP with respect to Preferred Healthcare
       Staffing, Inc.***
23.4   Consent of KPMG LLP with respect to O'Grady-Peyton
       International (USA), Inc.***
23.5   Consent of Deloitte & Touche LLP with respect to the
       Registrant.***
23.6   Independent Auditors' Report on Schedule of Deloitte &
       Touche LLP with respect to the Registrant.***
23.7   Consent of DDK & Company LLP with respect to Nurses RX,
       Inc.***
24.1   Power of Attorney.**
99.1 Consent of Michael Gallagher to be named as a director nominee.***
99.2 Consent of Andrew Stern to be named as a director nominee.***


---------------
  * To be provided by amendment.


 **Previously filed.



***Filed herewith.


     b. Financial Statement Schedules

     The following financial statement schedules are included herein:

     Schedule II -- Valuation and qualifying accounts

     All other schedules are omitted because they are either not required, not applicable or the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 21, 2001.


                                          AMN Healthcare Services, Inc.

                                          By: /s/ STEVEN FRANCIS
                                            ------------------------------------
                                              Name:  Steven Francis
                                              Title:   President and Chief
                                              Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the following capacities on the 21st day of August, 2001.


                                                             *
                                          --------------------------------------
                                          Name:  Robert Haas
                                          Title:   Chairman of the Board and
                                                   Director

                                          /s/ STEVEN FRANCIS
                                          --------------------------------------
                                          Name:  Steven Francis
                                          Title:   President, Chief Executive
                                                   Officer and Director

                                                             *
                                          --------------------------------------
                                          Name:  William Miller
                                          Title:   Director

                                                             *
                                          --------------------------------------
                                          Name:  Douglas Wheat
                                          Title:   Director

                                                             *
                                          --------------------------------------
                                          Name:  Donald Myll
                                          Title:   Chief Accounting Officer and
                                                   Chief Financial Officer

*By: /s/ STEVEN FRANCIS

     -----------------------------------------------------

     Steven Francis


     Attorney-in-fact

                               INDEX TO FINANCIAL
                              STATEMENT SCHEDULES

                                                              PAGE
                                                              ----
Schedule II -- Valuation and Qualifying Accounts............  S-2

                                                                     SCHEDULE II

                         AMN HEALTHCARE SERVICES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)


                                   BALANCE AT                   PROVISION
                                  BEGINNING OF                    DUE TO                         BALANCE AT
ALLOWANCE FOR DOUBTFUL ACCOUNTS      PERIOD       PROVISION    ACQUISITIONS    DEDUCTIONS(*)    END OF PERIOD
-------------------------------   ------------    ---------    ------------    -------------    -------------
Year ended December 31, 1998....      $ 70          $ 30           $ 35            $  --            $135
Year ended December 31, 1999....      $135          $260             --            $(139)           $256
Year ended December 31, 2000....      $256          $270           $441            $ (37)           $930


---------------
(*) Accounts written off

          See accompanying notes to consolidated financial statements

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
     1.1  Form of Underwriting Agreement.***
     2.1  Acquisition Agreement, dated as of October 1, 1999, among the Registrant, AMN Healthcare, Inc., AMN Acquisition Corp.,
          Olympus Growth Fund II, L.P., Olympus Growth Executive Fund,
          L.P., Steven Francis, as Trustee of the Francis Family Trust
          dated May 24, 1996, Gayle Francis, as Trustee of the Francis
          Family Trust dated May 24, 1996, Todd Johnson and Deborah
          Johnson.**
     2.2  Stock Purchase Agreement, dated as of June 23, 2000, by and between AMN Healthcare, Inc., Suzanne Confoy and George
          Robert Kraus, Jr.**
     2.3  Stock Purchase Agreement, dated as of October 12, 2000, by and between AMN Healthcare, Inc. and Preferred Employers
          Holdings, Inc.**
     2.4  Stock Purchase Agreement, dated as of April 3, 2001, by and between AMN Healthcare, Inc., Joseph O'Grady and Teresa
          O'Grady-Peyton.**
     3.1  Form of Amended and Restated Certificate of Incorporation of
          AMN Healthcare Services, Inc.***
     3.2  Form of By-laws of AMN Healthcare Services, Inc.***
     4.1  Form of Specimen Stock Certificate.*
     4.2  Form of Registration Rights Agreement among the Registrant,
          HWH Capital Partners, L.P., HWH Nightingale Partners, L.P.,
          HWP Nightingale Partners II, L.P., HWP Capital Partners II,
          L.P., BancAmerica Capital Investors SBIC I, L.P., the
          Francis Family Trust dated May 24, 1996 and Steven
          Francis.***
     5.1  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
          regarding the legality of the shares.*
     8.1  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
          certain tax matters.*
    10.1  Note and Warrant Purchase Agreement, dated as of November
          19, 1999, between the Registrant and BancAmerica Capital
          Investors SBIC I, L.P.**
    10.2  First Amendment to Note and Warrant Purchase Agreement,
          dated as of November 21, 2000, by and among the Registrant and BancAmerica Capital Investors SBIC I, L.P.**
    10.3  Subscription Agreement, dated as of November 28, 2000, between the Registrant and BancAmerica Capital Investors
          SBIC I, L.P.**
    10.4  Warrant Agreement, dated as of November 19, 1999, among the
          Registrant, BancAmerica Capital Investors SBIC I, L.P. and
          each of the warrantholders who are or may become a party
          thereto.**
    10.5  AMN Holdings, Inc. 1999 Performance Stock Option Plan, as
          amended.***
    10.6  AMN Holdings, Inc. 1999 Super-Performance Stock Option Plan,
          as amended.***
    10.7  AMN Healthcare Services, Inc. 2001 Stock Option Plan.***
    10.8  Employment and Non-Competition Agreement, dated as of
          November 19, 1999, among AMN Holdings, Inc., AMN Acquisition
          Corp. and Steven Francis.***
    10.9  Executive Severance Agreement, dated as of November 19,
          1999, between AMN Healthcare, Inc. and Susan Nowakowski.***
    10.10 Executive Severance Agreement, dated as of May 21, 2001, between AMN Healthcare, Inc. and Donald Myll.***
    10.11 1999 Performance Stock Option Plan Stock Option Agreement,
          dated as of November 19, 1999, between the Registrant and
          Steven Francis.***
    10.12 Amendment, dated as of December 13, 2000, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Steven
          Francis.***

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
    10.13 Amendment No. 2, dated as of July 24, 2001, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000,
          between the Registrant and Steven Francis.***
    10.14 1999 Super-Performance Stock Option Plan Stock Option
          Agreement, dated as of November 19, 1999, between the
          Registrant and Steven Francis.***
    10.15 Amendment, dated as of December 13, 2000, to the
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of December 13, 2000, between the Registrant and
          Steven Francis.***
    10.16 Amendment No. 2, dated as of July 24, 2001, to the 1999
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of November 19, 1999, as amended December 13, 2000, between the Registrant and Steven Francis.***
    10.17 1999 Performance Stock Option Plan Stock Option Agreement,
          dated as of November 19, 1999, between the Registrant and
          Susan Nowakowski.***
    10.18 Amendment, dated as of December 13, 2000, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Registrant and Susan
          Nowakowski.***
    10.19 Amendment No. 2, dated as of July 24, 2001, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000,
          between the Registrant and Susan Nowakowski.***
    10.20 1999 Super-Performance Stock Option Plan Stock Option
          Agreement, dated as of November 19, 1999, between the
          Registrant and Susan Nowakowski.***
    10.21 Amendment, dated as of December 13, 2000, to the
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of November 19, 1999, between the Registrant and
          Susan Nowakowski.***
    10.22 Amendment No. 2, dated as of July 24, 2001, to the 1999
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of November 19, 1999, as amended December 13, 2000, between the Registrant and Susan Nowakowski.***
    10.23 1999 Performance Stock Option Plan Stock Option Agreement,
          dated as of November 20, 2000, between the Registrant and
          Susan Nowakowski.***
    10.24 Amendment, dated as of July 24, 2001, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Registrant and Susan
          Nowakowski.***
    10.25 1999 Super-Performance Stock Option Plan Stock Option
          Agreement, dated as of November 20, 2000, between the
          Registrant and Susan Nowakowski.***
    10.26 Amendment, dated as of July 24, 2001, to the 1999
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of November 20, 2000, between the Registrant and
          Susan Nowakowski.***
    10.27 1999 Performance Stock Option Plan Stock Option Agreement,
          dated as of December 13, 2000, between the Registrant and
          Steven Francis.***
    10.28 Amendment, dated as of July 24, 2001, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Steven
          Francis.***
    10.29 1999 Super-Performance Stock Option Plan Stock Option
          Agreement, dated as of December 13, 2000, between the
          Registrant and Steven Francis.***
    10.30 Amendment, dated as of July 24, 2001, to the 1999
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of December 13, 2000, between the Registrant and
          Steven Francis.***
    10.31 1999 Performance Stock Option Plan Stock Option Agreement,
          dated as of December 13, 2000, between the Registrant and
          Susan Nowakowski.***

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
    10.32 Amendment, dated as of July 24, 2001, to the 1999
          Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Registrant and Susan
          Nowakowski.***
    10.33 1999 Super-Performance Stock Option Plan Stock Option
          Agreement, dated as of December 13, 2000, between the
          Registrant and Susan Nowakowski.***
    10.34 Amendment, dated as of July 24, 2001, to the 1999
          Super-Performance Stock Option Plan Stock Option Agreement,
          dated as of December 13, 2001, between the Registrant and
          Susan Nowakowski.***
    10.35 2001 Stock Option Plan Stock Option Agreement between the
          Registrant and Donald Myll.***
    10.36 Form of Amended and Restated Financial Advisory Agreement
          between the Registrant and Haas Wheat & Partners, L.P.***
    10.37 Form of Amended and Restated Credit Agreement.*
    10.38 AMN Healthcare Services, Inc. 2001 Senior Management Bonus
          Plan.***
    16.1  Letter from Deloitte & Touche LLP regarding change in certifying accountant.***
    21.1  Subsidiaries of the Registrant.**
    23.1  Consent of Paul, Weiss, Rifkind, Wharton & Garrison
          (included in Exhibit 5.1).*
    23.2  Independent Auditors' Report on Schedule and Consent of KPMG
          LLP with respect to the Registrant.***
    23.3  Consent of KPMG LLP with respect to Preferred Healthcare
          Staffing, Inc.***
    23.4  Consent of KPMG LLP with respect to O'Grady-Peyton
          International (USA), Inc.***
    23.5  Consent of Deloitte & Touche LLP with respect to the
          Registrant.***
    23.6  Independent Auditors' Report on Schedule of Deloitte &
          Touche LLP with respect to the Registrant.***
    23.7  Consent of DDK & Company LLP with respect to Nurses RX,
          Inc.***
    24.1  Power of Attorney.**
    99.1  Consent of Michael Gallagher to be named as a director nominee.***
    99.2  Consent of Andrew Stern to be named as a director
          nominee.***


---------------

  *To be provided by amendment.



 **Previously filed.



***Filed herewith.